                                  SCHEDULE 14A
                                 (RULE 14A-10)
                    Information Required in Proxy Statement
                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
             the Securities Exchange Act of 1934 (Amendment No. 1)

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material pursuant to Rule 14a-11(c) or Rule 14a-12

                                          ALAMO GROUP INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
         -----------------------------------------------------------------------
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------

/X/  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
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
           [LOGO]

                                                                October 21, 1998

Dear Fellow Stockholders:

    As you may know, Alamo Group Inc. has entered into a merger agreement that would result in Alamo becoming a wholly owned subsidiary of WEC Company. WEC is a wholly owned subsidiary of Woods Equipment Company, and is the vehicle through which Woods conducts its operations.

    If the merger is completed, you will receive $18.50 in cash, without interest, for each share of Alamo common stock that you own.

    YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF STOCKHOLDERS AND RECOMMENDS THAT STOCKHOLDERS VOTE FOR ADOPTION OF THE MERGER AGREEMENT.

    In arriving at its decision to approve and recommend the merger, the Board of Directors has carefully reviewed and considered the terms and conditions of the proposed merger, as well as a number of other factors, including the opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated to the effect that, as of the date of such opinion, the merger consideration to be received by Alamo stockholders pursuant to the merger was fair to such stockholders from a financial point of view. Such opinion was subsequently reconfirmed as of the date of the attached proxy statement.

    The merger cannot be completed unless the stockholders of Alamo adopt the merger agreement. We have scheduled a special meeting for our stockholders to vote on the merger. YOUR VOTE IS VERY IMPORTANT.

    You are cordially invited to attend the special meeting. The special meeting will be held at NationsBank Plaza, 6th Floor, 300 Convent Street, San Antonio, Texas, at 8:30 a.m. (Central time) on November 18, 1998. Whether or not you plan to attend the meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the merger. If you fail to return your proxy card, the effect will be a vote against the merger.

    The attached proxy statement provides you with detailed information about the proposed merger. In addition, you may obtain information about our company from documents that we have filed with the Securities and Exchange Commission. We encourage you to read this entire document carefully.

    On behalf of the Board of Directors of Alamo, I would like to thank you for your support over the years.

                                          Sincerely,

                                                [LOGO]

                                          Donald J. Douglass
                                          CHAIRMAN AND CHIEF EXECUTIVE OFFICER

           PLEASE DO NOT SEND IN ANY STOCK CERTIFICATES AT THIS TIME

                                     [LOGO]

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

    The special meeting of stockholders (together with any postponements or adjournments thereof, the "Special Meeting") of Alamo Group Inc. (the "Company") will be held at NationsBank Plaza, 6th Floor, 300 Convent Street, San Antonio, Texas, 1998 at 8:30 a.m., Central time, on November 18, 1998 for the following purposes:

    1. To consider and act upon a proposal to adopt the Agreement and Plan of Merger, dated as of August 18, 1998 and amended and restated as of September 4, 1998 (as so amended and restated, the "Merger Agreement") among the Company, WEC Company, a Delaware corporation ("WEC"), and AGI Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of WEC ("AGI"), pursuant to which AGI will be merged with and into the Company (the "Merger") and each share of common stock, par value $.10 per share, of the Company (the "Common Stock") will be converted into the right to receive $18.50 in cash.

    2. To consider and act upon such other business and matters or proposals as may properly come before the Special Meeting.

    The Board of Directors of the Company has fixed the close of business on October 5, 1998 as the record date (the "Record Date") for determining the stockholders having the right to receive notice of and to vote at the Special Meeting. Only stockholders of record at the close of business on such date are entitled to notice of and to vote at the Special Meeting. A list of stockholders entitled to vote at the Special Meeting will be available during usual business hours at the San Antonio office of the Company, 750 East Mulberry, Suite 401, San Antonio, Texas, for ten days prior to the Special Meeting, for inspection by any stockholder of the Company. Only business within the purposes described in this Notice may be conducted at the Special Meeting.

    Adoption of the Merger Agreement requires the affirmative vote of a majority of the shares of common stock outstanding on the Record Date. As of the Record Date, there were 9,735,759 shares of Common Stock outstanding, each of which is entitled to one vote in person or by proxy with respect to each matter to be voted on by holders of Common Stock at the Special Meeting.

    All stockholders are cordially invited to attend the Special Meeting.

                                         By order of the Board of Directors

                                                        [LOGO]

                                         Robert H. George

                                         SECRETARY

Seguin, Texas

October 21, 1998

    IT IS IMPORTANT THAT THE ENCLOSED PROXY CARD BE SIGNED, DATED AND PROMPTLY RETURNED SO THAT YOUR SHARES WILL BE REPRESENTED WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. A PRE-ADDRESSED ENVELOPE IS ENCLOSED FOR THAT PURPOSE. IF NO INSTRUCTIONS ARE INDICATED ON YOUR PROXY, YOUR SHARES OF COMMON STOCK WILL BE VOTED "FOR" APPROVAL AND ADOPTION OF THE MERGER AND THE MERGER AGREEMENT. EXECUTION OF A PROXY WILL NOT IN ANY WAY AFFECT A STOCKHOLDER'S RIGHT TO ATTEND THE SPECIAL MEETING AND VOTE IN PERSON. ANY STOCKHOLDER GIVING A PROXY HAS THE RIGHT TO REVOKE IT AT ANY TIME, BEFORE IT IS EXERCISED, BY WRITTEN NOTICE TO CHASEMELLON SHAREHOLDER SERVICES, L.L.C., 88 CHALLENGER ROAD, RIDGEFIELD PARK, NEW JERSEY 07660. IN ADDITION, STOCKHOLDERS ATTENDING THE SPECIAL MEETING MAY REVOKE THEIR PROXIES AT ANY TIME BEFORE THEY ARE EXERCISED.

                           YOU SHOULD NOT SEND STOCK
                       CERTIFICATES WITH YOUR PROXY CARD.

                                     [LOGO]

                  MERGER PROPOSED--YOUR VOTE IS VERY IMPORTANT

    Alamo Group Inc. has entered into a merger agreement which would result in the acquisition of Alamo by WEC Company. Pursuant to the merger agreement among Alamo, WEC and AGI Acquisition Corp., AGI will merge with and into Alamo, as a result of which Alamo will become a wholly owned subsidiary of WEC. AGI is a wholly owned subsidiary of WEC and WEC is a wholly owned subsidiary of Woods Equipment Company.

    If the merger is completed, each share of your Alamo common stock will be converted into the right to receive $18.50 in cash.

    The Alamo Board of Directors, after careful consideration, has unanimously approved the merger agreement, determined that the merger is fair to and in the best interests of Alamo stockholders and recommends that you vote FOR adoption of the merger agreement.

    The merger cannot be completed without the approval of Alamo stockholders holding at least a majority of Alamo's outstanding common stock. We have scheduled a special meeting for our stockholders to vote on the merger. YOUR VOTE IS VERY IMPORTANT.

    Whether or not you plan to attend the meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the merger. If you fail to return your card, the effect will be a vote against the merger.

    Concurrently with the execution of the merger agreement, WEC entered into option agreements with Donald J. Douglass (and certain affiliates of Mr. Douglass) and Capital Southwest Venture Corporation pursuant to which such stockholders have granted WEC the option under certain circumstances to acquire shares owned by them that collectively represent approximately 39.5% of the outstanding shares of Alamo common stock for $18.50 per share and have agreed to vote such shares for adoption of the merger agreement.

    The date, time and place of the meeting is as follows:

    Wednesday, November 18, 1998

    8:30 a.m. (Central time)

    NationsBank Plaza

    6(th) Floor

    300 Convent Street

    San Antonio, Texas

    This Proxy Statement provides you with detailed information about the proposed merger. In addition, you may obtain information about Alamo from documents that we have filed with the Securities and Exchange Commission. We encourage you to read this entire document carefully.

    Proxy Statement dated October 21, 1998, and first mailed to stockholders on October 22, 1998.

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
QUESTIONS AND ANSWERS ABOUT THE MERGER....................................     1
SUMMARY...................................................................     3
  The Companies...........................................................     3
  The Special Meeting.....................................................     3
  Vote Required...........................................................     3
  Record Date; Voting Power...............................................     4
  Summary of Transaction..................................................     4
  Recommendation to Stockholders..........................................     4
  Reasons for the Merger..................................................     4
  Effects of the Merger...................................................     4
  Interests of Certain Persons in the Merger..............................     4
  Conditions to the Merger................................................     4
  Current State of Financial Markets......................................     5
  No Solicitation by Alamo................................................     5
  Certain Option Agreements to Acquire Shares of Alamo Common Stock.......     5
  Regulatory Matters......................................................     6
  Termination of the Merger Agreement.....................................     6
  Termination Fees........................................................     6
  Opinion of Financial Advisor............................................     7
  Federal Income Tax Consequences.........................................     7
  Appraisal Rights........................................................     7
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA...........................     8
THE SPECIAL MEETING.......................................................     9
  General.................................................................     9
  Solicitation, Voting and Revocability of Proxies........................     9
BACKGROUND OF AND REASONS FOR THE MERGER..................................    10
  Background of the Merger................................................    10
  The Company's Reasons for the Merger; Recommendation of the Board of
    Directors.............................................................    15
  Opinion of Financial Advisor............................................    16
  Effective Time..........................................................    19
  Interests of Certain Persons in the Merger..............................    20
  Accounting Treatment....................................................    20
  Certain Federal Income Tax Consequences of the Merger...................    20
  Regulatory Approvals....................................................    21
  Payment for Shares and Surrender of Stock Certificates..................    21
  Certain Effects of the Merger...........................................    22
  Appraisal Rights........................................................    22
THE MERGER AGREEMENT......................................................    25
  General.................................................................    25
  Representations and Warranties..........................................    25
  Conduct of Business Pending the Closing.................................    26
  No Solicitation.........................................................    27
  Certain Other Covenants.................................................    28
  Conditions to Closing...................................................    30
  Indemnification.........................................................    32
  Termination.............................................................    32
  Termination Fees........................................................    33
OPTION AGREEMENTS.........................................................    34
HISTORICAL MARKET PRICE AND DIVIDEND DATA.................................    36
BENEFICIAL OWNERSHIP OF COMMON STOCK......................................    37
WHERE YOU CAN FIND MORE INFORMATION.......................................    39
INDEPENDENT AUDITORS......................................................    39
OTHER MATTERS.............................................................    40

APPENDIX A--The Merger Agreement

APPENDIX B--Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated

APPENDIX C--Section 262 of the Delaware General Corporation Law

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:         PLEASE DESCRIBE THE MERGER.

A:         In the proposed merger, AGI Acquisition
           Corp., a wholly owned subsidiary of WEC
           Company, will merge with and into
           Alamo. WEC is itself a wholly owned
           subsidiary of Woods Equipment Company.
           After the merger, Alamo will be a
           wholly owned subsidiary of WEC. The
           merger requires the approval of the
           holders of a majority of the shares of
           Alamo common stock outstanding on
           October 5, 1998.

Q:         WHY IS ALAMO PROPOSING TO MERGE?

A:         Alamo believes the merger provides
           stockholders with the best means for
           maximizing the value of their holdings.
           Alamo stockholders will receive $18.50
           in cash for each share of Alamo common
           stock they own. This represents a
           premium of 16% over the closing price
           for Alamo common stock on August 17,
           1998, the last trading day prior to the
           announcement of the execution of the
           merger agreement.

Q:         WHEN IS THE SPECIAL MEETING?

A:         The special meeting will take place on
           November 18, 1998. At the meeting,
           holders of Alamo common stock will be
           asked to adopt the merger agreement.

Q:         WHAT DO I NEED TO DO NOW?

A:         After carefully reading and considering
           the information contained in this
           document, please fill out and sign your
           proxy card. Then mail your signed proxy
           card in the enclosed return envelope as
           soon as possible so that your shares
           may be represented at the special
           meeting.

Q:         IF MY ALAMO SHARES ARE HELD IN "STREET
           NAME" BY MY BROKER, WILL MY BROKER VOTE
           MY SHARES ON THE MERGER FOR ME?

A:         Your broker will vote your shares of
           Alamo common stock for or against the
           merger only if you provide instructions
           on how to vote. You should follow the
           directions provided by your broker
           regarding how to instruct your broker
           to vote your shares. Without
           instructions, your shares of Alamo
           common stock will not be voted. SHARES
           OF ALAMO COMMON STOCK THAT ARE NOT
           VOTED WILL HAVE THE EFFECT OF VOTES
           AGAINST THE MERGER.

Q:         CAN I CHANGE MY VOTE AFTER I HAVE
           MAILED MY SIGNED PROXY CARD?

A:         You can change your vote at any time
           before your proxy is voted at the
           special meeting. You can do this in one
           of three ways. First, you can send a
           written notice stating that you would
           like to revoke your proxy. Second, you
           can complete and submit a new proxy
           card. If you choose either of these two
           methods, you must submit your notice of
           revocation or your new proxy card to
           ChaseMellon Shareholder Services,
           L.L.C. at the address on page 10.
           Third, you can attend the special
           meeting and vote in person. Simply
           attending the meeting, without further
           action, will not revoke your proxy.

Q:         SHOULD I SEND IN MY STOCK CERTIFICATES
           NOW?

A:         No. After the merger is completed, you
           will be sent written instructions for
           exchanging your stock certificates.

Q:         WHEN DO YOU EXPECT THE MERGER TO BE
           COMPLETED?

A:         We are working towards completing the
           merger as quickly as conditions permit.
           In addition to stockholder approval,
           consummation of the merger is subject
           to satisfaction of certain other
           conditions, including expiration or
           termination of the applicable waiting
           period under the Hart-Scott-Rodino
           Antitrust Improvements Act of 1976, and
           the absence of any condition in the
           capital or financial markets generally
           which would reasonably be expected to
           materially adversely affect the
           syndication of leveraged bank credit
           facilities or the consummation of high
           yield debt offerings (the "Market-out
           Condition"). The merger agreement
           generally permits each of Alamo, WEC
           and AGI to terminate the merger
           agreement if the merger is not
           completed prior to March 31, 1999,
           except that if stockholder approval is
           obtained and once all conditions other
           than the Market-out Condition are
           satisfied, such date would be
           accelerated to January 31, 1999.

Q:         WILL I RECOGNIZE TAXABLE GAIN OR LOSS
           ON THE TRANSACTION?

A:         Yes. If the merger is completed, you
           will recognize gain or loss for federal
           income tax purposes in the amount by
           which $18.50 exceeds, or is less than,
           your tax basis in your shares of Alamo
           common stock. You are urged to consult
           your tax advisor to determine your
           particular tax consequences.

Q:         WHO CAN HELP ANSWER MY QUESTIONS?

A:         If you have more questions about the
           merger, please call Robert George,
           Secretary, at (830) 372-9621.

           If you would like additional copies of
           this Proxy Statement, you should
           contact:

           ChaseMellon Shareholder Services,
           L.L.C.
           88 Challenger Road
           Ridgefield Park, New Jersey 07660
           Phone Number: 1-800-635-9270

                                    SUMMARY

    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS DOCUMENT AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND THE MERGER AND RELATED MATTERS FULLY AND FOR A MORE COMPLETE DESCRIPTION OF THE LEGAL TERMS OF THE MERGER, YOU SHOULD READ CAREFULLY THIS ENTIRE DOCUMENT AND THE DOCUMENTS TO WHICH WE HAVE REFERRED YOU. SEE "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE 39. WE HAVE INCLUDED PAGE REFERENCES IN PARENTHESES TO DIRECT YOU TO A MORE COMPLETE DESCRIPTION OF THE TOPICS PRESENTED IN THIS SUMMARY.

THE COMPANIES

ALAMO GROUP INC.

1502 E. Walnut

Seguin, TX 78155

(830) 379-1480

    Alamo is a leading manufacturer of high quality, tractor-mounted mowing and other vegetation maintenance equipment and replacement parts for industrial and agricultural end-users. Alamo maintains production facilities in the United States, England and France and sells its products through an extensive network of dealers worldwide.

WOODS EQUIPMENT COMPANY

6944 Newburg Road

Rockford, Illinois 61108

(815) 381-6000

    Woods is a holding company which owns all of the shares of capital stock of WEC. WEC is the only direct subsidiary of Woods. In August 1998, Woods was recapitalized by Madison Dearborn Capital Partners II, L.P. and certain members of Woods' management. As a result of this recapitalization, Madison Dearborn Capital Partners II, L.P., an investment fund managed by Madison Dearborn Partners, Inc., a private equity firm based in Chicago, Illinois, acquired approximately 86% of the shares of capital stock of Woods.

WEC COMPANY

6944 Newburg Road

Rockford, Illinois 61108

(815) 381-6000
    WEC, founded in 1947, is a leading manufacturer of attachments for agricultural, grounds maintenance and construction equipment. Products manufactured and sold by WEC are used in a broad range of agricultural, residential, commercial, industrial and government applications and enable end-users to expand the functionality and versatility of tractors and other prime movers. WEC markets products under the tradenames
WOODS-REGISTERED TRADEMARK-, GANNON-REGISTERED TRADEMARK-, ALLOWAY-REGISTERED TRADEMARK- and WAIN-ROY-REGISTERED TRADEMARK- through a network of approximately 5,500 independent dealers located throughout North America. WEC is a wholly-owned subsidiary of Woods.

AGI ACQUISITION CORP.

6944 Newburg Road

Rockford, Illinois 61108

(815) 381-6000

    WEC organized AGI in August 1998 in order to aid in completion of the merger. AGI has not conducted any unrelated activities since its organization.

THE SPECIAL MEETING (SEE PAGE 9)

    The special meeting will be held at NationsBank Plaza, 6(th) Floor, 300 Convent Street, San Antonio, Texas, at 8:30 a.m. (Central time), on November 18, 1998. At the meeting, stockholders will be asked to adopt the merger agreement.

VOTE REQUIRED (SEE PAGE 9)

    The affirmative vote of holders of a majority of the outstanding shares of Alamo common stock is required to adopt the merger agreement.

    Certain stockholders have already agreed to vote shares owned by them that collectively represent approximately 39.5% of the outstanding shares of Alamo common stock in favor of adoption of the merger agreement.

RECORD DATE; VOTING POWER (SEE PAGE 9)

    You are entitled to vote at the special meeting if you owned shares of Alamo common stock as of the close of business (5:00 p.m.), on October 5, 1998, the record date.

    On the record date, there were 9,735,759 shares of Alamo common stock outstanding and entitled to vote at the special meeting. Stockholders will be entitled to one vote at the special meeting for each share of Alamo common stock held on the record date.

SUMMARY OF TRANSACTION (SEE PAGE 9)

    Pursuant to the merger agreement, AGI will merge with and into Alamo and Alamo will continue as the surviving corporation, but as a wholly owned subsidiary of WEC. As a result of the merger, each outstanding share of Alamo common stock will be converted into the right to receive $18.50 in cash, without interest. Stockholders should not send in their stock certificates until instructed to do so after the merger is completed.

    THE MERGER AGREEMENT IS INCLUDED AS APPENDIX A TO THIS PROXY STATEMENT. YOU ARE ENCOURAGED TO READ THE MERGER AGREEMENT BECAUSE IT IS THE LEGAL DOCUMENT THAT GOVERNS THE MERGER.

RECOMMENDATION TO STOCKHOLDERS (SEE PAGE 15)

    The Board of Directors of Alamo has unanimously approved the merger agreement and recommends that you vote FOR the proposal to adopt the merger agreement.

REASONS FOR THE MERGER (SEE PAGE 15)

    The Board of Directors of Alamo believes that the merger provides stockholders with the best means for maximizing the value of their holdings. In the merger, stockholders will receive $18.50 in cash for each share of Alamo common stock they own. This represents a premium of 16% over the closing price for Alamo common stock on August 17, 1998, the last day prior to the announcement of the execution of the merger agreement.
    This and other reasons for approving and recommending the merger identified by the Board of Directors are explained in greater detail on pages 10 through 13 of this document.

EFFECTS OF THE MERGER (SEE PAGE 22)

    Following the merger, Woods, through its subsidiary WEC, will own 100% of Alamo's outstanding stock and those stockholders who held shares of Alamo common stock prior to the effective time of the merger will cease to have any ownership interests in Alamo or rights as a stockholder (other than statutory appraisal rights, if you have perfected such rights according to Delaware law). You will no longer benefit from any increase in the value of Alamo or any payment of dividends on Alamo common stock and will no longer bear the risk of any decrease in the value of Alamo. As a result of the merger, Alamo common stock will cease to be traded on the New York Stock Exchange and Alamo will no longer be required to file periodic reports with the Securities and Exchange Commission.

INTERESTS OF CERTAIN PERSONS IN THE MERGER (SEE PAGE 20)

    A number of officers and directors of Alamo have interests in the merger that are different from or in addition to your interests. The Board of Directors of Alamo was aware of these interests and considered them in approving and adopting the merger and the merger agreement.

CONDITIONS TO THE MERGER (SEE PAGE 30)

    Completion of the merger is subject to the satisfaction or (where permissible) waiver of several conditions, including the following:

    - adoption of the merger agreement by the stockholders of Alamo;

    - no law having been enacted or injunction having been entered that effectively prohibits the merger;

    - no more than 4% of the outstanding shares having properly exercised dissenter's rights;

    - none of the following having occurred or be continuing:

        (a) suspension of trading, or limitation of prices for, securities on the New York Stock Exchange, the American Stock Exchange or the NASDAQ National Market;

        (b) declaration of a banking moratorium;

        (c) commencement of war, armed hostilities or other international or national calamity or emergency or a material worsening thereof involving the United States; or

        (d) any condition or change in the capital or financial markets generally which would reasonably be expected to materially adversely affect the syndication of leveraged bank credit facilities or the consummation of high yield debt offerings (the "Market-out Condition").

    - representations and warranties contained in the merger agreement being true and correct in all material respects as of the closing of the merger;

    - receipt of an opinion regarding the solvency of Alamo after giving effect to the merger.

CURRENT STATE OF FINANCIAL MARKETS (SEE PAGE 12)

    During the latter part of September 1998 and through the first half of October 1998, including pursuant to a letter from WEC to Alamo dated October 16, 1998, Woods informed Alamo that conditions in the financial markets currently exist that would reasonably be expected to materially adversely affect the syndication of leveraged bank credit facilities or the consummation of high yield debt offerings. If current financial market conditions persist, it could result in the failure of the Market-out Condition to the closing of the merger summarized above. Woods has also informed Alamo that, in light of general economic and industry conditions, it is carefully monitoring developments in Alamo's operations and in the business sectors in which Alamo competes in order to determine whether any such developments would reasonably be expected to have a material adverse effect on Alamo or its prospects. If such developments were to arise, it could result in the failure of the condition to the closing of the merger summarized above that each of Alamo's representations and warranties in the merger agreement be true and correct in all material respects as of the closing.

NO SOLICITATION BY ALAMO (SEE PAGE 27)

    Alamo has agreed that it will not initiate any discussions regarding a business combination involving Alamo and any other party.

CERTAIN OPTION AGREEMENTS TO ACQUIRE SHARES OF ALAMO COMMON STOCK (SEE PAGE 34)

    Donald J. Douglass (and certain affiliates of Mr. Douglass) and Capital Southwest Venture Corporation have entered into option agreements pursuant to which such stockholders have agreed to vote shares owned by them that collectively represent approximately 39.5% of the outstanding Alamo common stock in favor of adoption of the merger agreement and have granted to WEC an option to buy such shares if, among other things:

    - prior to the special meeting, the Alamo Board of Directors withdraws or modifies or amends in a manner adverse to WEC its approval or recommendation of the merger; or

    - any third party, subject to certain exceptions, acquires 15% or more of the outstanding shares of Alamo common stock; or

    - any third party commences, or announces an intention to commence, a tender offer and would, if the tender offer is completed, own 15% or more of the outstanding shares of Alamo common stock; or

    - the merger agreement is terminated by Alamo in connection with the determination of its Board of Directors to accept a proposal for an alternative transaction to the merger.

REGULATORY MATTERS (SEE PAGE 21)

    Under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the merger may not be consummated until the applicable waiting period requirements have been satisfied. Alamo and WEC made the required filings on September 28, 1998 and expect the waiting period to expire on October 28, 1998 if a second request for information is not made by the Federal Trade Commission.

TERMINATION OF THE MERGER AGREEMENT (SEE PAGE 32)

    The Boards of Directors of Alamo and WEC can jointly agree to terminate the merger agreement at any time without completing the merger. The merger agreement may also be terminated in certain other circumstances, as follows:

    Either by Alamo or WEC if:

    - the merger has not been completed by March 31, 1999 or such other date as the parties may have agreed upon, except that if stockholder approval is obtained and once all conditions other than the Market-out Condition are satisfied, such date would be accelerated to January 31, 1999 (except that no party may terminate the merger agreement if its breach is the reason that the merger has not been completed); or

    - any final court order or governmental decree prohibits the merger; or

    - the holders of Alamo common stock fail to adopt the merger agreement at the special meeting.

    WEC may terminate the merger agreement:

    - if any third party makes a tender offer for, and as a result becomes the owner of, 50% or more of the outstanding shares of Alamo common stock; or

    - if the special meeting is not convened prior to March 31, 1999 and the failure to convene the special meeting was not the fault of WEC or the result of any law or court order that prevented Alamo from convening the special meeting; or

    - if, prior to the special meeting, the Alamo Board of Directors withdraws or modifies or amends in a manner adverse to WEC its approval or recommendation of the merger; or

    - within three days of receiving notice that the Alamo Board of Directors has determined that its fiduciary obligations require it to discuss an acquisition offer with a third party.

    Alamo may terminate the merger agreement if the Alamo Board of Directors, under certain circumstances, determines that its fiduciary duties require it to accept an acquisition offer from a third party.

TERMINATION FEES (SEE PAGE 33)

    Alamo must pay a termination fee of $10 million, plus certain expenses, to
WEC:

    - if the merger agreement is terminated by Alamo because the Alamo Board of Directors, under certain circumstances, determines that its fiduciary obligations require it to accept an acquisition offer from a third party; or

    - if the merger agreement is terminated by WEC because a third party makes a tender offer for, and as a result becomes the owner of, 50% or more of the outstanding shares of Alamo common stock; or

    - if the merger agreement is terminated by WEC because prior to the special meeting, the Alamo Board of Directors withdraws or modifies or amends in a manner adverse to WEC its approval or recommendation of the merger.

    Alamo must pay a termination fee of $5 million, plus certain expenses, to
WEC:

    - if the merger agreement is terminated because the special meeting is not convened prior to March 31, 1999 and the failure to convene the special meeting was not the fault of WEC or the result of any law or court order which prevented Alamo from convening the special meeting; or

    - if, under certain circumstances, the Alamo stockholders fail to adopt the merger agreement at the special meeting.

    Alamo must pay a termination fee of $3 million, plus certain expenses, to WEC if WEC terminates the merger agreement within three days of receiving notice that the Alamo Board of Directors has determined that its fiduciary obligations require it to discuss an acquisition offer with a third party. Alamo must also pay WEC an additional $7 million if, within twelve (12) months from such termination, Alamo enters into any agreements regarding any acquisition offer with any third party (whether or not such acquisition offer was the subject of the notice which prompted WEC to terminate the merger agreement) or if any third party otherwise acquires 50% or more of the outstanding shares of Alamo common stock.

OPINION OF FINANCIAL ADVISOR (SEE PAGE 16)

    In deciding to approve the merger agreement, the Alamo Board of Directors considered the opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated, its financial advisor, to the effect that, as of the date of the merger agreement, the consideration to be received by Alamo stockholders pursuant to the merger was fair to such stockholders from a financial point of view. Such opinion was subsequently reconfirmed in a written opinion dated as of the date of this Proxy Statement. This subsequent opinion is included as Appendix B to this Proxy Statement, and we encourage you to read it.

FEDERAL INCOME TAX CONSEQUENCES (SEE PAGE 20)

    Your receipt of cash in exchange for shares of Alamo common stock in connection with the merger will be a taxable transaction for federal income tax purposes and also may be a taxable transaction under applicable state, local, foreign and other tax laws. Please consult your own tax advisor with respect to the tax consequences of the merger to you, including the applicability and the effect of federal, state, local, foreign and other tax laws.

    TAX MATTERS ARE VERY COMPLICATED AND THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND ON THE FACTS OF YOUR INDIVIDUAL SITUATION. ALAMO STOCKHOLDERS ARE ENCOURAGED TO REVIEW THE DISCUSSION UNDER "BACKGROUND OF AND REASONS FOR THE MERGER--CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER" AND TO CONSULT THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE MERGER.

APPRAISAL RIGHTS (SEE PAGE 22)

    Alamo stockholders have the right to exercise appraisal rights under Delaware law if they comply with the requirements set forth in Section 262 of the Delaware General Corporation Law. The procedures which you must follow in order to exercise your appraisal rights are described in this Proxy Statement and the text of Section 262 of the Delaware General Corporate Law, which is included as Appendix C to this Proxy Statement, and we encourage you to read it.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

    The following selected financial data for the five years ended December 31, 1997 are derived from the audited consolidated financial statements of Alamo. The financial data for the six month periods ended June 30, 1998 and 1997 are derived from Alamo's unaudited financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which the Company considers necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the six months ended June 30, 1998 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1998. The data should be read in conjunction with the consolidated financial statements, related notes, and other financial information incorporated by reference herein. See "WHERE YOU CAN FIND MORE INFORMATION" on page 39.

                                                                                                                  SIX MONTHS
                                                                       YEAR ENDED                                   ENDED
                                         -----------------------------------------------------------------------  ----------
                                         JANUARY 1,   DECEMBER 31,   DECEMBER 30,   DECEMBER 31,   DECEMBER 31,    JUNE 30,
                                            1994          1994           1995           1996           1997          1997
                                         -----------  -------------  -------------  -------------  -------------  ----------
                                                            (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
OPERATING DATA:
Net sales..............................   $  88,519    $   119,643    $   163,852    $   183,595    $   203,092   $  110,076
Cost of sales..........................      63,138         86,338        120,648        138,460        149,940       80,771
                                         -----------  -------------  -------------  -------------  -------------  ----------
Gross profit...........................      25,381         33,305         43,204         45,135         53,152       29,305
Selling, general and administrative
  expenses.............................      13,051         18,133         24,301         29,785         31,026       15,066
                                         -----------  -------------  -------------  -------------  -------------  ----------
Income from operations.................      12,330         15,172         18,903         15,350         22,126       14,239
Interest expense.......................        (647)        (1,777)        (2,647)        (2,631)        (2,262)      (1,185)
Interest income........................         174            322            441            664            523          222
Other income (expense) net.............         368            538          1,082            339            208          (55)
                                         -----------  -------------  -------------  -------------  -------------  ----------
Income before taxes....................      12,225         14,255         17,779         13,722         20,595       13,221
Provision for income taxes.............       4,440          5,089          6,164          4,960          6,995        4,753
                                         -----------  -------------  -------------  -------------  -------------  ----------
Net income.............................   $   7,785    $     9,166    $    11,615    $     8,762    $    13,600   $    8,468
                                         -----------  -------------  -------------  -------------  -------------  ----------
                                         -----------  -------------  -------------  -------------  -------------  ----------
Net income per common share:
  Basic................................   $    1.09    $      1.21    $      1.36    $      0.91    $      1.42   $     0.88
  Diluted..............................        1.08           1.21           1.35           0.91           1.41         0.88
Average common shares:
  Basic................................       7,159          7,547          8,541          9,585          9,602        9,592
  Diluted..............................       7,193          7,604          8,619          9,641          9,674        9,651
BALANCE SHEET DATA:
  (at end of period)
Total assets...........................   $  75,091    $    99,160    $   151,571    $   153,862    $   156,124   $ $170,107
Total current liabilities..............      23,510         23,394         22,112         19,752         19,876       29,174
Long-term debt, net of current
  maturities...........................       8,920         24,513         37,309         35,299         28,617       36,794
Deferred income taxes..................         951          1,087          1,445          1,561          1,366        1,580
Stockholders' equity...................      41,710         50,166         90,705         97,250        106,265      102,559
CASH FLOW DATA:
Cash flows provided (used) by:
  Operating activities.................        (393)         9,801            118          9,627         12,303        4,204
  Investing activities.................      (9,967)        (3,580)       (21,790)        (2,924)        (4,311)      (2,312)
  Financing activities.................      10,559         (4,925)        21,558         (6,332)        (9,275)          (1)
OTHER DATA:
Ratio of earnings to fixed charges.....       15.44x          7.79x          6.96x          5.52x          8.76x       10.31x
Book value per share:
  Basic................................   $    5.83    $      6.65    $     10.62    $     10.15    $     11.07   $    10.69
  Diluted..............................        5.80           6.60          10.52          10.09          10.98        10.63


                                          JUNE 30,
                                            1998
                                         ----------

OPERATING DATA:
Net sales..............................  $  109,119
Cost of sales..........................      81,571
                                         ----------
Gross profit...........................      27,548
Selling, general and administrative
  expenses.............................      15,821
                                         ----------
Income from operations.................      11,727
Interest expense.......................      (1,454)
Interest income........................         316
Other income (expense) net.............        (219)
                                         ----------
Income before taxes....................      10,370
Provision for income taxes.............       3,972
                                         ----------
Net income.............................  $    6,398
                                         ----------
                                         ----------
Net income per common share:
  Basic................................  $     0.66
  Diluted..............................        0.66
Average common shares:
  Basic................................       9,693
  Diluted..............................       9,718
BALANCE SHEET DATA:
  (at end of period)
Total assets...........................  $  174,796
Total current liabilities..............      26,543
Long-term debt, net of current
  maturities...........................      36,023
Deferred income taxes..................       1,378
Stockholders' equity...................     110,852
CASH FLOW DATA:
Cash flows provided (used) by:
  Operating activities.................      (3,376)
  Investing activities.................      (2,322)
  Financing activities.................       5,188
OTHER DATA:
Ratio of earnings to fixed charges.....        7.19x
Book value per share:
  Basic................................  $    11.44
  Diluted..............................       11.41

------------------------------

NOTE: Until 1996, Alamo's fiscal year comprised either a 52 or 53 week period that ended on the Saturday closest to December 31. In 1996, Alamo changed to a calendar year basis. There are no material differences in the data presented that result from this change.

                              THE SPECIAL MEETING

GENERAL

    This proxy statement (this "Proxy Statement") is being furnished to holders ("Stockholders") of the common stock, par value $.10 (the "Common Stock"), of Alamo Group Inc. (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board") for use at a special meeting of the Company's Stockholders to be held on Tuesday, November 18, 1998 at 8:30 a.m. (Central time) at NationsBank Plaza, 6(th) Floor, 300 Convent Street, San Antonio, Texas (together with any adjournments or postponements thereof, the "Special Meeting"). This Proxy Statement, the enclosed Notice of Special Meeting of Stockholders and the form of proxy are first being mailed to Stockholders on or about October 20, 1998.

    The purpose of the Special Meeting is (i) to adopt the Agreement and Plan of Merger, dated as of August 18, 1998 and as amended and restated on September 4, 1998 (as so amended and restated, the "Merger Agreement"), by and among the Company, WEC Company ("WEC"), a Delaware corporation and a wholly owned subsidiary of Woods Equipment Company ("Woods"), and AGI Acquisition Corp. ("AGI"), a Delaware corporation and a wholly owned subsidiary of WEC, pursuant to which (A) AGI will merge with and into the Company (the "Merger"), with the Company being the surviving corporation (the "Surviving Corporation") and becoming a wholly owned subsidiary of WEC and (B) all issued and outstanding shares of Common Stock (except those which are owned by the Company, WEC or their respective wholly-owned subsidiaries or as to which appraisal rights have been perfected) will be converted into the right to receive $18.50 in cash, without interest thereon (the "Merger Consideration"), and (ii) to transact such other business as may properly come before the Special Meeting.

    The Merger is subject to a number of conditions, including the receipt of required regulatory and Stockholder approvals.

SOLICITATION, VOTING AND REVOCABILITY OF PROXIES

    The Board has fixed the close of business on October 5, 1998 as the record date for determination of Stockholders entitled to notice of, and to vote at, the Special Meeting (the "Record Date"). Stockholders as of the Record Date are entitled to notice of, and to vote at, the Special Meeting. Accordingly, only holders of record of shares of Common Stock at the close of business on such date will be entitled to vote at the Special Meeting. Each holder of Common Stock on the Record Date will be entitled to one vote per share held on all matters properly presented at the Special Meeting. As of the close of business on the Record Date, there were 9,735,759 shares of Common Stock outstanding and entitled to vote at the Special Meeting, held by 211 holders of record. The presence in person or by proxy at the Special Meeting of Stockholders entitled to cast a majority of the votes that all Stockholders are entitled to cast shall constitute a quorum. Adoption of the Merger Agreement requires the approval of the holders of a majority of the outstanding shares of Common Stock. Abstentions will be counted for purposes of determining whether a quorum exists at the Special Meeting, but will have the same effect as votes against adoption of the Merger Agreement. In addition, under the applicable rules of the New York Stock Exchange, Inc. (the "NYSE"), brokers who hold shares in street name for customers who are the beneficial owners of such shares are prohibited from giving a proxy to vote such customers' shares with respect to the proposal to adopt the Merger Agreement in the absence of specific instructions from such customers ("broker non-votes"). Broker non-votes will also have the same effect as votes against adopting the Merger Agreement.

    Simultaneously with the execution of the Merger Agreement, Donald J. Douglass, the chairman of the Board and chief executive officer of the Company (and certain affiliates of Mr. Douglass), and Capital Southwest Venture Corporation entered into option agreements with WEC and AGI pursuant to which such Stockholders, among other things, agreed to vote, and granted an irrevocable proxy in favor of WEC to vote, shares owned by them that collectively represent approximately 39.5% of the outstanding Common

Stock (i) in favor of adoption of the Merger Agreement and (ii) against any other merger agreement or takeover proposal. See "OPTION AGREEMENTS."

    If the enclosed form of proxy is properly executed and returned to the Company in time to be voted at the Special Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. EXECUTED BUT UNMARKED PROXIES WILL BE VOTED FOR ADOPTION OF THE MERGER AGREEMENT. The Board does not know of any matters other than those described in the notice of the Special Meeting that are to come before the Special Meeting.

    If the Special Meeting is adjourned for any reason, the adoption of the Merger Agreement will be considered and voted upon by Stockholders at the Special Meeting if and when it is reconvened.

    The presence of a Stockholder at the Special Meeting will not automatically revoke such Stockholder's proxy. Any proxy given pursuant to this solicitation may be revoked by the person giving it by giving written notice of such revocation to the Secretary of the Company at any time before it is voted, by delivering to the Company a duly executed, later-dated proxy or by attending the Special Meeting and voting in person. All written notices of revocation and other communications with respect to revocation of proxies should be addressed to ChaseMellon Shareholder Services, L.L.C., 88 Challenger Road, Ridgefield Park, New Jersey 07660.

    The cost of soliciting proxies for the Special Meeting will be borne by the Company. In addition to the use of the mail, proxies may be solicited personally or by telephone, telegraph, facsimile or other means of communication by directors, officers or employees of the Company, who will not be specifically compensated for such activities, but who may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. The Company will also request persons, firms and companies holding shares in their names or in the name of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners. The Company will reimburse such persons for their reasonable expenses incurred in connection therewith. The Company has retained ChaseMellon Shareholder Services, L.L.C. to assist in the solicitation of proxies by the Company for a customary fee (estimated to be approximately $4,500), plus reasonable out-of-pocket expenses.

                    BACKGROUND OF AND REASONS FOR THE MERGER

BACKGROUND OF THE MERGER

    At a meeting held on August 18, 1998, the Board determined that the Merger is fair to and in the best interests of Stockholders, approved the Merger, the Merger Agreement and the transactions contemplated thereby, declared the Merger Agreement's advisability and determined to recommend to Stockholders that they vote for adoption of the Merger Agreement. See "--The Company's Reasons for the Merger; Recommendation of the Board of Directors." The following discussion sets forth certain information relating to the background of the Merger.

    The Board, as part of its ongoing oversight and planning, has from time to time considered various financial and other alternatives that might increase the value of the Company for all its Stockholders. At a regular Board meeting held on February 19, 1998, Brown & Wood LLP, counsel to the Company, reviewed with the Board its fiduciary duties in pursuing strategic alternatives. To assist the Board in exploring strategic alternatives, the Company retained Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") on February 23, 1998 as its financial advisor. In order to carry out its mandate, Merrill Lynch, with the assistance of certain members of senior management, began a due diligence examination of the Company in early March.

    At a Board meeting held on April 8, 1998, Merrill Lynch reviewed with the Board an analysis of various strategic alternatives intended to assist the Company in maximizing stockholder value. Included in Merrill Lynch's analysis was a sale of the Company. As part of the discussion of such analysis, Merrill Lynch outlined for the Board the methodology it would employ to seek potential acquirers. Merrill Lynch summarized the process it would follow in collecting and disseminating information about the business of the Company and identifying potential acquirers, and then discussed the time frame in which a transaction could potentially be accomplished and appropriate procedures that the Company should follow throughout the process. After consideration of the analysis presented and the strategic alternatives available, the Board concluded that pursuing a sale of the Company represented the best opportunity for maximizing Stockholder value.

    During the week of May 4, 1998, Merrill Lynch, on behalf of the Company, began contacting a broad range of potential strategic and financial acquirers regarding the feasibility of, and their interest in, pursuing a strategic transaction with the Company. Several parties who expressed preliminary interest executed confidentiality agreements and were provided with a confidential descriptive memorandum. Throughout this process, Merrill Lynch remained in regular contact with senior management concerning the progress of these efforts.

    On June 9, 1998, at a special meeting of the Board, Merrill Lynch reviewed the indications of interest received from interested parties, described the discussions with each interested party, the potential financial advantages and disadvantages of each such indication and related matters. Based upon the information presented, the Board decided to proceed with the next phase of the process, which included management presentations, facility tours and access to the Company data room. Among those parties who proceeded to the next phase of the process was Madison Dearborn Capital Partners II, L.P. ("Madison Dearborn"), acting on behalf of Woods. On August 4, 1998, pursuant to the final step of the auction process conducted by Merrill Lynch on behalf of the Company, Madison Dearborn, on behalf of Woods, submitted a written proposal regarding the acquisition by Woods through WEC of the outstanding shares of Common Stock at a price of $18.00 per share of Common Stock. The acquisition proposal submitted on behalf of Woods was subject, among other matters, to the condition that Madison Dearborn and Woods complete a recapitalization transaction (which was subsequently completed on August 7, 1998). Since the Board believed that this proposal represented the best available means of maximizing shareholder value, the Board instructed its financial and legal advisors, at a special meeting held on August 5, 1998, to explore a transaction with Woods. Accordingly, several telephonic conferences were held during the remainder of that week between representatives of Woods, their legal counsel, Merrill Lynch and the Company's legal counsel with respect to the proposed terms of the transaction. Woods conditioned its proposal on, among other matters, the requirement that Mr. Douglass (and certain of his affiliates) and Capital Southwest Venture Corporation (together, the "Option Stockholders") enter into option agreements (each an "Option Agreement" and together, the "Option Agreements") pursuant to which the Option Stockholders would grant to Woods or one of its affiliates an option to acquire the Option Stockholders' shares of Common Stock under certain circumstances and would agree to vote for the Merger.

    At a special meeting of the Board on August 10, 1998, Merrill Lynch summarized for the Board the details of the discussions that it had had with representatives of Woods during the previous week. The Board then discussed with Merrill Lynch and the Company's legal counsel the components of the bid, including the price and terms of the potential transaction. The Board also took note of, and discussed with Merrill Lynch, the fact that Woods had very recently been recapitalized in a transaction involving Madison Dearborn. The Board then authorized the Company's legal counsel and Merrill Lynch to continue discussions with respect to the terms of the proposed acquisition by Woods through a merger with a WEC acquisition vehicle, subject to Woods' agreeing to increase its proposed price of $18.00 per share. On August 11, after further conversations with representatives of Merrill Lynch, Woods increased its bid to $18.50 per share. As a result of further telephone conversations between Merrill Lynch and the Company's legal counsel with representatives of Woods and its legal counsel, representatives of the parties convened in New York on Friday, August 14 and negotiated the definitive terms of the Merger Agreement through Monday, August 17, 1998.

    In the afternoon of August 17, 1998, at a special meeting of the Board held to consider the structure and terms of the proposed transaction, Merrill Lynch reviewed certain financial analyses with the Board and delivered its oral opinion (which was subsequently confirmed in writing on August 18, 1998 and as of the date of this Proxy Statement) as to the fairness, from a financial point of view, of the consideration to be received by the Stockholders in the Merger. See "--Opinion of Financial Advisor." The Company's legal counsel then reviewed with the Board the negotiated terms of the proposed Merger Agreement and the Option Agreements and again reviewed with the Board its duties in connection with the transaction. After an extensive discussion, which at various times included Merrill Lynch and legal counsel, the meeting was adjourned to allow the individual Board members an opportunity for deliberation.

    The next day the Board reconvened and, after further discussion, voted to approve the Merger and the Merger Agreement and to approve the transactions contemplated thereby and declared the Merger Agreement's advisability. WEC, AGI and the Company then executed the Merger Agreement and shortly thereafter publicly announced the transaction. Concurrently with the execution of the Merger Agreement, the Option Stockholders, WEC and AGI entered into the Option Agreements. On September 4, 1998, the parties executed an amended and restated Merger Agreement to incorporate certain technical and typographical corrections.

    During the latter part of September 1998 and through the first half of October 1998, several conversations occurred between representatives of Woods and the Company regarding the ability of WEC to secure the financing to fund the Merger Consideration in view of the current status of the financial markets. On October 16, 1998, WEC delivered the following letter to the Company:

                                                            October 16, 1998

                    Re: Agreement and Plan of Merger, dated as of August 18,
                        1998, by and among Alamo Group Inc. (the "Company"), WEC Company (the "Buyer") and AGI Acquisition Corp. ("Acquisition"), as amended and restated as of September 4, 1998 (the "Agreement").

    Dear Gentlemen:

        Thank you for giving WEC Company the opportunity to provide information relating to the Agreement and the status of the transactions contemplated thereby for inclusion in the Company's proxy statement.

        In response to your request for information and cognizant of the terms of Sections 4(d)(ii), 6(a) and 6(e) of the Agreement, Buyer desires to inform Seller that, if the Closing were scheduled to occur as of October 16, 1998, the condition precedent to Buyer's obligation to effect the transactions contemplated by the Agreement set forth in
    Section 7(c)(vi) of the Agreement would not be satisfied.

        In recent meetings with Jim Smith in San Antonio, Texas and Don Douglass in Denver, Colorado, Paul Wood indicated, and Buyer continues to believe, that there exists and is continuing a condition in the credit markets that would reasonably be expected to materially adversely affect the syndication of leveraged bank credit facilities and the consummation of high yield offerings.

        Although Buyer can not forecast with any assurance the condition of the credit markets on November 16, 1998 (the target closing date under the Agreement) or thereafter, Buyer has grave concerns whether existing adverse conditions in the credit markets will sufficiently improve prior to January 31, 1999 to enable Buyer to consummate the merger on the terms contemplated by the Agreement.

        Furthermore, Don Douglass, Oran Logan and Jim Smith indicated on a recent telephone conference with Paul Wood that the Company was behind its 1998 annual forecast through the end of the month of August and that its September order rate had been disappointing. Buyer also notes that events have occurred which have adversely affected the value of other companies engaged in business lines comparable to those in which the Company engages, including a significant decline in the stock prices of such companies and the publication of adverse forecasts of the prospects of those businesses. Buyer desires to maintain its close working relationship with the Company's management to continue to monitor industry conditions, Company prospects, interim financial results and financial forecasts.

        Perhaps reflecting the market's view of the foregoing factors, Buyer notes that the Company's stock closed on October 15, 1998, at $13.25 per share, even though the per share merger consideration is $18.50 under the existing terms of the Agreement.

        By providing this information to the Company in connection with its preparation of its proxy statement, Buyer is not repudiating its obligations under the Agreement; to the contrary, the management and directors of Buyer remain hopeful that existing market, industry and Company conditions will improve sufficiently for Buyer to consummate the merger. Toward that end, Buyer has worked diligently on preparing its bank syndication and high-yield debt offering materials and had conducted numerous drafting sessions that included Credit Suisse First Boston and has incurred significant expense taking actions required for closing.

        We look forward to maintaining our close cooperation with the Company's management and directors in working together to address these issues. As always, we welcome any recommendations or proposals that the Company or its financial advisors may have regarding these matters that would improve the prospects for consummating a transaction between our two companies. In the meantime, Buyer continues apace with its preparations for the financing, so that, should conditions improve, it will be prepared to respond.

                                          Very truly yours,

                                          WEC COMPANY

                                          By: /s/ THOMAS R. REUSCHE
                                          --------------------------------------
                                            Thomas R. Reusche

    On October 19, 1998, the Company's counsel contacted WEC's counsel to request clarification as to whether the phrase "management and directors of [WEC] remain hopeful that existing market, industry and Company conditions will improve sufficiently for [WEC] to consummate the merger," which appears in the penultimate paragraph of WEC's October 16 letter, is intended to imply that WEC viewed existing industry and Company conditions to be such that certain of the Company's representations in the Merger Agreement were no longer accurate. The Company's counsel stated that neither the Company nor its financial or legal advisors had previously been advised that this was WEC's view. In response to this inquiry, WEC delivered the following letter to the Company in the evening on October 19, 1998:

                                                            October 19, 1998

                    Re: Agreement and Plan of Merger, dated as of August 18,
                        1998, by and among Alamo Group Inc. (the "Company"), WEC Company (the "Buyer") and AGI Acquisition Corp. ("Acquisition"), as amended and restated as of September 4, 1998 (the "Agreement").

    Dear Gentlemen:

        Buyer is hereby responding to Brown & Wood LLP's request to Buyer that it clarify its letter to the Company, dated as of October 16, 1998, on the question of whether Buyer is asserting that, if the Closing were scheduled to occur as of October 16, 1998, there has occurred or arisen any event or events which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect (as defined in the Agreement).

        Buyer is cognizant of its obligations under Sections 3(d), 4(d)(ii), and 6(e) of the Agreement and Buyer notes the Company's obligations under Sections 2(z), 4(d), 4(e) and 6(e). Buyer also notes that, while the Company's management has reported to Buyer disappointing trends in the Company's business (lowering its 1998 forecast for EBITDA) and has acknowledged to Buyer the publication of adverse forecasts by other companies in the Company's industry, including the Company's most significant competitor, the Company has not provided notice to Buyer under Sections 4(e) and 6(e) that the Company has determined that it will be in breach of Section 2(f) and therefore will not satisfy the condition to Closing set forth in Section 7(c)(i).

        Similarly, at this time, Buyer only desires to reserve its rights with respect to recent industry and Company events and trends and, with reference to Sections 2(f) and 7(c)(i), to express its concern that events may have taken place or may soon take place that could reasonably be expected to have a material adverse effect on the business, assets, financial condition, value, prospects or results of operations of the Company. While Buyer is not taking a position about whether, if the Closing were scheduled to occur as of October 16, 1998, the closing condition in Section 7(c)(i) would be satisfied, Buyer is hereby putting the Company and its stockholders on notice (pursuant to the requirements of Sections 3(d) and 4(d)(ii)) that, if current trends do not improve, Buyer may in the future assert that Section 7(c)(i) is not satisfied because of these events.

        By providing this information to the Company in connection with its preparation of its proxy statement, Buyer is not repudiating its obligations under the Agreement; to the contrary, the management and directors of Buyer remain hopeful that trends and conditions will improve sufficiently for Buyer to consummate the merger.

        We look forward to maintaining our close cooperation with the Company's management and directors in working together to address these issues.

                                          Very truly yours,
                                          WEC COMPANY

                                          By: /s/ PAUL R. WOOD
                                          ----------------------------------
                                                Paul R. Wood
                                          Its: Chairman

    The Company responded by delivering the following letter on October 21, 1998 to WEC:

                                                            October 21, 1998

    Gentlemen:

        We have received your letters dated October 16 and 19, 1998 and are perplexed by their tone and substance. In particular, your second letter appears to us to be an attempt to create a record that you apparently believe will support a position that the condition to closing set forth in Section 7(c)(i) has not been satisfied in the event you fail to fulfill your obligations under our merger agreement.

        In the third paragraph of your letter of October 19, you express your "concern that events may have taken place or may soon take place that could reasonably be expected to have a material adverse effect on the business, assets, financial condition, value, prospects or results of operations of the Company." No such events have taken place. Your letter also states "that, if current trends do not improve, Buyer may in the future assert that Section 7(c)(i) is not satisfied because of these events." We are unaware of any "trends" other than those which, as you know, reflect the innate cyclycality and seasonality of the agricultural sector (one of the businesses in which the Company operates) and which do not reflect adversely on the Company's financial and operational soundness and prospects. In any event, since no such events have taken place, unless facts or circumstances arise that do not presently exist (which we do not foresee occurring), we will deem any such assertion by you that
    Section 7(c)(i) has not been satisfied to be a breach and repudiation of your obligations under the merger agreement.

        In the fourth paragraph of your letter of October 19, you purport to disclaim that you are repudiating your obligations under the merger agreement but go on to say "the directors and management of Buyer remain hopeful that trends and conditions will improve sufficiently for Buyer to consummate the merger." In our view, the only conditions that have to improve are those that bear on your ability to obtain financing for the transaction and thereby satisfy Section 7(c)(vi) of the merger agreement.

        We will continue, of course, to cooperate with and offer our continued assistance to you in connection with your efforts to secure your financing in order to close the merger. We continue to sincerely believe that the transaction contemplated by the merger agreement remains a desirable one for all parties and, on that basis, we look forward to working with you towards a successful closing.

                                          Very truly yours,

                                          ALAMO GROUP INC.

                                          /s/ DONALD J. DOUGLASS
                                          Donald J. Douglass
                                          Chairman

THE COMPANY'S REASONS FOR THE MERGER; RECOMMENDATION OF THE BOARD OF DIRECTORS

    AT A SPECIAL MEETING HELD ON AUGUST 18, 1998, THE BOARD DETERMINED THAT THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF STOCKHOLDERS, APPROVED THE MERGER AND THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, DECLARED THE MERGER AGREEMENT'S ADVISABILITY AND DETERMINED TO RECOMMEND TO STOCKHOLDERS THAT THEY VOTE FOR ADOPTION OF THE MERGER AGREEMENT.

    The decision of the Board to approve the Merger and the Merger Agreement and to recommend adoption of the Merger Agreement by Stockholders was based on a number of factors. The following are the material factors considered by the Board, certain of which factors contained both positive and negative elements:

    - the Merger Consideration of $18.50 per share of Common Stock represents a premium of 16% over the closing price for the Common Stock on the NYSE on August 17, 1998, the last trading day prior to the announcement of the Merger;

    - information concerning the financial condition and results of operations of the Company historically and prospectively absent the Merger;

    - presentations from, and discussions with, representatives of the Company's legal counsel and representatives of Merrill Lynch regarding the terms and conditions of the Merger Agreement;

    - the Merger (i) was agreed to by the Board only after an analysis of strategic alternatives, (ii) represents the culmination of a thorough auction process conducted by Merrill Lynch, on behalf of the Board, during which a large number of potential bidders were contacted over an extended period of time and (iii) provides, in the Board's judgment, the best means of maximizing the value of Stockholders' investment in the Company in view of current industry, economic and market conditions;

    - the possibility that if the Merger were not consummated, the price of the Common Stock could be subject to significant downward pressure as a result of current industry conditions as well as economic conditions in certain foreign markets in which the Company operates;

    - the Board's view that significant investments in infrastructure improvements would be required for several years in order to enhance the Company's operating efficiencies and profitability for the long term;

    - the financial analyses presented by Merrill Lynch to the Board on August 17, 1998, including the oral opinion of Merrill Lynch (subsequently confirmed in written opinions dated as of August 18, 1998 and as of the date of this Proxy Statement) to the effect that, as of such dates, and based on the assumptions made, matters considered and limits of review set forth in such written opinions, the Merger Consideration to be received by the holders of Common Stock in the Merger was fair from a financial point of view to such holders, as discussed in "--Opinion of Financial Advisor";

    - the terms of the Merger Agreement and the Option Agreements;

    - because all of the Merger Consideration is to be paid in cash, Stockholders will no longer participate in any potential future increases in the value of the Company and will no longer bear the risk of any decreases in the value of the Company; and

    - the Merger Agreement under certain circumstances permits the Board to consider additional third-party offers to acquire the Company and permits the Board to provide information to, and negotiate with, such parties and to terminate the Merger Agreement, subject to the payment of significant fees and expenses to WEC.

    The foregoing discussion of the factors considered by the Board is not intended to be exhaustive, but is believed to include all material factors considered by the Board. In reaching its decision to approve the Merger, the Board did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors.

OPINION OF FINANCIAL ADVISOR

    Merrill Lynch acted as financial advisor to the Company in connection with the proposed Merger. On August 17, 1998, Merrill Lynch delivered to the Board its oral opinion, which was subsequently confirmed in written opinions dated as of August 18, 1998 and as of the date of this Proxy Statement, to the effect that, as of such dates, and based upon the assumptions made, matters considered and limits of review set forth in such opinions, the Merger Consideration to be received by the holders of Common Stock in the Merger was the fair from a financial point of view to such holders. References herein to the "Merrill Lynch Opinion" refer to the written opinion of Merrill Lynch dated as of the date of this Proxy Statement.

    THE FULL TEXT OF THE MERRILL LYNCH OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND CERTAIN LIMITATIONS ON THE SCOPE OF REVIEW UNDERTAKEN BY MERRILL LYNCH, IS ATTACHED AS APPENDIX B TO THIS PROXY STATEMENT. EACH HOLDER OF COMMON STOCK IS URGED TO READ SUCH OPINION IN ITS ENTIRETY. THE MERRILL LYNCH OPINION WAS INTENDED FOR THE USE AND BENEFIT OF THE BOARD, WAS DIRECTED ONLY TO THE FAIRNESS FROM A FINANCIAL POINT OF VIEW OF THE MERGER CONSIDERATION TO BE RECEIVED BY THE HOLDERS OF COMMON STOCK, DID NOT ADDRESS THE MERITS OF THE UNDERLYING DECISION BY THE COMPANY TO UNDERTAKE THE MERGER, AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE WITH RESPECT TO THE

MERGER OR ANY TRANSACTION RELATED THERETO. THE MERGER CONSIDERATION WAS DETERMINED ON THE BASIS OF NEGOTIATIONS BETWEEN THE COMPANY AND MADISON DEARBORN AND WAS APPROVED BY THE BOARD. THE SUMMARY OF THE MERRILL LYNCH OPINION SET FORTH IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

    In arriving at the Merrill Lynch Opinion, Merrill Lynch among other things:
(i) reviewed certain publicly available business and financial information relating to the Company which Merrill Lynch deemed to be relevant; (ii) reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company furnished to Merrill Lynch by the Company; (iii) conducted discussions with members of senior management of the Company concerning the matters described in clauses (i) and (ii) above; (iv) reviewed the market prices and valuation multiples for the Common Stock and compared them with those of certain publicly traded companies that Merrill Lynch deemed relevant; (v) reviewed the results of operations of the Company and compared them with those of certain publicly traded companies that Merrill Lynch deemed relevant; (vi) compared the financial terms of the Merger with the financial terms of certain other transactions that Merrill Lynch deemed relevant; (vii) participated in certain discussions and negotiations among representatives of the Company, Madison Dearborn and WEC and their financial and legal advisors; (viii) reviewed the Merger Agreement and the Option Agreements and (ix) reviewed such other financial studies and analyses and took into account such other matters as Merrill Lynch deemed necessary, including Merrill Lynch's assessment of general economic, market and monetary conditions.

    In preparing the Merrill Lynch Opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to Merrill Lynch, discussed with or reviewed by or for Merrill Lynch, or publicly available. Merrill Lynch also did not assume any responsibility for independently verifying such information or for undertaking an independent evaluation or appraisal of any of the assets or liabilities of the Company, and Merrill Lynch was not furnished with any such evaluation or appraisal. In addition, Merrill Lynch did not assume any obligation to conduct any physical inspection of the properties or facilities of the Company. With respect to the financial forecast information furnished to or discussed with Merrill Lynch by the Company, Merrill Lynch assumed that they had been reasonably prepared and reflected the best currently available estimates and judgment of the Company's management as to the expected future financial performance of the Company.

    The Merrill Lynch Opinion was necessarily based upon market, economic and other conditions as they existed and could be evaluated on, and upon the information made available to Merrill Lynch as of, the date of the Merrill Lynch Opinion.

    The following is a summary of the material financial and comparative analyses performed by Merrill Lynch in connection with the Merrill Lynch opinion delivered to the Board on August 17, 1998.

    HISTORICAL TRADING PERFORMANCE. Merrill Lynch reviewed historical trading information for the Common Stock. This analysis indicated that for the 52-week period ended August 14, 1998, the per share closing price of the Common Stock ranged between $14.88 and $23.69. Merrill Lynch also compared the trading prices of the Common Stock for the one-year period and the three-year period ended August 14, 1998 to (i) the S&P 400 MidCap index and (ii) an index comprised of a group of publicly traded companies engaged primarily in the manufacture of tractors, mowers and similar farming, earthmoving and industrial equipment, which companies consisted of AGCO Corp., Allied Products Corp., Case Corp., Deere & Co., Gehl Co., Gradall Industries, Inc., JLG Industries, Inc., New Holland N.V., Omniquip International, Inc. and The Toro Co. (collectively, the "Alamo Comparable Companies").

    ANALYSIS OF SELECTED COMPARABLE PUBLICLY TRADED COMPANIES. Using publicly available information and estimates of future financial results published by First Call Corporation ("First Call"), Merrill Lynch compared certain financial and operating information and ratios for Alamo with the corresponding financial and operating information for the Alamo Comparable Companies. Merrill Lynch's calculations resulted in the following relevant ranges for the Alamo Comparable Companies and for the Company as of

August 14, 1998: A range of equity value as a multiple of last twelve months ("LTM") net income of 3.5x to 11.3x, with a mean of 7.3x and a median of 7.3x (as compared to the Company at 13.2x); a range of equity value as a multiple of 1998 estimated earnings per share ("EPS") of 4.7x to 14.5x, with a mean of 8.1x and a median of 7.9x (as compared to the Company at 11.0x); a range of equity value as a multiple of 1999 estimated EPS of 4.7x to 9.7x, with a mean of 6.9x and a median of 6.6x (as compared to the Company at 9.4x); a range of enterprise value as a multiple of LTM sales of 0.3x to 1.5x, with a mean of 0.8x and a median of 0.7x (as compared to the Company at 1.0x); a range of enterprise value as a multiple of LTM earnings before interest, taxes, depreciation and amortization ("EBITDA") of 2.7x to 7.0x, with a mean of 5.3x and a median of 5.4x (as compared to the Company at 7.6x); and a range of enterprise value as a multiple of LTM earnings before interest and taxes ("EBIT") of 3.2x to 8.2x, with a mean of 6.2x and a median of 6.6x (as compared to the Company at 9.5x). Using a range of estimated 1999 EPS multiples of 6.0x to 8.5x and a range of LTM EBITDA (as of June 30, 1998) multiples of 5.0x to 6.5x, the implied per share value of the Common Stock was estimated to range from approximately $10 to $15 and $10 to $14, respectively.

    COMPARABLE TRANSACTION ANALYSIS. Using available information, Merrill Lynch reviewed the purchase prices and multiples paid in selected mergers and acquisition transactions involving companies Merrill Lynch deemed relevant in evaluating the Merger. These transactions were Woods/Madison Dearborn (August
1998); Ransomes/Textron Inc. (November 1997); Exmark Manufacturing Co./The Toro Co. (June 1997); Champion Road Machinery/Volvo AB (February 1997); Xaver Fendt/AGCO Corp. (January 1997); Fermec Holdings/Case Corp. (October 1996); Market Purchase/New Holland N.V. (June 1996); Iochpe-Maxion/AGCO Corp. (May
1996); Dobson Park Industries/Harnischfeger Industries (September 1995); Clark Equipment/Ingersoll-Rand Co. (March 1995); VME Group/Volvo AB (March 1995); Joy Technologies/Harnischfeger Industries (August 1994); Componenta Kilsta/Svedala (December 1991); and Akermans Verkstad/VME (October 1990) (collectively, the "Comparable Transactions").

    With respect to the Comparable Transactions, Merrill Lynch compared the transaction value (defined as the offer value plus net debt assumed) of each acquisition to each of LTM sales, LTM EDITDA and LTM EBIT for the acquired company. This analysis yielded a range of multiples for transaction value divided by LTM sales of 0.4x to 1.6x with a mean of 0.9x and a median of 0.8x, a range of multiples for transaction value divided by LTM EBITDA of 4.6x to 14.1x with a mean of 7.7x and a median of 7.3x, and a range of multiples for transaction value divided by LTM EBIT of 5.2x to 18.9x with a mean of 10.2x and a median of 9.4x. Using a range of LTM EBITDA (as of June 30, 1998) multiples of 7.0x to 8.5x, the implied per share value of the Common Stock was estimated to range from approximately $15 to $19.

    DISCOUNTED CASH FLOW ANALYSIS. Merrill Lynch performed a discounted cash flow analysis (I.E., an analysis of the present value of the projected levered cash flows for the periods indicated using the discount rates indicated) of the Company based upon projections provided by the Company's management for the period beginning July 1, 1998 and ending on December 31, 2003, using discount rates reflecting an equity cost of capital ranging from 10% to 11% and terminal value multiples of calendar year 2003 EDITDA ranging from 5.0x to 6.5x. Under this analysis, the implied per share value of the Common Stock was estimated to range from approximately $15 to $19.

    LEVERAGED BUYOUT ANALYSIS. Merrill Lynch performed an analysis of the theoretical maximum consideration that could be paid in an acquisition of the Company by a financial buyer, based on management projections and on market and economic conditions as of August 17, 1998 and considering capital structures typically employed by financial buyers. In its analysis, Merrill Lynch assumed that a financial buyer would be subject to the following constraints: (i) a minimum ratio of 1998 EBITDA to interest expense of 1.7x, (ii) a minimum 5-year return on equity of approximately 20% to 30%, (iii) a maximum bank debt repayment period of 7 years, (iv) a minimum equity investment of 25% and (v) a 2003 EBITDA terminal multiple range of 7.0x to 8.0x. This analysis resulted in a theoretical maximum consideration per share of Common Stock that could be paid by a financial buyer in an acquisition transaction that was estimated to range from approximately $16.00 to $18.50.

    The summary set forth above does not purport to be a complete description of the analyses performed by Merrill Lynch in arriving at the Merrill Lynch opinions. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial or summary description. Merrill Lynch believes that its analysis must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all such factors and analyses, could create a misleading view of the processes underlying the Merrill Lynch opinions. Merrill Lynch did not assign relative weights to any of its analyses in preparing the Merrill Lynch opinions. The matters considered by Merrill Lynch in its analyses were based on numerous macroeconomic, operating and financial assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the Company's and Merrill Lynch's control and involve the application of complex methodologies and educated judgment. Any estimates contained in the analyses performed by Merrill Lynch are not necessarily indicative of actual past or future results or values, which may be significantly more or less favorable than such estimates. Estimated values do not purport to be appraisals and do not necessarily reflect the prices at which businesses or companies may be sold in the future, and such estimates are inherently subject to uncertainty.

    No public company utilized as a comparison is identical to the Company, and none of the Comparable Transactions utilized as a comparison is identical to the proposed Merger. In addition, the multiples of market value to estimated 1998 and projected 1999 EPS for the Alamo Comparable Companies are based on projections prepared by research analysts using only publicly available information. Such estimates may or may not prove to be accurate. An analysis of publicly traded comparable companies and comparable business combinations is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies or the company to which they are being compared.

    The Board retained Merrill Lynch on the basis of its experience and expertise. Merrill Lynch is an internationally recognized investment banking and advisory firm which, as a part of its investment banking business, regularly is engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Merrill Lynch has, in the past, provided financing services to an affiliate of Madison Dearborn and may continue to do so, and has received, and may continue to receive, fees for the rendering of such services. In addition, in the ordinary course of its business, Merrill Lynch may actively trade the equity securities of the Company for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

    Pursuant to the engagement letter, dated as of February 23, 1998, between the Company and Merrill Lynch, the Company has agreed to pay Merrill Lynch, upon consummation of the Merger, a fee of $3,000,000. The Company has also agreed to reimburse Merrill Lynch for the expenses reasonably incurred by it in connection with its engagement (including reasonable fees and disbursements of legal counsel) and to indemnify Merrill Lynch and its affiliates from and against certain liabilities, including liabilities under the federal securities laws, arising out of its engagement.

EFFECTIVE TIME

    The Merger will be effective as of the date and time of filing of a Certificate of Merger with the Secretary of State of the State of Delaware (the "Effective Time") in accordance with the Delaware General Corporation Law (the "DGCL").

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    In considering the recommendations of the Board, Stockholders should be aware that certain members of the Board and certain executive officers of the Company have certain interests in the Merger that are in addition to the interests of the Stockholders generally and which may present such directors and officers with potential conflicts of interest in connection with the transactions. The Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby.

    SEVERANCE AGREEMENTS. The Company has entered into severance agreements (the "Severance Agreements") with certain of its officers and employees (not including Mr. Douglass or Oran Logan, president and chief operating officer of the Company). The Severance Agreements provide for the payment to such beneficiaries of amounts not to exceed 1.5 times the employee's annual base salary upon termination. Aggregate payments to be paid under the Severance Agreements to these persons, if all such persons were terminated after the Merger, would be approximately $2.23 million.

    STOCK OPTION PLANS. Certain of the Company's officers, including Mr. Douglass, are participants in the Company's stock option plans, including the 1993 Non-Qualified Stock Option Plan and the 1994 Incentive Stock Option Plan (together, the "Stock Option Plans"). The Stock Option Plans provide for the issuance of 71,200 shares of Common Stock in the aggregate, at exercise prices ranging from $11.50 to $18.75. Additionally, pursuant to a Warrant Agreement dated November 25, 1991, Capital Southwest Venture Corporation has a warrant to purchase 62,500 shares of Common Stock at an exercise price of $16.00 per share. Pursuant to the Merger Agreement, at the Effective Time, each then outstanding warrant to purchase shares of Common Stock and each then outstanding option to purchase shares of Common Stock granted under any employee stock option or compensation plan or other arrangement with the Company shall be cancelled and, in exchange therefor, the holder thereof shall be entitled to receive a cash payment from the Company in an amount equal to the amount, if any, by which the Merger Consideration exceeds the per share exercise price of such warrant or option, multiplied by the number of shares of Common Stock then subject to such warrant or option.

    SHARE OWNERSHIP. As of the Record Date, executive officers and directors of the Company owned of record or beneficially an aggregate of 1,617,149 shares of Common Stock, including 96,600 shares subject to options and warrants.

ACCOUNTING TREATMENT

    It is anticipated that Woods will account for the Merger as a "purchase," as such term is used under generally accepted accounting principles, for accounting and financial reporting purposes. Accordingly, a determination of the fair value of the Company's assets and liabilities will be made by Woods in order to allocate the purchase price to the assets acquired and the liabilities assumed.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

    The following is a summary of certain federal income tax consequences of the Merger to Stockholders who receive the Merger Consideration. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), and Treasury Regulations (including Proposed Regulations and Temporary Regulations) promulgated thereunder, official pronouncements and judicial decisions, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect. This summary does not purport to discuss all tax consequences of the Merger to all Stockholders. In particular, the summary does not discuss the tax consequences of the Merger to any Stockholder that is subject to special tax rules, such as any Stockholder that is an insurance company, tax-exempt organization, financial institution, foreign person or broker dealer or who has acquired his, her or its shares upon the exercise of options or otherwise as compensation.

    The receipt of cash by a Stockholder in exchange for shares of Common Stock pursuant to the Merger Agreement will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign or other tax laws. In general, a Stockholder will recognize a gain or loss equal to the difference, if any, between the amount of cash received for his, her or its stock in the Merger (i.e., $18.50 per share) and the Stockholder's adjusted tax basis in such stock. A Stockholder will recognize such gain or loss as of the Effective Time. In general, such gain or loss will be a capital gain or loss, provided the Common Stock is a capital asset in the hands of the holder at the Effective Time, and will be long-term capital gain or loss if the shares of Common Stock have been held for more than one year, or short-term capital gain or loss if the shares of Common Stock have been held for one year or less.

    BACKUP WITHHOLDING. The Company or the Paying Agent (as hereinafter defined under "--Payment for Shares and Surrender of Stock Certificates") will be required to withhold 31% of the gross proceeds payable to a Stockholder or other payee pursuant to the Merger Agreement unless the Stockholder or payee provides, in a properly completed substitute Form W-9 included with the transmittal letter (see "--Payment for Shares and Surrender of Stock Certificates"), the Stockholder's taxpayer identification number and certifies under penalties of perjury that such number is correct and that the Stockholder is not subject to backup withholding, unless an exemption applies under applicable law and regulations. Therefore, unless such an exemption exists and is demonstrated in a manner satisfactory to the Company or the Paying Agent, in accordance with the instructions that will accompany the substitute Form W-9, each Stockholder should complete and sign the substitute Form W-9 that will be made available to the Stockholder with the transmittal letter, so as to provide the information and certification necessary to avoid backup withholding.

    EACH STOCKHOLDER SHOULD CONSULT SUCH STOCKHOLDER'S OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER IN THE STOCKHOLDER'S INDIVIDUAL CIRCUMSTANCES AND WITH RESPECT TO THE STATE, LOCAL OR OTHER INCOME TAX CONSEQUENCES OF THE MERGER. FURTHER, ANY STOCKHOLDER WHO IS A CITIZEN OF A COUNTRY OTHER THAN THE UNITED STATES SHOULD CONSULT THE STOCKHOLDER'S OWN TAX ADVISOR WITH RESPECT TO THE TAX TREATMENT IN SUCH COUNTRY OF THE MERGER AND WITH RESPECT TO THE QUESTION OF WHETHER THE TAX CONSEQUENCES DESCRIBED ABOVE MAY BE ALTERED BY REASON OF THE PROVISIONS OF THE UNITED STATES INTERNAL REVENUE CODE APPLICABLE TO FOREIGN PERSONS OR THE PROVISIONS OF ANY TAX TREATY APPLICABLE TO THE STOCKHOLDER.

REGULATORY APPROVALS

    Transactions such as those contemplated by the Merger Agreement are reviewed under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), by the Antitrust Division of the United States Department of Justice (the "DOJ") and the Federal Trade Commission (the "FTC") to determine whether they comply with applicable antitrust laws. Under the provisions of the HSR Act, the Merger may not be consummated until such time as the applicable waiting period requirements of the HSR Act have expired or been terminated. Each of the Company and WEC filed notification reports with the DOJ and the FTC under the HSR Act on September 28, 1998 and expect the waiting period to expire at midnight on October 28, 1998 if a second request for information is not made by the FTC.

    At any time before or after the Effective Time, the DOJ, the FTC or a private person or entity could seek, under applicable federal or state antitrust laws, among other things, to enjoin the Merger or to cause the divestiture of certain assets of the Company or WEC. There is no assurance that a challenge to the Merger will not be made or that, if such a challenge is made, the Company and WEC will prevail.

    Except for approvals described in this Proxy Statement, neither the Company nor WEC is aware of any other significant government or regulatory approvals required as a condition to the consummation of the transactions contemplated by the Merger Agreement.

PAYMENT FOR SHARES AND SURRENDER OF STOCK CERTIFICATES

    As a result of the Merger, holders of certificates formerly evidencing shares of Common Stock will cease to have any equity interest in the Company. Promptly after the Effective Time, the Company will furnish each record holder of shares of Common Stock a transmittal letter containing instructions with respect to the surrender of certificates previously representing shares of Common Stock. The transmittal letter will set forth the procedure for surrendering such certificates for exchange to ChaseMellon Shareholder Services, L.L.C., as the paying agent (the "Paying Agent"). After the Effective Time and until surrendered, each stock certificate which represented shares of Common Stock (other than shares held by the Company, WEC or their respective wholly-owned subsidiaries and Stockholders who perfect their statutory appraisal rights under the DGCL) will evidence only the right to receive the Merger Consideration for each share of Common Stock represented by such certificate. In order to receive the Merger Consideration, each former Stockholder will be required, following the Effective Time, to surrender such Stockholder's stock certificate(s), together with a duly executed and properly completed transmittal letter (and any other required documents), to the Paying Agent. Thereafter, the Stockholder will receive as promptly as practicable in exchange therefor cash in an amount equal to the product of the number of shares of Common Stock formerly represented by such Stockholder's certificate(s) and $18.50. No interest will be paid on the cash payable upon the surrender of such certificate(s).

    After the Effective Time, there will be no transfer of shares of Common Stock on the stock transfer books of the Company. After the Effective Time, certificates theretofor representing shares of Common Stock presented for any reason will be cancelled and exchanged for the Merger Consideration pursuant to the terms of the Merger Agreement.

    No transfer taxes will be payable in connection with any such payment for shares of Common Stock, except that if the check for such payment is to be delivered to a person other than the person in whose name the certificates surrendered are registered, the amount of any transfer taxes shall be deducted from such payment unless such person can establish to the satisfaction of the Paying Agent that such tax has been paid or is not applicable.

    Notwithstanding the foregoing, neither the Paying Agent nor the Company will be liable to any holder of stock certificates for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law. Except as otherwise indicated in the immediately preceding paragraph, the Company will pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of stock certificates for the Merger Consideration.

CERTAIN EFFECTS OF THE MERGER

    Following the Merger, Woods, through its wholly owned subsidiary WEC, will own 100% of the Surviving Corporation's outstanding capital stock and those Stockholders who held shares of Common Stock prior to the Merger (the "Existing Stockholders") will cease to have any ownership interests in the Company or rights as Stockholders. The Existing Stockholders will no longer benefit from any increases in the value of the Company or any payment of dividends on the Common Stock and will no longer bear the risk of any decreases in value of the Company.

    As a result of the Merger, the Common Stock will cease to be traded on the NYSE and the Company will no longer be required to file periodic reports with the Securities and Exchange Commission (the "SEC").

APPRAISAL RIGHTS

    Holders of record of Common Stock who properly demand appraisal of their shares and who otherwise comply with the applicable statutory procedures summarized herein will be entitled to appraisal rights under Section 262 of the DGCL in connection with the Merger. The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by reference to the full text of Section 262 which is reprinted in its entirety as Appendix C to this Proxy Statement.

    Under the DGCL, record holders of shares of Common Stock who follow the procedures set forth in Section 262 and who have not voted in favor of the Merger will be entitled to have their shares of Common Stock appraised by the Delaware Court of Chancery (the "Court") and to receive payment in cash of the

"fair value" of such shares, EXCLUSIVE OF ANY ELEMENT OF VALUE ARISING FROM THE ACCOMPLISHMENT OR EXPECTATION OF THE MERGER, together with a fair rate of interest, as determined by the Court. A person having a beneficial interest in shares of Common Stock held of the record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to properly follow the steps summarized below and to perfect their appraisal rights in a timely manner.

    Under Section 262, where a merger agreement is submitted for adoption at a meeting of stockholders, as in the case of the Special Meeting, not less than 20 days prior to such meeting, the company must notify each of the holders of shares of capital stock at the close of business on the record date for such meeting that such appraisal rights are available and include in each such notice a copy of Section 262. This Proxy Statement constitutes such notice and the applicable statutory provision of the DGCL is attached to this Proxy Statement as Appendix C. Any Stockholder who wishes to exercise appraisal rights should review the following discussion and Appendix C carefully because the failure to timely and properly comply with the procedures specified in Section 262 will result in the loss of appraisal rights under the DGCL.

    A Stockholder wishing to exercise appraisal rights must deliver to the Company, before the taking of the vote on the adoption of the Merger Agreement at the Special Meeting, a written demand for appraisal of such holder's shares of Common Stock and such shares must not be voted in favor of adoption of the Merger Agreement. A holder of shares wishing to exercise such holder's appraisal rights must be the record holder of the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the Effective Time Date. Accordingly, a holder of shares who is the record holder of shares on the date the written demand for appraisal is made, but who thereafter transfers such shares prior to the consummation of the Merger, will lose any right to appraisal in respect of such shares. A holder of shares who votes against adoption of the Merger Agreement will not be deemed to have satisfied the notice requirement with respect to appraisal rights merely by so voting. A written demand for appraisal must be made which is in addition to and separate from any proxy or vote abstaining from or against adoption of the Merger Agreement.

    Only a holder of record shares of Common Stock is entitled to assert appraisal rights for the shares of Common Stock registered in that holder's name. A demand for appraisal must be made in writing and executed by or on behalf of the holder of record, fully and correctly, as the holder's name appears on the stock certificates.

    If shares of Common Stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand for appraisal should be made in that capacity, and if the shares of Common Stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one for two or more joint owners, may execute the demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for such owner or owners. A record holder such as a broker who holds shares of Common Stock as nominee for several beneficial owners may exercise appraisal rights with respect to the shares of Common Stock held for one or more beneficial owners while not exercising such rights with respect to the shares of Common Stock held for other beneficial owners; in such case, the written demand should set forth the number of shares of Common Stock for which appraisal is sought and the number of shares of Common Stock held in the name of the record owner. When no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner. Stockholders who hold their shares of Common Stock in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such nominee. All written demands for appraisal of shares of Common Stock should be delivered to Alamo Group Inc., 1502 E. Walnut, Seguin, TX 78155, Attention: Secretary, and must be received before the taking of the vote on the adoption of the Merger Agreement at the Special Meeting.

    Within 10 days after the Effective Time, the Company, as the Surviving Corporation, must send a notice as to the effectiveness of the Merger to each person who has satisfied the appropriate provisions of

Section 262. Within 120 days after the Effective Time, but not thereafter, the Surviving Corporation or any Stockholder who has satisfied the foregoing conditions and is otherwise entitled to appraisal rights under Section 262, may file a petition in the Court demanding a determination of the fair value of the shares of Common Stock held by all such Stockholders. If no such petition is filed, appraisal rights will be lost for all Stockholders who had previously demanded appraisal of their shares of Common Stock. Stockholders seeking to exercise appraisal rights should assume that the Surviving Corporation will not file a petition with respect to the appraisal of the value of shares of Common Stock and that the Surviving Corporation will not initiate any negotiations with respect to the "fair value" of shares of Common Stock. Accordingly, Stockholders who wish to exercise their appraisal rights should regard it as their obligation to take all steps necessary to perfect their appraisal rights in the manner prescribed in Section 262.

    Within 120 days after the Effective Time, any Stockholder who has complied with the provisions of Section 262 will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of shares of Common Stock not voted in favor of adoption of the Merger Agreement and with respect to which demands for appraisal were received by the Company, and the number of holders of such shares of Common Stock. Such statement must be mailed within ten days after the written request therefor has been received by the Surviving Corporation or within ten days after expiration of the time for delivery of demands for appraisal under Section 262, whichever is later.

    If a petition for appraisal is timely filed, after a hearing on such petition, the Court will determine the holders of shares of Common Stock entitled to appraisal rights and will appraise the "fair value" of the shares of Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value of such shares. Stockholders considering seeking appraisal should be aware that the fair value of their shares of Common Stock as determined under Section 262 could be more than, the same as or less than the value of the Merger Consideration that they would otherwise receive if they did not seek appraisal of their shares of Common Stock and that investment banking opinions as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262. The Delaware Supreme Court has stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community are otherwise admissible in court" should be considered in the appraisal proceedings. In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter's exclusive remedy. The Court will also determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares of Common Stock have been appraised. The costs of the action may be determined by the Court and charged against the parties as the Court deems equitable. The Court may also order that all or a portion of the expenses incurred by any holder of shares of Common Stock in connection with an appraisal, including without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the shares entitled to appraisal.

    Any Stockholder who has duly demanded an appraisal in compliance with
Section 262 will not, after the Effective Time, be entitled to vote his or her shares of Common Stock for any purpose nor, after the Effective Time, be entitled to the payment of dividends or other distributions thereon.

    If no petition for an appraisal is filed within the time provided, or if a Stockholder delivers to the Surviving Corporation a written withdrawal of his or her demand for an appraisal and an acceptance of the Merger, within 60 days after the Effective Time or with the written approval of the Surviving Corporation thereafter, then the right of such Stockholder to an appraisal will cease and such Stockholder shall be entitled to receive the Merger Consideration, without interest, as if he or she had not demanded appraisal of his or her shares of Common Stock. However, no appraisal proceeding pending in the Court will be dismissed as to any Stockholder without the approval of the Court, which approval may be conditioned on such terms as the Court deems just.

    STOCKHOLDERS DESIRING TO EXERCISE THEIR APPRAISAL RIGHTS SHOULD STRICTLY COMPLY WITH THE PROCEDURES SET FORTH IN SECTION 262 OF THE DGCL. FAILURE TO FOLLOW ANY OF SUCH PROCEDURES MAY RESULT IN A TERMINATION OR WAIVER OF APPRAISAL RIGHTS UNDER SECTION 262 OF THE DGCL.

                              THE MERGER AGREEMENT

    THE FOLLOWING SUMMARY OF CERTAIN TERMS AND PROVISIONS OF THE MERGER AGREEMENT, WHICH DESCRIBES ALL MATERIAL TERMS AND PROVISIONS THEREOF, IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE OTHER INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT INCLUDING THE APPENDICES HERETO AND THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE. A COPY OF THE MERGER AGREEMENT (EXCLUDING THE SCHEDULES THERETO) IS SET FORTH IN APPENDIX A TO THIS PROXY STATEMENT AND IS INCORPORATED HEREIN BY REFERENCE AND REFERENCE IS MADE THERETO FOR A COMPLETE DESCRIPTION OF THE TERMS OF THE MERGER.

GENERAL

    The Merger Agreement provides that, following approval by Stockholders and the satisfaction or waiver of the other conditions to the Merger, the Merger will be effected by the merger of AGI, a newly formed subsidiary of WEC, with and into the Company, in which the Company will be the surviving corporation and will be wholly owned by WEC.

    At the Effective Time, each share of Common Stock (other than shares of Common Stock held by the Company, WEC or their respective wholly-owned subsidiaries or any Stockholders who perfect their statutory appraisal rights under the DGCL) will by virtue of the Merger, and without any action on the part of the holder thereof, be converted solely into the right to receive $18.50 in cash without interest.

REPRESENTATIONS AND WARRANTIES

    The Merger Agreement includes representations and warranties by the Company regarding the following: (i) the authorization, execution and delivery of the Merger Agreement; (ii) the validity, enforceability and binding nature of the Merger Agreement; (iii) the noncontravention (except as specified) of any charter or by-law of the Company or any of its Subsidiaries, of any contract, commitment, agreement or arrangement, of any judgment, order, decree, law or statute by reason of the execution and delivery of the Merger Agreement or consummation of the Merger by the Company; (iv) the absence of the need (except as specified) for any consents, approvals, permits or authorizations to be obtained by the Company to consummate the Merger; (v) the organization, valid existence and good standing of the Company and its Subsidiaries; (vi) the ownership of the capital stock of the Subsidiaries; (vii) the capital stock of the Company; (viii) compliance with SEC reporting requirements and the accuracy of information contained in such reports; (ix) the absence of undisclosed liabilities; (x) the absence of certain changes or events which, individually or in the aggregate would personally be expected to have a material adverse effect on the business, assets, financial condition, value, prospects or results of operations of the Company or its subsidiaries taken as a whole (a "Material Adverse Effect"); (xi) pending or threatened litigation; (xii) payment of taxes and other tax matters; (xiii) employee benefit matters; (xiv) employee relations; (xv) certain contracts and commitments; (xvi) environmental matters,
(xvii) compliance with laws; (xviii) the inapplicability of certain "anti-takeover" statutes; (xix) the required vote of the Stockholders necessary to adopt the Merger Agreement; (xx) the receipt by the Company of the opinion of Merrill Lynch; (xxi) broker's and finder's fees owing in connection with the Merger; (xxii) ownership of personal property; (xxiii) product warranty; (xiv) insurance; (xxv) suppliers and dealers; (xxvi) leased and owned property; (xxvii) intellectual property; (xxvii) transactions between the Company and certain affiliated parties; (xxix) the absence of unlawful political contributions; and (xxx) the accuracy of certain information set forth in this Proxy Statement.

    The Merger Agreement includes representations and warranties by WEC and AGI regarding the following: (i) the validity, enforceability and binding nature of the Merger Agreement; (ii) the organization, valid existence and good standing of WEC and AGI; (iii) the noncontravention (except as specified) of any charter or by-law of WEC or AGI, or any contract, commitment, agreement or arrangement, of any judgment, order, decree, law or statute by reason of the execution and delivery of the Merger Agreement or consummation of the Merger by WEC or AGI;
(iv) the absence of the need (except as specified) for any consents, approvals, permits or authorizations to be obtained by WEC or AGI to consummate the Merger; (v) the accuracy of certain information to be supplied in connection with the preparation of this Proxy Statement; (vi) the delivery of letters relating to the financing of the transactions contemplated by the Merger Agreement; (vii) the solvency of the Surviving Corporation; (viii) broker's and finder's fees owing in connection with the Merger; (ix) the status of AGI; and
(x) the lack of ownership by WEC and AGI of any shares of Common Stock.

CONDUCT OF BUSINESS PENDING THE CLOSING

    The Company has agreed that, prior to the closing of the Merger (the "Closing"), the Company and its Subsidiaries shall conduct their respective businesses in the ordinary course in substantially the same manner as conducted prior to the execution of the Merger Agreement; (ii) make all reasonable best efforts consistent with past practices to preserve their relationships with customers, suppliers and others with whom such entity deals; (iii) perform and maintain all their respective physical properties in good repair and operating condition, subject only to ordinary wear and tear, in each case in accordance with past practices; and (iv) continue capital expenditure programs as disclosed to WEC in all material respects. The Company has further agreed that, prior to the Closing, except as consented to by WEC in writing (which consent shall not be unreasonably withheld) or as expressly provided for in the Merger Agreement, neither the Company or any of its Subsidiaries shall:

    (i) amend their certificate of incorporation or by-laws or similar documents;

    (ii) declare or pay any dividend or make any other distribution to their Stockholders whether or not upon or in respect of any shares of their capital stock other than regular quarterly dividends not to exceed $0.11 per share of common stock for any quarter;

   (iii) redeem or otherwise acquire any shares of their capital stock or issue any capital stock or any option, warrant or right relating thereto or any securities convertible into or exchangeable for any shares of capital stock;

    (iv) acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets that are material, individually or in the aggregate, to the Company and its Subsidiaries taken as a whole;

    (v) sell, lease or otherwise dispose of any of their material assets, except in the ordinary course of business or as contemplated by the capital expenditure programs referred to in the Merger Agreement;

    (vi) enter into, amend, modify or supplement in a manner materially adverse to the Company, any agreement, contract or other arrangement to which the Company or its Subsidiaries or any of their properties or assets are bound which has an aggregate future liability or receivable to any person in excess of $300,000 or is not terminable by the Company or one of its Subsidiaries, as the case may be, by notice of not more than 60 days for an aggregate cost of less than $100,000;

   (vii) incur any obligation to make any payments that become due as a result of a change in control of the Company or, other than in the ordinary course of business, incur any indebtedness or other obligations or liabilities;

  (viii) enter into any employment agreements in the United States, enter into new severance agreements, retention, bonus or similar agreements or amend any plans or increase the rates of compensation payable or to become payable to any officer, employee, agent or consultant of the Company or any of its Subsidiaries, except as required by law or except in accordance with the Company's or any Subsidiary's existing compensation policies or the existing terms of contracts entered into prior to the date of the Merger Agreement;

    (ix) change any accounting or tax principle or practice of the Company, including but not limited to any change in the nature or method of any calculation of any reserve of any kind, except as may be required by generally accepted accounting principles or by law;

    (x) accelerate the collection of accounts receivables or delay the payment of payables or other liabilities as compared to past practice or fail to maintain inventory in the ordinary course of business consistent with past practice;

    (xi) enter into any amendments, extensions or other modifications with respect to any leases for real property that would result in the assumption of any material additional liability, or that would reasonably be expected to have a Material Adverse Effect;

   (xii) effect any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares or any stock dividend on the Common Stock;

  (xiii) make any loans to employees in excess of $1,000 individually and $50,000 in the aggregate; or

   (xiv) agree, whether in writing or otherwise, to do any of the foregoing.

    The term "Subsidiary" means each corporation or entity of which a majority of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by the Company.

NO SOLICITATION

    The Company has agreed it will not, and will not permit its Subsidiaries or any of their respective directors, officers, agent or other intermediaries to, directly or indirectly: (A) solicit, initiate or encourage, directly or indirectly, any inquiries with respect to, or the making or implementation of any offer or proposal for, a merger, consolidation, recapitalization, liquidation or other business combination involving the Company or any of its Subsidiaries or the acquisition or purchase of 50% or more of any class of equity securities of the Company or any of its Subsidiaries, or any tender offer (including self tenders) or exchange offer that if consummated would result in any person or entity (other than an affiliate of WEC) beneficially owning 50% or more of any class of equity securities of the Company or any of its Subsidiaries, or a substantial portion of the assets of the Company or any of its Subsidiaries, other than the Merger (an "Acquisition Proposal") or (B) engage in discussions or negotiations (other than to disclose the terms of those provisions of the Merger Agreement relating to solicitation of other transactions) with, or disclose any nonpublic information relating to the Company or its Subsidiaries or afford access to employees, auditors, agents, properties, books or records of the Company or its Subsidiaries to, any Person that has made, or has indicated its interest in making, an Acquisition Proposal or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal, provided, however, that, subject to the payment of a fee of $3,000,000 plus certain specified expenses in the event WEC elects to terminate the Merger Agreement within three business days following receipt of a Determination Notice (as hereinafter defined), the Board shall be entitled, notwithstanding anything to the contrary in the Merger Agreement, to furnish information to or enter into discussions or negotiations with any person or entity that makes an unsolicited Acquisition Proposal, commencing three business days after delivery of a written notice to WEC that it intends to furnish such information or enter into such discussions or negotiations (a "Determination Notice") if the Board has determined in good faith by the date on which the Determination Notice is given (i) after consultation with and based upon the advice of a nationally recognized investment banking firm, that the Acquisition Proposal represents a financially superior transaction for Stockholders when compared to the Merger; (ii) that such Acquisition Proposal is reasonably capable of being consummated in a timely manner and for which financing is reasonably likely to be available; (iii) that the approval and adoption of the Merger Agreement by Stockholders is not likely to be obtained due to such pending Acquisition Proposal; and (iv) after consultation with outside legal counsel, that failure to provide such information or enter into such discussions or negotiations would present a reasonably substantial risk of a breach of the fiduciary duties of the Board under applicable law; and provided further that, subject to the consideration of a Counter Offer (described below) and upon the payment to WEC of the Termination Fee (described below) and termination of the Merger Agreement, the Board will be entitled to cause the Company to enter into any agreements regarding such Acquisition Proposal (a "Company Acquisition Agreement"). However, nothing contained in such provision in the Merger Agreement will prohibit the Company or the Board from taking and publicly disclosing to the Stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Securities and Exchange Act of 1934, as amended (the "Exchange Act") or other applicable law or from making any public disclosure required under its fiduciary duties.

    The Company has agreed to promptly notify WEC if any information is requested from the Company or any negotiations or discussions are sought to be initiated with the Company, and will promptly communicate to WEC and AGI the terms of any Acquisition Proposal or related inquiry and the identity of the party making such Acquisition Proposal or related inquiry which it may receive in respect of any such transaction, including, in the case of written proposals or inquiries, furnishing WEC and AGI with a copy of such written proposal or inquiry.

    The Company has further agreed that, prior to recommending an Acquisition Proposal or entering into any Company Acquisition Agreement or withdrawing, amending or modifying its recommendation of the Merger Agreement and the Merger (it being understood that the Company taking no position or remaining neutral with respect to a tender or exchange offer from a third party (a "Neutral Statement"), or making a recommendation in favor of such a tender or exchange offer, in a filing made pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act will constitute an adverse modification of its approval or recommendation of the Merger, unless, in the case of a Neutral Statement only, contemporaneously with the filing of such Neutral Statement the Company publicly confirms that it continues to recommend approval of the Merger and continues to actively support the Merger thereafter), the Company will (A) notify WEC in writing that it intends to approve, recommend or accept such an Acquisition Proposal or enter into a Company Acquisition Agreement or withdraw, amend or modify its recommendation of the Merger, and (B) attach the most current version of any such Acquisition Proposal or Company Acquisition Agreement to such notice.

    The Company has further agreed that WEC will have the opportunity, within three business days after receipt of the Company's written notification of its intention to accept such Acquisition Proposal or to enter into such Company Acquisition Agreement or to withdraw, amend or modify its recommendation of the Merger, to make an offer relating to the acquisition of the Company (a "Counter Offer"). Unless the Board determines, in good faith after consultation with its outside legal counsel and financial advisors, that such Counter Offer is not at least as favorable to Stockholders, taking into account such factors (including, without limitation, the consideration (both as to amount and form) offered in, and the other terms and conditions of, the Counter Offer and such other Acquisition Proposal or Company Acquisition Agreement) as and to the extent it deems relevant, the Company will not accept such other Acquisition Proposal or Company Acquisition Agreement, but will accept the Counter Offer.

    The Company has agreed that it will not enter into a Company Acquisition Agreement until at least the fourth business day after it has provided to WEC notice of its intention to approve, recommend or accept an Acquisition Proposal or enter into a Company Acquisition Agreement or withdraw, amend or modify its recommendation of the Merger and has terminated the Merger Agreement.

CERTAIN OTHER COVENANTS

    The Company has agreed as follows: (i) to give WEC and AGI and their counsel, financial advisors, financing sources and their respective counsel, auditors and other authorized representatives (collectively, "WEC's and AGI's Representatives") reasonable access during normal business hours to the offices, properties, books and records of the Company and its Subsidiaries; (ii) to furnish to WEC's and AGI's Representatives such financial, legal, technical, personnel and operating data and other information as such persons may reasonably request; (iii) to instruct the Company's employees, counsel, auditors and financial advisors to cooperate with WEC and AGI in their preparation of any rating agency presentation materials, private placement prospectus or offering memorandum, syndication book or similar marketing materials ("Financing Materials") in connection with a high yield capital markets transaction to sell securities of WEC (or its subsidiaries) or obtain a leveraged bank credit facility to finance the Merger Consideration and in their investigation of the business of the Company and its Subsidiaries, including by furnishing copies of data or information pertaining to the business of the Company and its Subsidiaries for purposes of due diligence or for inclusion in any Financing Materials in connection with a high yield capital markets transaction to sell securities of WEC (or its subsidiaries) or obtain a leveraged bank credit facility to finance the Merger Consideration; (iv) to duly call, give notice of, convene and hold the Special Meeting as promptly as practicable and to submit the Merger Agreement and such other matters as may in the reasonable judgment of the Company be appropriate in order to consummate the transactions contemplated by the Merger Agreement to the Stockholders for consideration at the Special Meeting; (v) to prepare and file with the SEC this Proxy Statement; (vi) to cause its officers to confer on a regular basis with one or more representatives of WEC to report material operational matters and to report the general status of on-going operations; and (vii) to notify WEC of any material adverse change in the financial position, earnings or business of the Company or any of its Subsidiaries prior to the Closing, and any unexpected emergency or other unanticipated change in the business of the Company or any of its Subsidiaries and of any governmental complaints, investigations or hearings or adjudicatory proceedings (or communications indicating that the same are contemplated) and to keep WEC fully informed of such events.

    WEC and AGI have agreed: (i) to abide by the terms of the existing confidentiality agreement with the Company, except as specified; (ii) immediately after the Closing, to cause the Company and its Subsidiaries to continue the employment, on substantially the same terms and conditions, and with benefits that in the aggregate are at least as valuable, as in effect immediately prior to the Closing, of all employees of the Company and its Subsidiaries employed at the Closing Date except that there will not exist a continuing obligation after the Closing and no contracts of employment will be deemed to have been created; (iii) to recognize service by the Company's or its Subsidiaries' employees or former employees or their dependents or beneficiaries; (iv) that any employment loss within the meaning of the Worker Adjustment Retraining Notification Act of 1988, as amended (the "WARN Act"), suffered by any employee of the Company or its Subsidiaries immediately upon or within 90 days following the Closing Date, will have been caused by WEC's decision not to continue the employment of such employee, and not by the sale of the Company and its Subsidiaries; and (v) that WEC will be responsible for giving any notices required by the WARN Act, that WEC is liable to any employee who does not receive notice under, and who suffers an employment loss (as defined in the WARN Act) because of a "plant closing" or "mass layoff," as defined therein, occurring on or after the Closing.

    The Company, WEC and AGI have each agreed: (i) subject to the terms and conditions of the Merger Agreement, to use its reasonable best efforts consistent with applicable legal requirements and the terms of the Merger Agreement to cause the Closing to occur as soon as practicable, including cooperating in filing any necessary applications, reports or other documents with, giving any notices to, and seeking any permits, approvals, authorizations and consents from, all federal, state, local or foreign governments, or any courts of competent jurisdiction, administrative agencies or commissions or other governmental authorities or instrumentalities, domestic or foreign, or other regulatory or self-regulatory bodies or associations (each a "Governmental Entity") and all third parties as may be required for the purpose of enabling such party to consummate the transactions contemplated by the Merger Agreement, and in seeking necessary consultation with and prompt favorable action by any such governmental entity or third party; (ii) to file as promptly as practicable, with the FTC and the DOJ the notification and report form, if any, required for the transactions contemplated by the Merger Agreement and any supplemental information requested in connection therewith pursuant to the HSR Act and any such notification and report form and supplemental information will be in substantial compliance with the requirements of the HSR Act;

(iii) when reasonably requested by the other, to execute and deliver, or cause to be executed and delivered, all such documents and instruments and to take, or cause to be taken, all such further acts or other actions as the other may deem reasonably necessary or desirable to consummate the transactions contemplated by the Merger Agreement; and (iv) give written notice upon becoming aware of any event which would cause or constitute a material breach of any of the representations, warranties or covenants of such party contained or referred to in the Merger Agreement or that would cause any of the conditions to such party's own obligations to close to become incapable of being performed.

CONDITIONS TO CLOSING

    The respective obligations of each of the Company and WEC to effect the Merger are subject to the following conditions: (i) no statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order shall have been enacted, entered, promulgated, enforced or issued by any Governmental Entity preventing the Merger or any of the other transactions contemplated by the Merger Agreement; (ii) the waiting or notice period under the HSR Act or other antitrust or competition laws, if applicable to the Merger, shall have expired or been terminated; and
(iii) the Merger Agreement shall have been adopted by the Stockholders as required by the DGCL and the Company's Certificate of Incorporation and By-Laws.

    THE COMPANY'S OBLIGATIONS. The obligations of the Company to effect the Merger are subject to the following additional conditions:

    (i) the representations and warranties of WEC and AGI made in the Merger Agreement qualified as to materiality will be true and correct, and those not so qualified will be true and correct in all material respects, as of the date of the Merger Agreement and as of the time of the Closing as though made as of such time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality will be true and correct, and those not so qualified will be true and correct in all material respects, on and as of such earlier date). WEC and AGI each shall have duly performed, complied with and satisfied in all material respects all covenants, agreements and conditions required by the Merger Agreement to be performed, complied with or satisfied by them by the time of the Closing;

    (ii) there shall not be pending, threatened or in effect any injunction, writ, preliminary restraining order or any order of any nature issued by a court or governmental agency of competent jurisdiction directing that the transactions contemplated by the Merger Agreement not be consummated as so provided or any statute, rule or regulation enacted or promulgated that makes consummation of the transactions contemplated illegal;

   (iii) the Company shall have received an opinion from Houlihan Lokey Howard & Zukin or such other firm acceptable to the Company to the effect that, at and immediately after the Effective Time, and after giving effect to the Merger (and any changes in the Surviving Corporation's assets and liabilities as a result thereof), (A) on a pro forma basis, the sum of the Company's debts is less than the fair value of its assets or the present fair saleable value of its assets will be greater than the amount required to pay its probable liabilities on its debts as they mature, (B) the capital remaining in the Company after the transaction would not be unreasonably small for the business in which the Company is engaged and (C) the Company would be able to pay its debts as they mature;

    (iv) all consents, authorizations, orders and approvals of (or filings or registrations with) any Governmental Entity or third parties required in connection with the execution, delivery and performance of the Merger Agreement by WEC or AGI shall have been obtained or made, except for filings to effectuate the Merger and any documents required to be filed after the Effective Time, and except for such consents, authorizations, orders and approvals that if not obtained or made would not materially and adversely effect the ability of WEC or AGI to consummate the transactions contemplated by the Merger Agreement; and

    (v) WEC will have delivered to the Company a certificate dated as of the date of the Closing and signed by an officer of WEC and an officer of AGI confirming the satisfaction of the conditions set forth in clauses
        (i) and (iv).

    WEC'S AND AGI'S OBLIGATIONS. The obligations of WEC and AGI to effect the Merger will be subject to the following additional conditions:

    (i) the representations and warranties of the Company made in the Merger Agreement qualified as to materiality will be true and correct, and those not so qualified will be true and correct in all material respects, as of the date of the Merger Agreement and as of the time of the Closing as though made as of such time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality will be true and correct, and those not so qualified will be true and correct in all material respects, on and as of such earlier date). The Company shall have duly performed, complied with and satisfied in all material respects all covenants, agreements and conditions required by the Merger Agreement to be performed, complied with or satisfied by the Company by the time of the Closing;

    (ii) there shall not be pending, threatened or in effect any injunction, writ, preliminary restraining order or any order of any nature issued by a court or governmental agency of competent jurisdiction directing that the transactions contemplated by the Merger Agreement not be consummated as so provided or any statute, rule or regulation enacted or promulgated that makes consummation of the transactions contemplated by the Merger Agreement illegal;

   (iii) there shall be no action, suit or proceeding pending or, to the knowledge of the Company, threatened against the Company that would reasonably be expected to have a material adverse effect on the business, assets, financial condition, value, prospects or results of operations of the Company and its subsidiaries taken as a whole (a "Material Adverse Effect");

    (iv) no more than four percent (4.0%) of the shares of Common Stock outstanding immediately prior to the Effective Time shall be held by Stockholders who have not voted for the Merger Agreement and who are entitled by the DGCL to appraisal rights and who have properly demanded in writing appraisal for such shares in accordance with Section 262 of the DGCL;

    (v) all consents, authorizations, orders and approvals of (or filings or registrations with) any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or other regulatory or self-regulatory body or association or third parties required in connection with the execution, delivery and performance of the Merger Agreement by the Company shall have been obtained or made, except for filings to effectuate the Merger and any other documents required to be filed after the Effective Time, and except for such consents, authorizations, orders and approvals that, if not obtained or made, would not in the aggregate have a Material Adverse Effect;

    (vi) there will not exist or be continuing (A) any general suspension of trading, or limitation on prices for, securities on the New York Stock Exchange, the American Stock Exchange or the NASDAQ National Market,
         (B) the declaration of a banking moratorium or any suspension of payments in respect of the banks in the United States, (C) the commencement of a war, armed hostilities or other international or national calamity or emergency or a material escalation or worsening thereof directly involving the United States, or (D) any condition or material adverse change in the financial or capital markets generally that, based on the written advice of Credit Suisse First Boston addressed to WEC (a copy of which WEC will promptly provide to the Company), would reasonably be expected to materially adversely affect the syndication of leveraged bank credit facilities or the consummation of high yield offerings, as the case may be;

   (vii) the Company will have received the opinion of Brown & Wood LLP, counsel to the Company, to the effect that the Company has the corporate power and authority to execute and deliver the Merger Agreement and to consummate the Merger, all requisite approvals of the Merger Agreement by the Company's Stockholders have been obtained and, assuming due authorization and approval of the Merger Agreement by WEC and AGI, that upon the filing of a certificate of merger with the Secretary of State of the State of Delaware, the Merger will be effective; and

  (viii) the Company will have delivered to WEC a certificate dated the Closing Date and signed by an officer of the Company confirming the satisfaction of the conditions set forth in clauses (i), (iii), (iv) and (v).

INDEMNIFICATION

    WEC and the Company have agreed: (i) that all rights to indemnification and all limitations on liability existing in favor of any individual who on or prior to the Effective Time was an officer or director of the Company and any of its Subsidiaries (an "Indemnitee") as provided in the Company's Certificate of Incorporation, Company's Bylaws or an agreement between an Indemnitee and the Company or a Subsidiary of the Company as in effect as of the date hereof will survive the Merger and continue in full force and effect in respect of acts or omissions occurring on or prior to the Effective Time; (ii) for a period of six years after the Effective Time the Surviving Corporation will, to the fullest extent permitted by law, (A) indemnify and hold harmless the Indemnitees against all losses, expenses (including, without limitation, attorneys' fees and the cost of any investigation or preparation incurred in connection thereof), claims, damages, liabilities, judgments or amounts paid in settlement (collectively, "Costs") in respect to any threatened, pending or contemplated claim, action, suit or proceeding, whether criminal, civil, administrative or investigative, arising out of acts or omissions occurring on or prior to the Effective Time relating to their acts or omissions as a director or officer of the Company or any Subsidiary (including, without limitation, in respect of acts or omissions in connection with the Merger Agreement and the Merger) (an "Indemnifiable Claim") and (B) advance to such Indemnitees all expenses incurred in connection with any Indemnifiable Claim; and (iii) for a period of six years after the Effective Time, the Surviving Corporation will provide officers and directors liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such person currently covered by the Company's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of the policy in effect on the date of the Merger Agreement; provided, however, that in no event will Surviving Corporation be required to expend more than an amount per year equal to 200% of current annual premiums paid by the Company for such insurance coverage (the "Maximum Amount") to maintain or procure insurance coverage pursuant hereto; provided, further, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, the Surviving Corporation will maintain or procure, for such six year period, the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Amount.

    WEC and the Company have further agreed that the Surviving Corporation shall advance all Costs to any Indemnitee incurred by enforcing the indemnity or other obligations provided for in the Merger Agreement.

TERMINATION

    The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Closing Date:

    (i) by the mutual written consent of the Company, WEC and AGI;

    (ii) by either the Company or WEC if the Closing does not occur on or prior to March 31, 1999 (the "Outside Termination Date") (other than due to the failure of the party seeking to terminate the Merger Agreement to perform its obligations required to be performed as a condition to Closing); provided, however, that in the event all conditions to closing have been satisfied or waived other than the condition described in clause (vi) set forth under "--Conditions To Closing--WEC's and AGI's Obligations" above, the Outside Termination Date will be deemed to be the later of (A) January 31, 1999 or (B) 60 days after the first day on which all of the conditions other than the condition described in clause (vi) set forth under "--Conditions To Closing--WEC's and AGI's Obligations" above, will have been satisfied or waived, but in no event later than March 31, 1999;

   (iii) by either the Company or WEC if any Governmental Entity, will have issued a judgment, order or decree or taken any other action permanently enjoining, restraining or otherwise prohibiting any of the transactions contemplated by the Merger Agreement, and such judgment, order or decree or other action will have become final and nonappealable;

    (iv) by the Company, if the Board determines to accept an Acquisition Proposal;

    (v) by WEC, if (A) any other entity, person or group consummates a tender offer pursuant to which such person, entity or group becomes the beneficial owner of 50% or more of the then outstanding shares of Common Stock, (B) the Special Meeting has not been convened prior to the day before the Outside Termination Date and the failure to convene the Special Meeting was not (x) the fault of WEC or (y) as a result of any statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any Governmental Entity that has the effect of preventing the Company from calling, convening or holding the Special Meeting or (C) prior to the vote of Stockholders, the Board of Directors shall have withdrawn or modified or amended in any respect adverse to WEC its approval or recommendation of the Merger (it being understood that the Company making a Neutral Statement with respect to, or making a recommendation in favor of a tender or exchange offer from a third party, in a filing made pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act will constitute an adverse modification of its approval or recommendation of the Merger, unless, in the case of a Neutral Statement only, contemporaneously with the filing of such Neutral Statement the Company publicly confirms that it continues to recommend approval of the Merger and continues to actively support the Merger thereafter);

    (vi) by WEC or the Company, if the Stockholders fail to adopt the Merger Agreement at the Special Meeting; or

   (vii) by WEC, at any time during the three business days immediately following receipt of a Determination Notice, provided that WEC has cured by the time of such termination any material breach of its representations, warranties, covenants or agreements with respect to which the Company has given written notice to WEC at least five business days prior to the first date on which a proposal or inquiry is first submitted to the Company, any of its Subsidiaries or any of their respective directors, officers or employees with respect to a potential Acquisition Proposal.

TERMINATION FEES

    The Company has agreed to pay WEC a break-up fee (a "Termination Fee") as follows: (A) $10 million in the case of termination pursuant to clauses (iv),
(v)(A) or (v)(C) set forth under "--Termination" above; (B) $5 million in the case of termination pursuant to clauses (v)(B) or (vi) set forth under "--Termination" above (provided, that in the case of termination pursuant to clause (vi) set forth under "--Termination" above, at the time of the Special Meeting an Acquisition Proposal shall have been publicly announced and not withdrawn, terminated or lapsed); and (C) $3 million in the case of termination pursuant to clause (vii) set forth under "--Termination" above, and if within twelve (12) months after termination pursuant to clause (vii) set forth under "--Termination" above the Company enters into any written Company Acquisition Agreement (whether or not such Company Acquisition Agreement is related to the Acquisition Proposal which had been received at the time of the termination of the Merger Agreement) or any third party (other than an affiliate of WEC) acquires 50% or more of the then outstanding shares of Common Stock, then the Company will immediately prior to entering into such Company Acquisition Agreement pay WEC $7,000,000. In addition to any Termination Fee, the Company will pay WEC for any documented out-of-pocket expenses incurred by WEC relating to comfort letter, real property, surveys and title policies obtained by the Company at the request of WEC.

                               OPTION AGREEMENTS

    As an inducement and condition to the willingness of WEC to enter into the Merger Agreement, the Option Stockholders entered into the Option Agreements with respect to shares owned by them that collectively represent approximately 39.5% of the outstanding shares of common stock.

    Each Option Stockholder has agreed, at any meeting of Stockholders called during the term of the Option Agreements, to be present, to appear at such meeting or otherwise cause such Option Stockholder's shares (the "Option Shares") of Common Stock to be counted as present for purposes of establishing a quorum and to vote such shares (i) in favor of the Merger, (ii) against any proposal or agreement that would impede, interfere with or prevent the Merger, including any other extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Company and a third party or any other proposal of a third party to acquire the Company and (iii) if requested by WEC, in favor of any resolution the purpose of which is to cause the Merger, the Merger Agreement and the transactions contemplated thereby to be consummated and which does not relate to the election of directors.

    Additionally, each Option Stockholder has irrevocably granted to, and appointed, WEC and any nominee thereof, its proxy to vote the Option Shares at any meeting of Stockholders (i) in favor of the Merger and (ii) against any proposal or agreement that would impede, interfere with or prevent the Merger, including any other extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Company and a third party or any other proposal of a third party to acquire the Company.

    Pursuant to each Option Agreement, each of the Option Stockholders granted to WEC an irrevocable option to purchase all of the Option Shares covered by such Option Agreement, at the price of $18.50 per share, upon the occurrence of any of the following conditions:

    (i) the Company (or the Board or any committee thereof) recommends, approves, authorizes, proposes or files a Schedule 14D-9 not opposing, or publicly announces its intention to enter into, any Acquisition Transaction (other than with WEC, AGI or any of their affiliates), or resolves to do any of the foregoing;

    (ii) the Board or any committee thereof withdraws, modifies or amends in any manner adverse to WEC or AGI its authorization, approval or recommendation to the Stockholders with respect to the Merger or the Merger Agreement, or resolves to do any of the foregoing;

   (iii) any person, entity or "group" (as that term is used in Section 13(d) of the Exchange Act) (other than the Option Stockholders and their respective affiliates and other than WEC, AGI or any of their affiliates and other than persons, entities or groups that are permitted to report their ownership of shares of Common Stock with the SEC on Schedule 13G) becomes the beneficial owner (as defined in Rule 13d-3 promulgated under the Exchange Act) of 15% or more of the then outstanding Common Stock;

    (iv) any person, other than WEC, AGI or any of its affiliates, commences or announces an intention to commence a bona fide tender offer or exchange offer for any shares of Common Stock, the consummation of which would result in "beneficial ownership" (as defined in the Exchange Act) by such third party (together with all such third party's affiliates and "associates" (as defined in the Exchange Act)) of 15% or more of the then outstanding voting equity of the Company (either on a primary or a fully diluted basis); or

    (v) the Merger Agreement is terminated by the Company in connection with the determination of the Board to accept an Acquisition Proposal.

    Furthermore, each Option Stockholder has agreed (subject, in the case of Mr. Douglass, to certain limited exceptions), not to (a) offer to sell, pledge or otherwise dispose of or transfer any interest in or encumber with any lien any of the Option Shares; (b) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of the Option Shares or any interest therein; (c) grant any proxy, power-of-attorney or other authorization or consent with respect to the Option Shares (it being understood that, upon termination of the Merger Agreement, each Option Stockholder may grant a proxy with respect to the Option Shares if such proxy is, by its terms, immediately revocable upon the Closing); (d) deposit the Option Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Option Shares; or (e) take any other action with respect to the Option Shares that would in any way restrict, limit or interfere with the performance of its obligations under the Option Agreements.

    Pursuant to the terms of the Option Agreements, each Option Stockholder has agreed, in its capacity as a Stockholder (i) that neither such Option Stockholder nor its affiliates, representative or agents will (and if the Option Stockholder is a corporation, partnership, trust or other entity, such Option Stockholder will cause its officers, directors, partners, and employees, representatives and agents, including but not limited to investment bankers, attorneys and accountants, not to) directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with or provide any information to, any corporation, partnership, person or entity or group (other than WEC, AGI or any of their respective affiliates or representatives) concerning any Acquisition Proposal, (ii) to cease immediately any existing activities discussions or negotiations with any parties conducted prior to the execution of the Option Agreements with respect to any Acquisition Proposal, and
(iii) to communicate promptly to WEC, to the same extent as is required by the Company pursuant to Section 4(c) of the Merger Agreement, the terms, and other information concerning any proposal, discussion, negotiation, of inquiry and the identity of the party making such proposal or inquiry which the Option Stockholder may receive in respect of any such Acquisition Proposal.

    Each Option Agreement will terminate upon the earlier of (a) the termination of the Merger Agreement, (b) the purchase of all the Option Shares covered by such Option Agreement pursuant to the terms of the Option Agreements, (c) the first anniversary of the execution of the Option Agreements or (d) the Effective Time. However, the option to purchase the Option Shares and the prohibition on granting any proxy with respect to the Option Shares will not terminate upon termination of the Merger Agreement but will survive for sixty days thereafter if the Merger Agreement is terminated due to the occurrence of the following conditions:

    (i) if the Board determines its fiduciary obligations require it to accept an acquisition offer from a third party; or

    (ii) if any third party makes a tender offer for, and as a result becomes the owner, of 50% or more of the outstanding shares of Common Stock; or

   (iii) if the Special Meeting is not convened prior to March 31, 1999 and the failure to convene the Special Meeting was not the fault of WEC or the result of any law or court order that prevented the Company from convening the Special Meeting; or

    (iv) if, prior to the Special Meeting, the Alamo Board of Directors withdraws or modifies or amends in a manner adverse to WEC its approval or recommendation of the merger; or

    (v) the Stockholders fail to adopt the Merger Agreement at the Special Meeting and at the time of the Special Meeting an Acquisition Proposal shall have been publicly announced and not withdrawn, terminated or lapsed.

                   HISTORICAL MARKET PRICE AND DIVIDEND DATA

    Shares of Common Stock are listed for trading on the NYSE under the symbol "ALG." The table below sets forth, for the calendar quarters indicated, the reported high and low sale prices of the Common Stock as quoted on the NYSE. As of the Record Date, the Company had 211 holders of record of Common Stock. The closing market price for Common Stock on August 17, 1998, the last trading day prior to the announcement of the proposed Merger, was $16.00. On October 20, 1998, the latest practicable trading day prior to the date of this Proxy Statement, the closing market price for the Common Stock was $13 1/8. At the Effective Time, shares of Common Stock will cease to be traded on the NYSE.

                                                                                                  HIGH        LOW
                                                                                                ---------  ---------
YEAR ENDED DECEMBER 31, 1996
  First Quarter...............................................................................  $18 1/2    $15 7/8
  Second Quarter..............................................................................  19 7/8     17 3/8
  Third Quarter...............................................................................  18 1/4     13 3/4
  Fourth Quarter..............................................................................  17 1/2     14 3/8

YEAR ENDED DECEMBER 31, 1997
  First Quarter...............................................................................  $18        $15 3/8
  Second Quarter..............................................................................  20 7/8     13 1/2
  Third Quarter...............................................................................  23 3/4     18 11/16
  Fourth Quarter..............................................................................  23 1/4     19 5/8

YEAR ENDED DECEMBER 31, 1998
  First Quarter...............................................................................  $21 7/8    $15 3/8
  Second Quarter..............................................................................  19         14 1/2
  Third Quarter...............................................................................  19 3/4     13 1/2
  Fourth Quarter (through October 20, 1998)...................................................  13 15/16   10 5/8

DIVIDENDS

    The Company has paid cash dividends on the outstanding Common Stock since its initial public offering of such stock in March 1993. Dividends are paid quarterly. The following table sets forth dividends in respect of the Common Stock paid in each of the last two years and to date in the current year.

                                                                                       DOLLARS PER SHARE
                                                                       --------------------------------------------------
                                                                          FIRST       SECOND        THIRD       FOURTH
                                                                         QUARTER      QUARTER      QUARTER      QUARTER
                                                                       -----------  -----------  -----------  -----------
1996.................................................................   $     .10    $     .10    $     .10    $     .10
1997.................................................................         .10          .10          .10          .10
1998.................................................................         .10          .11          .11          .11(1)

------------------------

(1) Payable November 3, 1998

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

    Listed in the following table are the only beneficial owners that the Company is aware of as of August 31, 1998, unless otherwise noted below, of more than five percent of the Company's outstanding Common Stock. In addition, this table includes the outstanding voting securities beneficially owned by directors and executive officers of the Company and the number of shares owned by directors and executive officers as a group.

                                                                   AMOUNT AND NATURE OF
                                                                        BENEFICIAL         PERCENT OF COMMON STOCK
BENEFICIAL OWNER OF COMMON STOCK                                       OWNERSHIP(1)            OUTSTANDING(2)
----------------------------------------------------------------  ----------------------  -------------------------
WEC Company.....................................................          3,847,395(3)                39.5%
Capital Southwest Venture Corporation...........................          2,722,500(4)                27.7%
Donald J. Douglass..............................................          1,282,640(5)                13.0%
T. Rowe Price Associates, Inc...................................            752,400(6)                 7.7%
Tweedy, Browne Company LLC......................................            574,770(7)                 5.8%
Oran F. Logan...................................................            262,329                    2.7%
Joseph C. Graf..................................................                100                   *
O.S. Simpson, Jr................................................             25,280(8)                *
William R. Thomas...............................................                 --(9)                *
James B. Skaggs.................................................                100                   *
David H. Morris.................................................                 --                   *
Jim A. Smith....................................................             12,000(10)               *
Robert H. George................................................             14,250(11)               *
Geoffrey Davies.................................................                750                   *
Ian Burden......................................................              6,400(12)               *
John C. Moon....................................................              9,100
All directors and executive officers as a group (14 persons)....          1,617,149                   16.4%

------------------------

*   less than 1% of common stock outstanding

(1) In each case the beneficial owner has sole voting and investment power, except as otherwise noted herein.

(2) The calculation of percent of Common Stock outstanding is based on the number of shares of Common Stock outstanding as of August 31, 1998:
    9,735,759 shares, plus 34,100 shares subject to options exercisable within 60 days, plus 62,500 shares subject to exercisable warrants.

(3) Based on a Schedule 13D dated August 18, 1998 relating to the shares of Common Stock that are the subject of the Option Agreements in which Madison Dearborn, Madison Dearborn Partners II L.P., Madison Dearborn Partners, Inc., AGI, WEC and Woods reported that each had sole voting power over none of such shares, shared voting power over all of such shares, sole dispositive power over none of such shares and shared dispositive power over all of such shares. Madison Dearborn, Madison Dearborn Partners II, L.P., Madison Dearborn Partners, Inc., AGI, WEC and Woods each disclaim beneficial ownership of all such shares.

(4) Includes warrants held by Capital Southwest Corporation, the parent corporation of Capital Southwest Venture Corporation, to purchase 62,500 shares of Common Stock at $16.00 per share that are presently exercisable and will expire on January 3, 2000. Mr. Thomas, a director of the Company, serves as Chairman of the Board and President of both Capital Southwest Venture Corporation and Capital Southwest Corporation and shares voting and investment power with respect to the shares of Common Stock owned by Capital Southwest Venture Corporation. Mr. Thomas, personally, disclaims beneficial ownership of these shares. Capital Southwest Venture Corporation has entered into an Option Agreement. See "OPTION AGREEMENTS." Pursuant to such Option Agreement, Capital

    Southwest Venture Corporation has agreed to vote, and has granted to WEC an irrevocable proxy to vote, such shares of Common Stock in favor of adoption of the Merger Agreement at any meeting of Stockholders during the term of such Option Agreement.

(5) Includes 20,000 shares subject to options exercisable within 60 days. Includes 65,145 shares owned by The Douglass Foundation, a non-profit organization of which Mr. Douglass is the President; 89,420 shares in the Douglass Charitable Remainder Unitrust, of which Mr. Douglass is trustee; 63,100 shares owned by Helen D. Douglass, Mr. Douglass' wife. Approximately 350,000 shares, which are not included in the table, are held by various other members of Mr. Douglass' family and Mr. Douglass disclaims beneficial ownership of these shares. Mr. Douglass, Mrs. Douglass and the Douglass Charitable Remainder Unitrust each have entered into Option Agreements. See "OPTION AGREEMENTS". Pursuant to such Option Agreements, Mr. Douglass, Mrs. Douglass and The Douglass Charitable Remainder Unitrust have each agreed to vote, and have granted to WEC an irrevocable proxy to vote, their respective shares of Common Stock in favor of adoption of the Merger Agreement at any special meeting of Stockholders during the term of such Option Agreements.

(6) Based on a Schedule 13G dated February 12, 1998, in which T. Rowe Price Associates, Inc. reported that as of December 31, 1997, it or T. Rowe Price Small Cap Value Fund, Inc. had shared voting power over none of such shares, sole voting power over 752,400 of such shares, and sole dispositive power over 823,900 of such shares. T. Rowe Price Associates, Inc. and T. Rowe Price Small Cap Value Fund, Inc. disclaim beneficial ownership of all such shares.

(7) Based on a Schedule 13D dated August 5, 1998 in which (i) Tweedy, Browne Company LLC reported that it had shared voting power over none of such shares, sole voting power over 545,880 of such shares, and sole dispositive power over 550,870 of such shares, (ii) TBK Partners, L.P. reported that it had shared voting power over none of such shares, sole voting power over 7,500 of such shares, and dispositive power over 7,500 of such shares, and
    (iii) Vanderbilt Partners, L.P. reported that it had shared voting power over none of such shares, sole voting power over 16,400 of such shares and sole dispositive power over 16,400 of such shares.

(8) Excludes 13,916 shares owned by Mr. Simpson's wife. Mr. Simpson disclaims beneficial ownership of these shares.

(9) See footnote 4, above.

(10) Includes 6,000 shares subject to options exercisable within 60 days.

(11) Includes 1,800 shares subject to options exercisable within 60 days.

(12) Includes 4,800 shares subject to options exercisable within 60 days.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that the Company files at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our public filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the SEC at "HTTP://WWW.SEC.GOV." Reports, proxy statements and other information concerning us also may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

    The SEC allows us to "incorporate by reference" information into this Proxy Statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Proxy Statement, except for any information superseded by information contained directly in this Proxy Statement. This Proxy Statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about the Company and its financial condition.

ALAMO GROUP INC. SEC FILINGS (FILE NO. 0-21220)           PERIOD
--------------------------------------------------------  --------------------------------------------------------
Proxy Statement on Schedule 14A for 1998 Annual Meeting   Filed April 2, 1998

Annual Report on Form 10-K                                Year ended December 31, 1997

Quarterly Report on Form 10-Q                             Quarter ended March 31, 1998, Quarter Ended June 30,
                                                            1998

Current Reports on Form 8-K                               Filed August 20, 1998

    We incorporate by reference additional documents that we may file with the SEC between the date of this Proxy Statement and the date of the Special Meeting. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as any proxy statements.

    Documents incorporated by reference can be obtained from us or the SEC or the SEC's Internet World Wide Web site described above. Documents incorporated by reference are available from the Company without charge, excluding all exhibits unless specifically incorporated by reference as an exhibit to this Proxy Statement.

    You should rely only on the information contained or incorporated by reference in this Proxy Statement to vote your shares at the Special Meeting. We have not authorized anyone to provide you with information that is different from what is contained or incorporated by reference in this Proxy Statement. This Proxy Statement is dated October 21, 1998. You should not assume that the information contained in the Proxy Statement is accurate as of any date other than that date and the mailing of this Proxy Statement to Stockholders shall not create any implication to the contrary.

                              INDEPENDENT AUDITORS

    Ernst & Young LLP serves as the Company's independent auditors. A representative of Ernst & Young LLP will be at the Special Meeting to answer questions, as appropriate, by Stockholders and will have the opportunity to make a statement if so desired.

                                 OTHER MATTERS

    The Board of Directors knows of no other matter to be acted upon at the Special Meeting. However, if any other matters are properly brought before the Special Meeting, the persons named in the accompanying form of proxy will vote thereon in accordance with their best judgment, unless such authority is withheld.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          ALAMO GROUP INC.

Seguin, Texas
October 21, 1998

                                   APPENDIX A

                              THE MERGER AGREEMENT

                              AMENDED AND RESTATED

                          AGREEMENT AND PLAN OF MERGER

                                  by and among

                               ALAMO GROUP INC.,

                                  WEC COMPANY

                                      and

                             AGI ACQUISITION CORP.

                            ------------------------

                         Dated as of September 4, 1998

                            ------------------------

                               TABLE OF CONTENTS

                                                                                                              PAGE
                                                                                                            ---------
        ARTICLE I.  Merger................................................................................        A-1
      Section 1(a)  The Merger............................................................................        A-1
               (b)  Effective Time........................................................................        A-1
               (c)  Effects of the Merger.................................................................        A-1
               (d)  Certificate of Incorporation and By-Laws..............................................        A-1
               (e)  Directors and Officers................................................................        A-1
               (f)  Conversion of Shares..................................................................        A-2
               (g)  Conversion of Acquisition Common Stock................................................        A-2
               (h)  Warrants and Employee Stock Options...................................................        A-2
               (i)  Dissenting Shares.....................................................................        A-2
               (j)  Payment for Shares....................................................................        A-2
               (k)  Stock Transfer Books..................................................................        A-3
               (l)  Closing...............................................................................        A-3

       ARTICLE II.  Representations and Warranties of the Company.........................................        A-4
      Section 2(a)  Authority.............................................................................        A-4
               (b)  No Conflicts; Consents................................................................        A-4
               (c)  Organization and Standing.............................................................        A-4
               (d)  Capital Stock of the Company..........................................................        A-5
               (e)  SEC Reports and Financial Statements..................................................        A-5
               (f)  Absence of Certain Changes or Events..................................................        A-6
               (g)  Litigation............................................................................        A-6
               (h)  Taxes.................................................................................        A-7
               (i)  Benefit Plans.........................................................................        A-8
               (j)  Employee Relations....................................................................        A-9
               (k)  Certain Contracts and Arrangements....................................................        A-9
               (l)  Environmental Matters.................................................................        A-9
               (m)  Compliance with Laws..................................................................       A-10
               (n)  Takeover Statutes.....................................................................       A-11
               (o)  Vote Required.........................................................................       A-11
               (p)  Opinion of Financial Advisors.........................................................       A-11
               (q)  Brokers, Finders, etc.................................................................       A-11
               (r)  Tangible Property.....................................................................       A-11
               (s)  Product Warranty......................................................................       A-11
               (t)  Insurance.............................................................................       A-11
               (u)  Suppliers and Dealers.................................................................       A-11
               (v)  Real Property.........................................................................       A-12
               (w)  Intellectual Property.................................................................       A-13
               (x)  Affiliated Transactions...............................................................       A-13
               (y)  Contributions.........................................................................       A-14
               (z)  Proxy Statement.......................................................................       A-14
              (aa)  No Other Representations or Warranties................................................       A-14

      ARTICLE III.  Representations and Warranties of Buyer and Acquisition...............................       A-14
      Section 3(a)  Organization and Standing.............................................................       A-14
               (b)  Authority.............................................................................       A-14
               (c)  No Conflicts; Consents................................................................       A-14
               (d)  Information Supplied..................................................................       A-15
               (e)  Financial Ability to Perform..........................................................       A-15

                                                                                                              PAGE
                                                                                                            ---------
               (f)  Surviving Corporation after the Merger................................................       A-15
               (g)  Brokers, Finders, etc.................................................................       A-15
               (h)  Acquisition's Operations..............................................................       A-15
               (i)  No Shares Owned.......................................................................       A-15
               (j)  No Other Representations or Warranties................................................       A-15

       ARTICLE IV.  Covenants of the Company..............................................................       A-15
      Section 4(a)  Access................................................................................       A-15
               (b)  Ordinary Conduct......................................................................       A-16
               (c)  Other Transactions....................................................................       A-17
               (d)  Company Special Meeting; Preparation of the Proxy Statement...........................       A-19
               (e)  Interim Operating Reporting...........................................................       A-19

        ARTICLE V.  Covenants of Buyer and Acquisition....................................................       A-20
      Section 5(a)  Confidentiality.......................................................................       A-20
               (b)  Employees and Employee Benefit Plans..................................................       A-20
               (c)  WARN Act..............................................................................       A-20
               (d)  Indemnification.......................................................................       A-20
               (e)  Indemnification Costs.................................................................       A-21

       ARTICLE VI.  Mutual Covenants......................................................................       A-21
      Section 6(a)  Consummation of the Transactions......................................................       A-21
               (b)  Publicity.............................................................................       A-22
               (c)  Antitrust Notification................................................................       A-22
               (d)  Further Assurances....................................................................       A-22
               (e)  Notice of Breach......................................................................       A-22

      ARTICLE VII.  Conditions to Closing.................................................................       A-23
      Section 7(a)  Each Party's Obligations..............................................................       A-23
               (b)  The Company's Obligations.............................................................       A-23
               (c)  Buyer's and Acquisition's Obligations.................................................       A-24
               (d)  Frustration of Closing Conditions.....................................................       A-25

     ARTICLE VIII.  Termination...........................................................................       A-25
      Section 8(a)  Termination Events....................................................................       A-25
               (b)  Termination Notice....................................................................       A-26
               (c)  Termination Fees......................................................................       A-26
               (d)  Effects of Termination................................................................       A-26

       ARTICLE IX.  Nonsurvival of Representations, Warranties and Agreements.............................       A-27

        ARTICLE X.  Expenses..............................................................................       A-27

       ARTICLE XI.  Miscellaneous.........................................................................       A-27
     Section 11(a)  No Third-Party Beneficiaries..........................................................       A-27
               (b)  Amendment or Waiver...................................................................       A-27
               (c)  Headings..............................................................................       A-27
               (d)  Counterparts..........................................................................       A-27
               (e)  Interpretation........................................................................       A-27
               (f)  Assignment............................................................................       A-28
               (g)  Notices...............................................................................       A-28
               (h)  Entire Agreement......................................................................       A-28
               (i)  Severability..........................................................................       A-29
               (j)  Schedules.............................................................................       A-29
               (k)  Governing Law.........................................................................       A-29

DISCLOSURE SCHEDULES.................................................................        S-1
SCHEDULE 2(b)                No Conflicts; Consents (Company's)......................        S-2
SCHEDULE 2(c)                Subsidiaries............................................        S-3
SCHEDULE 2(d)                Capital Stock of the Company............................        S-5
SCHEDULE 2(e)                SEC Reports and Financial Statements....................        S-6
SCHEDULE 2(f)                Absence of Certain Changes or Events....................        S-7
SCHEDULE 2(g)                Litigation..............................................        S-8
SCHEDULE 2(h)                Taxes...................................................       S-11
SCHEDULE 2(i)                Benefit Plans...........................................       S-12
SCHEDULE 2(j)                Employee Relations......................................       S-16
SCHEDULE 2(k)                Certain Contracts and Arrangements......................       S-17
SCHEDULE 2(l)(ii)(A)         Environmental Laws......................................       S-18
SCHEDULE 2(l)(ii)(B)         Environmental Claims....................................       S-19
SCHEDULE 2(l)(ii)(C)         Potential Environmental Claims..........................       S-20
SCHEDULE 2(m)                Compliance with Laws....................................       S-21
SCHEDULE 2(s)                Product Warranty........................................       S-22
SCHEDULE 2(t)                Insurance...............................................       S-23
SCHEDULE 2(u)(i)             Suppliers...............................................       S-24
SCHEDULE 2(u)(ii)            Dealers.................................................       S-25
SCHEDULE 2(v)(i)             Owned Real Property.....................................       S-26
SCHEDULE 2(v)(ii)            Leased Real Property....................................       S-27
SCHEDULE 2(w)                Intellectual Property...................................       S-28
SCHEDULE 2(x)                Affiliated Transactions.................................       S-29
SCHEDULE 3(c)                No Conflicts; Consents (Buyer's and Acquisition's)......       S-30
SCHEDULE 4(b)                Ordinary Conduct........................................       S-31

                              TABLE OF DEFINITIONS

Acquisition..........................................................................................     preamble
Acquisition Common Stock.............................................................................         1(g)
Acquisition Proposal.................................................................................         4(c)
Agreement............................................................................................     preamble
Affected Persons.....................................................................................         2(i)
Affiliated Group.....................................................................................         2(h)
Applicable Break-Up Fee..............................................................................         8(c)
Audit................................................................................................         2(h)
Benefit Plans........................................................................................         2(i)
Board................................................................................................         2(a)
Buyer................................................................................................     preamble
Buyer's and Acquisition's Representatives............................................................         4(a)
Certificates.........................................................................................         1(j)
Cleanup..............................................................................................         2(l)
Closing..............................................................................................         1(l)
Closing Date.........................................................................................         1(l)
Code.................................................................................................         2(h)
Company..............................................................................................     preamble
Company Acquisition Agreement........................................................................         4(c)
Company Balance Sheet................................................................................         2(r)
Company Common Stock.................................................................................     preamble
Company SEC Reports..................................................................................         2(e)
Company's Intellectual Property Rights...............................................................         2(w)
Company Special Meeting..............................................................................         4(d)
Costs................................................................................................         5(d)
Counter Offer........................................................................................         4(c)
Delaware Law.........................................................................................     preamble
Determination........................................................................................         4(c)
Determination Notice.................................................................................         4(c)
Dissenting Shares....................................................................................         1(i)
DOJ..................................................................................................         6(c)
Effective Time.......................................................................................         1(b)
Environmental Claim..................................................................................         2(l)
Environmental Laws...................................................................................         2(l)
ERISA................................................................................................         2(i)
Exchange Act.........................................................................................         2(e)
Financing Materials..................................................................................         4(a)
FTC..................................................................................................         6(c)
GAAP.................................................................................................         2(e)
Governmental Entity..................................................................................         2(b)
Hazardous Materials..................................................................................         2(l)
HSR Act..............................................................................................         2(b)
Indemnifiable Claim..................................................................................         5(d)
Indemnitees..........................................................................................         5(d)
Intellectual Property Rights.........................................................................         2(w)
IRS..................................................................................................         2(h)
Leased Real Property.................................................................................         2(v)
Leases...............................................................................................         2(v)

Material Adverse Effect..............................................................................         2(b)
Material Contracts...................................................................................         2(k)
Maximum Amount.......................................................................................         5(d)
Merger...............................................................................................     preamble
Merger Consideration.................................................................................         1(f)
Merrill Lynch........................................................................................         2(p)
Neutral Statement....................................................................................         4(c)
Option...............................................................................................         1(h)
Option Agreement.....................................................................................     preamble
Option Settlement Amount.............................................................................         1(h)
Outside Termination Date.............................................................................         8(a)
Owned Real Property..................................................................................         2(v)
Paying Agent.........................................................................................         1(j)
Payment Fund.........................................................................................         1(j)
Permitted Encumbrances...............................................................................         2(v)
Person...............................................................................................         2(g)
Pre-Closing Tax Period...............................................................................         2(h)
Proxy Statement......................................................................................         2(z)
Real Property........................................................................................         2(v)
Release..............................................................................................         2(l)
SEC..................................................................................................         2(b)
Securities Act.......................................................................................         2(e)
Shares...............................................................................................         1(f)
Subsidiary...........................................................................................         2(c)
Surviving Corporation................................................................................         1(a)
Tax or Taxes.........................................................................................         2(h)
Tax Return...........................................................................................         2(h)
Treasury Regulations.................................................................................         2(h)
WARN Act.............................................................................................         2(j)
Warrant..............................................................................................         1(h)
Warrant Settlement...................................................................................         1(h)

                              AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER

    AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (including the exhibits and schedules attached hereto, the "Agreement"), dated as of September 4, 1998, by and among Alamo Group Inc., a Delaware corporation (the "Company"), WEC Company, a Delaware corporation ("Buyer"), and AGI Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Buyer ("Acquisition").

                              W I T N E S S E T H:

    WHEREAS, the respective Boards of Directors of Buyer, Acquisition and the Company have each approved the acquisition of the Company by Buyer, through the merger of Acquisition with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the "Delaware Law"), whereby each issued and outstanding share of common stock, par value $0.10 per share, of the Company (the "Company Common Stock") (other than shares owned directly or indirectly by Buyer, any wholly-owned subsidiary of Buyer, Acquisition, the Company or any wholly owned Subsidiary (as defined in Section 2(c) hereof) immediately prior to the Effective Time (as defined in Section 1(b) hereof) and other than Dissenting Shares (as defined in Section 1(i) hereof)) will be converted into the right to receive the Merger Consideration (as defined in Section 1(f)(i) hereof) in accordance with the provisions of Article I of this Agreement;

    WHEREAS, Buyer, Acquisition and certain stockholders have entered into an option agreement, dated as of the date hereof (each, an "Option Agreement"), providing Buyer with an option to purchase certain shares of Company Common Stock and, under certain circumstances, obligating each of the stockholders that are parties thereto to vote for approval of the Merger and this Agreement at the Company Special Meeting (as defined hereinafter);

    NOW, THEREFORE, in consideration of the representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, Buyer, Acquisition and the Company hereby agree as follows:

    ARTICLE I.  MERGER.

    Section 1 (a) THE MERGER. Upon the terms and subject to the conditions hereof and in accordance with the relevant provisions of the Delaware Law, at the Effective Time (as defined hereinafter) Acquisition and the Company will consummate the Merger, pursuant to which: (i) Acquisition shall be merged with and into the Company; (ii) the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall continue its corporate existence under the Delaware Law; and (iii) the separate corporate existence of Acquisition shall cease.

    (b) EFFECTIVE TIME. The Merger shall be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger or such other document or documents as may be permitted or required pursuant to the relevant provisions of the Delaware Law (the time of such filing being the "Effective Time").

    (c)  EFFECTS OF THE MERGER.  The Merger shall have the effects set forth in
Section 259 of the Delaware Law.

    (d) CERTIFICATE OF INCORPORATION AND BY-LAWS. The Certificate of Incorporation of the Company at the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, and the By-Laws of Acquisition at the Effective Time shall be the By-Laws of the Surviving Corporation, in each case until modified in accordance with applicable law.

    (e) DIRECTORS AND OFFICERS. The directors of Acquisition at the Effective Time shall be the directors of the Surviving Corporation until their successors are duly elected and qualified and the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation until replaced in accordance with the By-Laws of the Surviving Corporation.

    (f)  CONVERSION OF SHARES.

        (i) At the Effective Time, each share of Company Common Stock then issued and outstanding (the "Shares") (other than Shares owned by the Company, any wholly-owned Subsidiary, Buyer, Acquisition or any wholly owned subsidiary of Buyer and Dissenting Shares as defined in Section 1(j) below) shall, by virtue of the Merger and without any action on the part of the holders thereof, be converted into the right to receive $18.50 net in cash (the "Merger Consideration"), payable to the holder thereof, without interest, upon surrender of the certificate formerly representing such Share as provided in Section 1(k) hereof.

        (ii) At the Effective Time, each Share owned by the Company, any wholly-owned Subsidiary, Buyer, Acquisition or any wholly owned subsidiary of Buyer shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and retired and shall cease to exist without any payment therefor.

    (g) CONVERSION OF ACQUISITION COMMON STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each issued and outstanding share of common stock, par value $0.01 per share, of Acquisition ("Acquisition Common Stock") issued and outstanding shall be converted into and exchanged for one share of common stock of the Surviving Corporation.

    (h) WARRANTS AND EMPLOYEE STOCK OPTIONS. At the Effective Time, each then outstanding warrant (a "Warrant") to purchase shares of Company Common Stock and each then outstanding option (an "Option") to purchase shares of Company Common Stock heretofore granted under any employee stock option or compensation plan or other arrangement with the Company shall be cancelled and in exchange therefore, the holder thereof shall receive a cash payment from the Company in an amount equal to the amount, if any, by which the Merger Consideration exceeds the per share exercise price of such Warrant or Option, multiplied by the number of shares of Company Common Stock then subject to such Warrant or Option, as the case may be (the "Warrant Settlement Amount" or the "Option Settlement Amount", as the case may be), but subject to all required tax withholdings by the Company. The obligation of the Surviving Corporation to pay the Warrant Settlement Amount or the Option Settlement Amount to any holder of an Option or Warrant shall be subject to such holder executing an agreement acknowledging cancellation of such holder's Option or Warrant and all rights thereunder in exchange for the appropriate Option Settlement Amount or Warrant Settlement Amount.

    (i) DISSENTING SHARES. Notwithstanding anything in this Agreement to the contrary, Shares which are issued and outstanding immediately prior to the Effective Time and which are held by a stockholder who has not voted such Shares in favor of the Merger and who is entitled by the Delaware Law to appraisal rights, and who shall have properly demanded in writing appraisal for such Shares in accordance with Section 262 of the Delaware Law (collectively, the "Dissenting Shares"), shall not be converted into the right to receive the Merger Consideration unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost his rights to appraisal and payment under the Delaware Law. Stockholders who have perfected their rights under
Section 262 of the Delaware Law shall be entitled to receive payment of the appraised value of such Shares in accordance with Section 262 of the Delaware Law, except that if any such holder shall have so failed to perfect or shall have effectively withdrawn or lost such right, such holder's Shares shall thereupon be deemed to have been converted into the right to receive, as of the Effective Time, the Merger Consideration without any interest thereon. Prior to the Effective Time, the Company shall not, except with the prior written consent of Buyer, make any payment with respect to, or settle or offer to settle, any such demands.

    (j)  PAYMENT FOR SHARES.

        (i) PAYING AGENT. Immediately prior to the Effective Time, Buyer shall, pursuant to an agreement with a paying agent (the "Paying Agent"), deposit, or cause to be deposited, with or for the account of the Paying Agent in trust for the benefit of the holders of Shares (other than Shares to be cancelled pursuant to Section 1(f)(ii) and any Dissenting Shares) for exchange through the Paying Agent in accordance with this Article 1, cash in the aggregate amount required to be exchanged for Shares pursuant to Section 1(f) (the "Payment Fund"). The Paying Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration out of the Payment Fund to holders of Shares in accordance with Section 1(j)(ii) below. The Payment Fund shall not be used for any other purposes. The Paying Agent shall invest funds in the Payment Fund only in short-term securities issued or guaranteed by the United States government or certificates of deposit of commercial banks that have consolidated total assets of not less than $5,000,000,000 and are "well capitalized" within the meaning of the applicable federal bank regulations. Any interest or other income earned on the investment of funds in the Payment Fund shall be for the account of and payable to Buyer.

        (ii) PAYMENT PROCEDURE. Promptly after the Effective Time, Buyer will cause the Paying Agent to mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time evidenced outstanding Shares (other than Shares to be cancelled pursuant to Section 1(f)(ii) and any Dissenting Shares) ("Certificates"), (A) a notice of the effectiveness of the Merger, (B) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such customary form and have such other provisions as Buyer may specify in accordance with the terms of this Agreement) and (C) instructions to effect the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate, less any required tax withholdings, and the Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 1(k), from and after the Effective Time each Certificate shall be deemed to evidence only the right to receive, upon surrender thereof, the Merger Consideration. In no event will interest be paid or accrued on the Merger Consideration payable upon the surrender of Certificates.

        (iii) TERMINATION OF PAYMENT FUND. Any portion of the Payment Fund that remains undistributed to the holders of Shares for six months after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any holders of Certificates who have not theretofore complied with this
    Section 1 shall thereafter look, subject to Section 1(j)(iv), only to the Surviving Corporation for the Merger Consideration to which they are entitled pursuant to this Article I.

        (iv) ABANDONED PROPERTY LAWS. Neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Certificate for any cash from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to two years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration payable to the holder of such Certificate would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 2(b)) any such Merger Consideration in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

    (k) STOCK TRANSFER BOOKS. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of Shares thereafter on the records of the Company. After the Effective Time, any Certificates presented to the Paying Agent, or the Surviving Corporation for any reason, shall be cancelled and exchanged for the Merger Consideration as provided hereby.

    (l) CLOSING. Upon the terms and subject to the conditions hereof, the closing of the Merger (the "Closing") shall take place at (i) the offices of Brown & Wood LLP, One World Trade Center, New York,

New York 10048 at 10:00 a.m., local time, on November 16, 1998, or (ii) such other place and/or time and/or on such other date as the Company and the Buyer may agree or as may be necessary to permit the fulfillment or waiver of the conditions herein (in case of either clause (i) or (ii), the "Closing Date").

    ARTICLE II. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants to Buyer and Acquisition as follows:

    Section 2 (a) AUTHORITY. The Company has the corporate power and authority to execute this Agreement and consummate the transactions contemplated hereby. The execution and delivery of this Agreement, and the performance by the Company of its obligations hereunder, have been duly authorized by the Board of Directors of the Company (the "Board") and, except for adoption of this Agreement by the stockholders of the Company as provided in Section 4(d) hereof, no further corporate action is necessary on the part of the Company. This Agreement has been duly executed and delivered by the Company and, assuming the due execution and delivery by the other parties hereto, constitutes a valid and binding obligation of the Company, enforceable against it in accordance with its terms.

    (b) NO CONFLICTS; CONSENTS. Except as set forth on Schedule 2(b), neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated hereby will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under any provision of (i) the respective certificates of incorporation or by-laws of the Company or any Subsidiary (as such term is defined in Section 2(c) below), (ii) any note, bond, mortgage, indenture, deed of trust, license, lease, contract, commitment, agreement or arrangement to which the Company or any Subsidiary is a party or by which any of them or any of their respective properties or assets is bound or
(iii) any judgment, order or decree, or statute, law, ordinance, rule or regulation, applicable to the Company or any Subsidiary or any of their respective properties or assets, in each case except for any such conflict, violation, default or right which would not reasonably be expected to have a material adverse effect on the business, assets, financial condition, value, prospects or results of operations of the Company and its Subsidiaries taken as a whole (a "Material Adverse Effect"). No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or other regulatory or self-regulatory body or association (a "Governmental Entity") is required to be obtained or made by the Company or any Subsidiary in connection with the consummation of the transactions contemplated hereby other than (U) the filing of a certificate of merger pursuant to the relevant provisions of Delaware Law,
(V) filings with the Securities and Exchange Commission (the "SEC") and the state securities or "blue sky" commission or similar body in each state where such filing may be necessary, (W) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), or other applicable antitrust or competition laws, (X) as set forth on
Schedule 2(b), (Y) as become applicable solely as a result of the specific regulatory status of Buyer or Acquisition and their affiliates and (Z) those the failure of which to make or obtain would not reasonably be expected to have a Material Adverse Effect.

    (c) ORGANIZATION AND STANDING. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each of the Company and its Subsidiaries has all requisite corporate power and authority to carry on its respective businesses as presently conducted and to own, lease and operate its respective properties and assets as currently owned, leased and operated, and each is duly qualified to do business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it, or where the nature of the business conducted by it, make such qualification necessary, except where the failure to so qualify or be in good standing would not reasonably be expected to have a Material Adverse Effect. Each of the Company and its Subsidiaries is in possession of all licenses, permits and authorizations legally necessary for the Company or any Subsidiary to own, lease and operate its properties or to carry on its business as it is now being conducted, except for those which the failure to possess would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect on the Company. The term "Subsidiary" means each corporation or entity of which a majority of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by the Company. As of the date hereof, the only direct or indirect Subsidiaries are those set forth on
Schedule 2(c) hereto. Except as set forth on Schedule 2(c), neither the Company nor any Subsidiary, directly or indirectly, beneficially owns any equity interest in any Person which is not a Subsidiary of the Company. Schedule 2(c) sets forth a complete and accurate list of all of the issued and outstanding shares of capital stock of each Subsidiary, and except as set forth on Schedule 2(c), all such shares are owned by the Company or another Subsidiary free and clear of all liens, claims, security interests or other encumbrances, and all such shares have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth on Schedule 2(c), there are no (i) outstanding warrants, options, rights, agreements, convertible or exchangeable securities or other commitments (A) pursuant to which any Subsidiary is or may become obligated to issue, sell, purchase, return or redeem any shares of capital stock or other securities of any Subsidiary or the Company or (B) that give any person the right to receive any benefits or rights similar to any rights enjoyed by or accruing to the holders of shares of any Subsidiary or (ii) voting trusts, voting agreements, stockholders agreements or similar arrangements relating to any shares of capital stock or other securities of any Subsidiary of which any Subsidiary has knowledge.

    (d) CAPITAL STOCK OF THE COMPANY. The authorized capital stock of the Company consists of 20,000,000 shares of Company Common Stock, of which 9,735,759 shares of Company Common Stock, constituting the Shares, are duly authorized, validly issued and outstanding, and fully paid and nonassessable. Except for the Shares, there are no other shares of capital stock of the Company outstanding. None of the Shares have been issued in violation of, or are subject to, any purchase option, call, right of first refusal or preemptive, subscription or similar right under any provision of applicable law, the Certificate of Incorporation or By-laws of the Company or any agreement, contract or instrument to which the Company is a party or by which it or any of its properties or assets is bound. Except as set forth on Schedule 2(d), there are (i) no outstanding warrants, options, rights, agreements, convertible or exchangeable securities or other commitments (other than this Agreement) (A) pursuant to which the Company is or may become obligated to issue, sell, purchase, return or redeem any shares of capital stock or other securities of the Company or any Subsidiary or (B) that give any person the right to receive any benefits or rights similar to any rights enjoyed by or accruing to the holders of Shares of the Company or (ii) voting trusts, voting agreements, stockholders agreements or similar arrangements relating to the Shares of which the Company has knowledge.

    (e) SEC REPORTS AND FINANCIAL STATEMENTS. Except as set forth on Schedule 2(e), each form, report, schedule, registration statement and definitive proxy statement filed by the Company with the SEC since December 31, 1996, which include all the documents (other than preliminary material) that the Company was required to file with the SEC since such date (the "Company SEC Reports"), as of their respective dates, complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports. None of the Company SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company's Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q filed by the Company with the SEC since December 31, 1994 comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles as in effect from time to time in the United States ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q under the Securities Act) and fairly present, in all material respects, the consolidated financial position of the Company and the Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended, subject in the case of interim financial statements to normal year-end adjustments and except that the interim financial statements do not contain all of the footnote disclosures required by GAAP. Except as set forth on
Schedule 2(e), neither the Company nor any Subsidiary has any liabilities or obligations, whether absolute, accrued, fixed, contingent, liquidated, unliquidated or otherwise and whether due or to become due (including, without limitation, any earn-out, installment or contingent payment obligation arising out of any acquisition by the Company or any Subsidiary of any interest in any business (or any portion thereof)), except (i) as disclosed in the Company SEC Reports filed after December 31, 1997 and prior to the date hereof, (ii) as incurred in connection with the transactions contemplated or as provided by this Agreement, (iii) as incurred after December 31, 1997 in the ordinary course of business and consistent with past practices in manner and amount, or (iv) except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has delivered to Buyer true and complete copies of all agreements and instruments that evidence or otherwise govern the Company's indebtedness set forth on Schedule 2(e) or reflected in the most recent balance sheet included in financial statements contained in the Company SEC Reports.

    (f) ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 1997, except as contemplated hereby and except as disclosed in the Company SEC Reports filed after December 31, 1997 and prior to the date hereof, the Company and each Subsidiary have conducted their respective businesses only in the ordinary course, consistent with past practice, and there has not occurred or arisen any event or events which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect or which would reasonably be expected to prevent or delay in any material respect the consummation of any of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, except as set forth on Schedule 2(f) hereto or in the Company SEC Reports filed prior to the date hereof, since December 31, 1997, neither the Company nor any Subsidiary has: (i) issued any notes, bonds or other debt securities or any capital stock or other equity securities or any securities convertible, exchangeable or exercisable into any capital stock or other equity securities; (ii) borrowed any amount or incurred or become subject to any material liabilities, except liabilities incurred in the ordinary course of business; (iii) paid any material obligation or liability, other than liabilities paid in the ordinary course of business; (iv) other than the quarterly dividend declared on July 2, 1998 and paid on August 4, 1998 for the second quarter of the Company's 1998 fiscal year, declared or made any payment or distribution of cash or other property to its stockholders with respect to its capital stock or other equity securities or purchased or redeemed any shares of its capital stock or other equity securities (including, without limitation, any warrants, options or other rights to acquire its capital stock or other equity securities); (v) sold, assigned or transferred any of its material tangible assets, except in the ordinary course of business, (vi) sold, assigned or transferred any patents or patent applications, trademarks, service marks, trade names, corporate names, copyrights or copyright registrations, trade secrets or other intangible assets, or disclosed any proprietary confidential information to any Person (other than in circumstances in which the Company has imposed confidentiality restrictions); (vii) waived any rights entitling the Company to receive consideration in excess of $50,000, whether or not in the ordinary course of business or suffered any loss in excess of $100,000 that would constitute an extraordinary loss under GAAP; (viii) made any commitments for capital expenditures in excess of $400,000 in the aggregate; (ix) made any loans or advances to, guarantees for the benefit of, or any Investments in, any Persons (other than its Subsidiaries) in excess of $200,000 in the aggregate; or
(x) entered into any written agreement to do any of the foregoing. For purposes of this Agreement, "Person" shall mean any individual, corporation, partnership, limited liability, company, joint venture, Governmental Entity or any other entity.

    (g) LITIGATION. Except as disclosed on Schedule 2(g), there is no suit, action or proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary that, individually or in the aggregate, would reasonably be expected to (i) have a Material Adverse Effect or
(ii) prevent, delay or burden in any material respect the Company's performance of its obligations under, or consummation of the transactions contemplated by, this Agreement. There is not any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any Subsidiary which has had or would reasonably be expected to have a Material Adverse Effect.

    (h)  TAXES.

        (i) For purposes of this Agreement, (A) "Tax" or "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, property, sales, withholding, social security, occupation, use, service, license, payroll, franchise, transfer and recording taxes, fees and charges, including estimated taxes, imposed by the United States or any other taxing authority (domestic or foreign), whether computed on a separate, consolidated, unitary, combined or any other basis and such term shall include any interest, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to any such taxes, charges, fees, levies or other assessments; (B) "Tax Return" shall mean any return, report or other document or information required to be supplied to a taxing authority in connection with Taxes, including any schedule or attachment thereto; (C) "IRS" shall mean the United States Internal Revenue Service; (D) "Treasury Regulations" shall mean the Treasury Regulations promulgated under the Code; (E) "Pre-Closing Tax Period" shall mean all taxable periods ending on or before the Closing Date and the portion ending on the Closing Date of any taxable period that includes (but does not end on) such day; (F) "Audit" shall mean any audit, assessment of Taxes, reassessment of Taxes, or other examination by any taxing authority or any judicial or administrative proceedings or appeal of such proceedings;
    (G) "Code" shall mean the Internal Revenue Code of 1986, as amended; and (H) "Affiliated Group" shall mean any affiliated group within the meaning of
    Section 1504 of the Code or any similar group defined under a similar or corresponding provision of state, local or foreign Tax law.

        (ii) The Company and its Subsidiaries are each "C" corporations as defined in the Code.

       (iii) In the last five years, the only jurisdictions where the Company and its Subsidiaries have filed any income Tax Returns are with the Federal government of the United States and with the States of California, Georgia, Illinois, Iowa, Kansas, Oklahoma, Pennsylvania and Tennessee and in the following foreign jurisdictions: the United Kingdom, France and the Netherlands.

        (iv) Except as set forth on Schedule 2(h), (A) the Company and each Subsidiary have duly filed (taking into account any allowable extensions) with the appropriate Governmental Entities all Tax Returns required to be filed on or prior to the date hereof, and such Tax Returns are true, correct and complete in all material respects, (B) the Company and each Subsidiary has duly paid all Taxes due and owing and the unpaid Taxes of the Company and each Subsidiary have been properly accrued in accordance with GAAP and do not exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth or included in the most recent balance sheet of the Company and each Subsidiary, respectively, (C) there are no liens for Taxes upon the Shares or the assets of the Company or any Subsidiary, except for statutory liens for current Taxes not yet due, (D) the Company and each Subsidiary have complied with all applicable laws, rules and regulations relating to the payment and withholding of Taxes; and have, within the time and the manner prescribed by law, withheld from and paid over to the proper Governmental Entities all amounts required to be so withheld and paid over under applicable laws, (E) no Audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of the Company or any Subsidiary, and neither the Company nor any Subsidiary have received notice of any pending Audits or proceedings, (F) there are no outstanding written requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against the Company or any Subsidiary, (G) neither the Company nor any Subsidiary is a party to any agreement providing for the allocation or sharing of Taxes, and (H) no power of attorney has been executed by the Company or any Subsidiary with respect to any matter relating to Taxes which is currently in force, (I) neither the

    Company nor any Subsidiary has been a member of an Affiliated Group (other than one of which the Company was the common parent) or filed or been included in a combined, consolidated or unitary Tax Return, other than one filed by the Company, (J) neither the Company nor any Subsidiary is liable for any unpaid Taxes of an Affiliated Group of which it was a member prior to the Closing Date, (K) neither the Company nor any Subsidiary has made any payments, and is not and will not become obligated to make any payments, that will be non-deductible under Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law), (L) neither Company nor any Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (1) any change in method of accounting for a taxable period ending on or prior to the Closing Date, (2) any closing agreement described in Section 7121 of the Code (or any corresponding provision of state, local or foreign income Tax law), (3) any deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision or administrative rule of federal, state, local or foreign Tax law) arising prior to the Closing Date, or (4) any installment sale made prior to the Closing Date, and (M) no claim has ever been made by a taxing authority in a jurisdiction where the Company or any Subsidiary does not file Tax Returns that the Company or any Subsidiary, as the case may be, is or may be subject to Taxes assessed by such jurisdiction

    (i) BENEFIT PLANS. Set forth on Schedule 2(i) is a list of each bonus, deferred compensation, pension, profit-sharing, retirement, stock purchase or stock option, hospitalization or other medical, life or other insurance plan relating to the Company's and any Subsidiary's businesses, including any policy, plan, program or agreement that provides for the payment of severance benefits, salary continuation, salary in lieu of notice or similar benefits (collectively, the "Benefit Plans"), maintained, sponsored or obligated to be contributed to by the Company or any Subsidiary or under which the Company or any Subsidiary has any present or future material obligations or material liability on behalf of the Company's or any Subsidiary's employees or former employees or their dependents or beneficiaries (collectively, the "Affected Persons"). To the knowledge of the Company, the Benefit Plans that are subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Company are in compliance with the presently applicable provisions of ERISA and the Code and any other applicable law, in all material respects. For purposes of this paragraph 2(i), Subsidiaries shall include any entity that together with the Company is treated as a single employer for purposes of Section 414 of the Code.

    All contributions made or required to be made under any Benefit Plan meet the requirements for deductibility under the Code, and all contributions that are required but have not been made as of the date hereof and as of the Closing Date have been properly recorded on the books of the Company or its Subsidiaries, as the case may be, to the extent required under GAAP.

    No Benefit Plan is a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA, and no Benefit Plan is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA. No event has occurred with respect to the Company or any Subsidiary in connection with which the Company or any Subsidiary could be subject to any material liability or lien with respect to any Benefit Plan under ERISA, the Code or any other applicable law.

    Except as described in Schedule 2(i), neither the Company nor any Subsidiary is or will be obligated under any circumstance to pay any separation, severance, termination or similar benefit as a result of any transaction contemplated by this Agreement, solely as a result of a change in control or ownership within the meaning of Section 280G of the Code, or for any other reason.

    Except as described in Schedule 2(i), neither the Company nor any Subsidiary has any obligation or otherwise to provide health or life insurance benefits to former employees of the Company or Subsidiary or any other person, except as specifically required by Part 6 of Subtitle B of Title I of ERISA.

    With respect to each Benefit Plan, the Company has provided the Buyer with true, complete and correct copies of (to the extent applicable) (i) the most recent annual report (Form 5500 series) filed with the IRS (with applicable attachments), (ii) the most recent financial statement, (iii) the most recent summary plan description provided to participants, and (iv) the most recent determination letter received from the IRS. There are no pending or threatened actions, suits, investigations or claims with respect to any Benefit Plan (other than routine claims for benefits).

    (j) EMPLOYEE RELATIONS. Except as set forth on Schedule 2(j), (i) no employee related complaint, inquiry or investigation against the Company or any Subsidiary is pending before the National Labor Relations Board; (ii) there is no labor strike, dispute, slowdown or stoppage pending or, to the best of the Company's knowledge, threatened against or involving the Company or any Subsidiary; (iii) no employee grievance which would reasonably be expected to have a Material Adverse Effect is pending and no claim therefor has been asserted; (iv) no collective bargaining agreement is currently being negotiated by the Company or any Subsidiary and no union organizing or decertification efforts are underway or threatened; and (v) neither the Company nor any Subsidiary has experienced any material labor dispute during the last three years. Any notice required under any law or collective bargaining agreement has been given, and all bargaining obligations with any employee representative have been satisfied. Neither the Company nor any Subsidiary has implemented any plant closing or mass layoff of employees as those terms are defined in the Worker Adjustment Retraining and Notification Act of 1988, as amended ("WARN Act"), 29 U.S.C. SectionSection 2101 et seq., or any similar state or local law or regulation, and no layoffs that could implicate such laws or regulations will be implemented before Closing without advance notification to Buyer.

    (k) CERTAIN CONTRACTS AND ARRANGEMENTS. Schedule 2(k) lists each contract which is required by its terms to result in the payment or receipt by the Company or any Subsidiary of more than $100,000 per year or $250,000 in the aggregate over the term of the contract (collectively, "Material Contracts"), to which the Company or any Subsidiary is a party, except for contracts which have been filed and are publicly available prior to the date of this Agreement as exhibits to any Company SEC Report. Except as set forth in Schedule 2(k), each Material Contract by which the Company or any Subsidiary is bound is in full force and effect and is a legal, valid and binding obligation of the Company or the Subsidiary which is party thereto, enforceable against such party, subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium (whether general or specific) and similar law as relating to creditors' rights generally, and general principles of equity (regardless of whether such enforcement is sought in a proceeding in equity or at law), as of the date hereof, and neither the Company nor any Subsidiary, nor, to the knowledge of the Company, any other party thereto, is in breach of, or default under, any such Material Contract or agreement, and no event has occurred that with notice or passage of time or both would constitute such a breach or default thereunder by the Company or any Subsidiary, or, to the knowledge of the Company, any other party thereto, except for such failures to be in full force and effect and such breaches and defaults which, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

    (l)  ENVIRONMENTAL MATTERS.

        (i) (A) "Cleanup" means all actions required to: (1) cleanup, remove, treat or remediate Hazardous Materials (as defined hereinafter) in the indoor or outdoor environment; (2) prevent the Release (as defined hereinafter) of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (3) perform preremedial studies and investigations and postremedial monitoring and care; or (4) respond to any governmental requests for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Materials in the indoor or outdoor environment.

        (A) "Environmental Claim" means any claim, action, cause of action, investigation or written notice by any Person alleging potential liability (including, without limitation, potential liability for investigatory costs, Cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (1) the presence or Release of any Hazardous Materials at any location, whether or not owned or operated by the Company or any Subsidiary or (2) circumstances forming the basis of any violation of any Environmental Law (as defined hereinafter).

        (B) "Environmental Laws" means all federal, state, local and foreign laws and regulations, including principles of common law nuisance, relating to worker health and safety, pollution or protection of the environment, including, without limitation, laws relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, transport or handling of Hazardous Materials.

        (C) "Hazardous Materials" means all materials, substances or wastes with respect to which liabilities or standards of conduct are imposed, or which are regulated under, any Environmental Law.

        (D) "Release" means any release, spill or emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

        (ii) (A) Except as set forth in Schedule 2(l)(ii)(A), the Company and its Subsidiaries have complied in all material respects and are in compliance in all material respects with all applicable Environmental Laws (which compliance includes, but is not limited to, the possession by the Company and its Subsidiaries of all permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof). Except as set forth in Schedule 2(l)(ii)(A), since January 1, 1996 and prior to the date of this Agreement, neither the Company nor any Subsidiary has received any communication (written or oral), whether from a Governmental Entity, citizens, group, employee or otherwise, alleging that the Company or any of its Subsidiaries is not in such compliance.

        (A) Except as set forth in Schedule 2(l)(ii)(B), there is no Environmental Claim pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or, to the knowledge of the Company, against any Person whose material liability for any Environmental Claim the Company or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law.

        (B) Except as set forth in Schedule 2(l)(ii)(C), with respect to each parcel of Owned Real Property there are no present or, for the period prior to the date hereof during which the Company or any Subsidiary was the owner of such parcel of Owned Real Property, past actions, activities, circumstances, conditions, events or incidents or, to the knowledge of the Company, at any time prior to the Company's or a Subsidiary's ownership of such parcel of Owned Real Property, past actions, activities, circumstances, conditions, events or incidents, including, without limitation, the Release or presence of any Hazardous Material, that could form the basis of any Environmental Claim against the Company or any of its Subsidiaries or, to the knowledge of the Company, against any person whose material liability for any Environmental Claim the Company or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law.

        (C) The Company agrees to cooperate with Buyer to effect the transfers of or otherwise obtain any permits or other governmental authorizations under Environmental Laws that will be required to permit Buyer to conduct the business as conducted by the Company and its Subsidiaries immediately prior to the Closing Date.

    (m) COMPLIANCE WITH LAWS. Except as set forth on Schedule 2(m), the Company and its Subsidiaries have complied with and are currently in compliance with all statutes, laws, regulations and ordinances applicable to the conduct of their businesses, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect and no suit, action, investigation, proceeding, claim or notice has been filed or commenced (or to the knowledge of the Company is threatened) alleging any failure to so comply; it being understood that nothing in this representation addresses any compliance issue that is related to any Environmental Law.

    (n) TAKEOVER STATUTES. No "fair price," "moratorium," "control share acquisition" or other similar antitakeover statute or regulation enacted under state or federal laws in the United States applicable to the Company is applicable to the Merger (including, without limitation, Section 203 of the Delaware Law).

    (o) VOTE REQUIRED. The affirmative vote of a majority of the outstanding Shares is the only vote of holders of capital stock of the Company required to adopt this Agreement.

    (p) OPINION OF FINANCIAL ADVISORS. The Company has received the opinion or advice of Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") on August 18, 1998 to the effect that, as of such date, the consideration to be received by holders of shares of Company Common Stock (other than Buyer or any affiliate thereof) pursuant to the Merger is fair from a financial point of view to such holders.

    (q) BROKERS, FINDERS, ETC. Except as set forth in the Merrill Lynch Engagement Letter dated February 23, 1998, a true and correct copy of which was provided to Buyer prior to the date hereof, the Company is not subject to any valid claim of any broker, investment banker, finder or other intermediary in connection with the transactions contemplated by this Agreement.

    (r) TANGIBLE PROPERTY. The Company and each Subsidiary have good title to, or a valid leasehold interest in, the tangible personal properties and assets used by them or shown on the most recent balance sheet of the Company included in the Company SEC Reports (the "Company Balance Sheet") or acquired after the date thereof (except those sold or otherwise disposed of for fair value since March 30, 1998 in the ordinary course of business), which are free and clear of any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (i) mechanic's, materialmen's and similar liens arising or incurred in the ordinary course of business, (ii) purchase money liens and encumbrances identified and reflected on the Company Balance Sheet, and (iii) mortgages, pledges, liens, encumbrances, charges or other security interests that do not, individually or in the aggregate, materially adversely affect the current use of such property or asset.

    (s) PRODUCT WARRANTY. Except as set forth in Schedule 2(s), all products manufactured, distributed or sold by the Company and each Subsidiary prior to the Closing Date with respect to which any contractual warranty period has not expired have been manufactured, distributed or sold, as applicable, in conformity in all material respects with all applicable contractual commitments and all express or implied warranties.

    (t) INSURANCE. Schedule 2(t) sets forth an accurate and complete list of each insurance policy to which the Company or any Subsidiary is a party, a named insured or otherwise the beneficiary of coverage. All of such insurance policies are legal, valid, binding and enforceable and in full force and effect and the Company and each such Subsidiary are not in breach or default with respect to their obligations under such insurance policies.

    (u) SUPPLIERS AND DEALERS. Schedule 2(u)(i) lists the Company's and its Subsidiaries' 25 largest vendors by the Company's consolidated purchase volume for the fiscal year ended December 31, 1997 and the six-months ended June 30, 1998. Neither the Company nor any Subsidiary has received any notice that any such vendor intends to terminate or materially reduce its business with the Company and any Subsidiary and except as set forth on Schedule 2(u)(i) no such vendor has terminated or materially reduced its business with the Company and its Subsidiaries since January 1, 1997. Schedule 2(u)(ii) lists the Company's and Subsidiary's 25 largest dealers by the Company's consolidated sales volume for the fiscal year ended December 31, 1997 and the six-months ended June 30, 1998. Neither the Company nor any Subsidiary has received any notice that any such dealer intends to terminate or materially reduce its business with the Company and any Subsidiary since January 1, 1997. Schedule 2(u)(ii) contains correct and complete current forms of standard dealer agreements for the Company and each Subsidiary.

    (v)  REAL PROPERTY.

        (i) OWNED REAL PROPERTY. Schedule 2(v)(i) sets forth a true and complete list of each parcel of Owned Real Property. The Company has delivered to Buyer a true and complete copy of all existing title insurance policies and surveys for each parcel of Owned Real Property. Except as set forth in Schedule 2(v)(i), with respect to each parcel of Owned Real
    Property: (A) the Company or a Subsidiary (as the case may be) has good and marketable fee simple title to such parcel, which shall be free and clear of all liens and encumbrances as of the Closing Date, except for Permitted Encumbrances; (B) there are no leases, subleases, licenses, concessions or other agreements granting to any person the right to use or occupy such parcel or any portion thereof; (C) other than the right of Buyer pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such parcel or any portion thereof or interest therein; and (D) neither the Company nor any Subsidiary is a party to purchase any additional real property. The term "Owned Real Property" means all land and other buildings, fixtures and other improvements located thereon, and all easements and other rights with respect thereto, owned by the Company or any Subsidiary.

        The term "Permitted Encumbrances" means with respect to each parcel of Real Property: (a) liens for current taxes or other governmental assessments, fees or other charges not yet due and payable, or the amount or validity of which is being contested by Seller in good faith by appropriate proceedings; (b) mechanics and similar liens arising or incurred in the ordinary course of business and which would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect; (c) zoning, building and other land use and similar laws or regulations imposed by any governmental authority having jurisdiction over such parcel which are not violated by the current use of such parcel in the operation of the Company's business; (d) easements, covenants, conditions, restrictions and other similar title matters affecting title to such parcel which would not materially impair the use of such parcel in the operation of the Company's business; and (e) survey defects to the extent that such defects would not materially impair the use of such parcel in the operation of the Company's business.

        (ii) LEASED REAL PROPERTY. Schedule 2(v)(ii) sets forth a true and complete list of all leases and sub-leases of the Company (the "Leases") for each parcel of Leased Real Property. The Company has delivered to Buyer a true and complete copy of each written lease (including all amendments, extensions, renewals, guarantees and other documents with respect thereto). Except as set forth in Schedule 2(v)(ii), with respect to each of the
    Leases: (A) the Lease is in full force and effect and is the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium (whether general or specific) and similar laws relating to creditors' rights generally, and general principles of equity (regardless of whether such enforcement is sought in a proceeding in equity or at law)); (B) the Merger will not result in a breach of or default under the Lease, (C) the Company or Subsidiary (as the case may be) is not in breach or default under the Lease, and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default under the Lease, other than any such breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have Material Adverse Effect; and (D) the Company or any Subsidiary (as the case may be) has not assigned, subleased, mortgaged, deeded in trust or otherwise transferred or encumbered the Lease or any interest therein. The term "Leased Real Property" means all land, buildings, and other real property which the Company or any Subsidiary has the right to use or occupy pursuant to any leasehold, subleasehold, license, concession or other similar real property interest held by the Company or such Subsidiary.

        (iii) REAL PROPERTY USED IN THE BUSINESS. The Owned Real Property and Leased Real Property (together with all leasehold improvements thereon) (collectively, the "Real Property") include all of the real property used by the Company in the operation of the Business.

        (iv) CONDEMNATION. There are no condemnation, expropriation or other eminent domain proceedings, pending or, to the knowledge of the Company, threatened, affecting any Real Property or any portion thereof.

    (w) INTELLECTUAL PROPERTY. The term "Intellectual Property Rights" shall mean all of the following: (i) patents, patent applications, patent disclosures and inventions; (ii) trademarks, service marks, trade dress, trade names and corporate names and Internet domain names, together with all goodwill associated with each of the foregoing; (iii) copyrights and copyrightable works; (iv) registrations, applications and renewals for any of the foregoing; (v) trade secrets, confidential information and know-how; and (vi) computer software.

    Schedule 2(w) sets forth a complete and correct list of all of the following that are owned or used by the Company or any Subsidiary: (X) patented or registered Intellectual Property Rights and pending patent applications or other applications for registrations of Intellectual Property Rights; (Y) computer software (other than commercially available software purchased or licensed by the Company or any Subsidiary for a cost less than $10,000); and (Z) all other material Intellectual Property Rights (including but not limited to unregistered trademarks, but excluding copyrights). Schedule 2(w) also sets forth a complete and correct list of all licenses or similar agreements covering Intellectual Property Rights to which the Company or any of its Subsidiaries is a party and the Company has provided to Buyer a complete and correct copy of each such license or similar agreements.

    Except as set forth on Schedule 2(w): (u) the Company and each Subsidiary own and possess all right, title and interest in and to, or have a valid and enforceable right to use, free and clear of all liens, licenses, security interests, encumbrances or any other restrictions (including but not limited to any injunction, judgment, order, decree or ruling issued by a Governmental Entity), all of the Intellectual Property Rights set forth on Schedule 2(w) (collectively, the "Company's Intellectual Property Rights"); (v) no claim by any third party contesting the validity, enforceability, use or ownership of any of the Company's Intellectual Property Rights has been made, is currently outstanding or, to the knowledge of the Company, is threatened other than such claims that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company; (w) no loss or expiration of any of the Company's Intellectual Property Rights is pending or, to the knowledge of the Company, threatened or reasonably foreseeable, except for patents expiring at the end of their statutory terms (and not as a result of any act or omission by the Company or any Subsidiary); (x) to the knowledge of the Company, no third party has infringed or misappropriated any of the Company's Intellectual Property Rights; (y) neither the Company nor any Subsidiary (i) to the knowledge of the Company, has infringed, misappropriated or otherwise conflicted with, and the operation of their respective businesses does not infringe, misappropriate or otherwise conflict with, any Intellectual Property Rights of any third party, or (ii) has received any notices regarding any of the foregoing (including but not limited to any demand to license any Intellectual Property Rights); (z) neither the Company nor any Subsidiary has agreed to indemnify any third party for or against any interference, infringement, misappropriation or other conflict with respect to any Intellectual Property Rights; and (aa) the Closing of the Merger will not adversely affect the Company's ability to use the Company's Intellectual Property Rights on substantially the same basis as the Company and each Subsidiary owned or used the Company's Intellectual Property Rights immediately prior to the Closing.

    (x) AFFILIATED TRANSACTIONS. Set forth in Schedule 2(x) is a list of all arrangements, agreements and contracts entered into by the Company or any Subsidiary with any Person who is an officer, director or affiliate (as defined in Section 11(e) hereof) of the Company or any of its Subsidiaries, any relative of any of the foregoing or any entity of which any of the foregoing is an affiliate. Correct and complete copies of such documents have previously been made available to Buyer.

    (y) CONTRIBUTIONS. Neither the Company, nor any director or officer of the Company, has, in the course of his actions for, or on behalf of, the Company, used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity or made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds. Neither the Company, nor any director or officer of the Company, has, in the course of his actions for, or on behalf of, the Company violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended, or made any bribe, or unlawful rebate, payoff, influence payment, kickback or other unlawful payment.

    (z) PROXY STATEMENT. The information (other than any and all information supplied or to be supplied by Buyer or its affiliates for inclusion or incorporation by reference in the proxy statement referred to hereinafter) set forth in the proxy statement to be distributed in connection with the Company Special Meeting (as hereinafter defined) to vote upon this Agreement (together with all amendments and supplements thereto, the "Proxy Statement") will not at the date mailed to stockholders contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

    (aa) NO OTHER REPRESENTATIONS OR WARRANTIES. Except for the representations and warranties contained in this Article II, neither the Company nor any other person makes any other express or implied representation or warranty on behalf of the Company.

    ARTICLE III.  REPRESENTATIONS AND WARRANTIES OF BUYER AND
ACQUISITION. Buyer and Acquisition hereby, jointly and severally, represent and warrant to the Company as follows:

    Section 3 (a) ORGANIZATION AND STANDING. Buyer and Acquisition are corporations duly organized, validly existing and in good standing under the laws of the State of Delaware.

    (b) AUTHORITY. Buyer and Acquisition have all requisite corporate power and authority to execute this Agreement and consummate the transactions contemplated hereby. The execution and delivery of the Agreement and the performance by Buyer and Acquisition of their respective obligations hereunder have been duly authorized by all necessary action on the part of each of Buyer and Acquisition. This Agreement has been duly executed and delivered by each of Buyer and Acquisition and, assuming the due execution and delivery hereof by the other parties hereto, constitutes a valid and binding obligation of each of Buyer and Acquisition, enforceable against each of Buyer and Acquisition in accordance with its terms (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium (whether general or specific) and similar laws relating to creditors' rights generally, and general principles of equity (regardless of whether such enforcement is sought in a proceeding in equity or at law)).

    (c) NO CONFLICTS; CONSENTS. Except as set forth on Schedule 3(c), neither the execution and delivery of this Agreement by Buyer and Acquisition, nor the consummation of the transactions contemplated hereby will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under any provision of (i) the respective certificate of incorporation or by-laws of Buyer or Acquisition, (ii) any note, bond, mortgage, indenture, deed of trust, license, lease, contract, commitment, agreement or arrangement to which Buyer or Acquisition is a party or by which any of them or any of their respective properties or assets is bound or (iii) any material judgment, order or decree, or statute, law, ordinance, rule or regulation, applicable to the Buyer or Acquisition or any of their respective properties or assets, in each case except for any such conflict, violation, default or right which would not reasonably be expected to have a material adverse effect on the business, assets, financial condition, or results of operations of Buyer and its subsidiaries (including Acquisition) taken as a whole. No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by Buyer or Acquisition or in connection with the consummation of the transactions contemplated hereby other than (U) Uniform Commercial Code filings, recordations and other filings required in connection with the granting of security interests, (V) the filing of a certificate of merger or such other document or documents as permitted pursuant to the relevant provisions of Delaware Law, (W) filings with the SEC and the state securities or "blue sky" commission or similar body in each state where such filing may be necessary, (X) compliance with and filings under the HSR Act and other applicable antitrust and competition laws, (Y) as set forth on Schedule 3(c) and (Z) for those the failure of which to make or obtain would effect the ability of the Buyer or Acquisition to consummate the transactions contemplated hereby.

    (d) INFORMATION SUPPLIED. The information supplied or to be supplied by Buyer or its affiliates for inclusion or incorporation by reference in the Proxy Statement distributed in connection with the Company Special Meeting to vote upon this Agreement will not at the date mailed to stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

    (e) FINANCIAL ABILITY TO PERFORM. Buyer and Acquisition have delivered to the Company a true and complete copy of the letters obtained by Buyer and Acquisition from Credit Suisse First Boston to provide debt financing for the transactions contemplated hereby. Madison Dearborn Capital Partners II, L.P. has agreed with Buyer to provide $58,500,000 of equity financing for the transactions contemplated hereby.

    (f) SURVIVING CORPORATION AFTER THE MERGER. At and immediately after the Effective Time, (after giving effect to the Merger and any changes in the Surviving Corporation's assets and liabilities as a result thereof), the Surviving Corporation will have adequate working capital and will not (i) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair value of its assets or because the present fair saleable value of its assets will be less than the amount required to pay its probable liabilities on its debts as they mature), (ii) have unreasonably small capital with which to engage in its business or (iii) have incurred or plan to incur debts beyond its ability to pay as they mature.

    (g) BROKERS, FINDERS, ETC. Except for Credit Suisse First Boston and Madison Dearborn Partners, Inc., the Buyer is not subject to any valid claim of any broker, investment banker, finder or other intermediary in connection with the transactions contemplated by this Agreement.

    (h) ACQUISITION'S OPERATIONS. Acquisition was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities other than in connection with the transactions contemplated hereby.

    (i) NO SHARES OWNED. As of the date hereof, neither Buyer, Acquisition nor any of their affiliates owns any Shares.

    (j) NO OTHER REPRESENTATIONS OR WARRANTIES. Except for the representations and warranties contained in this Article III, neither Buyer, Acquisition nor any other Person makes any other express or implied representation or warranty on behalf of Buyer or Acquisition.

    ARTICLE IV. COVENANTS OF THE COMPANY. The Company covenants and agrees with Buyer and Acquisition as follows:

    Section 4 (a) ACCESS. Upon reasonable advance notice, between the date hereof and the Effective Time, the Company shall (i) give Buyer and Acquisition and their counsel, financial advisors, financing sources and their respective counsel, auditors and other authorized representatives (collectively, "Buyer's and Acquisition's Representatives") reasonable access (as defined hereafter) during normal business hours to the offices, properties, books and records of the Company and its Subsidiaries, (ii) furnish to Buyer's and Acquisition's Representatives such financial, legal, technical, personnel and operating data and other information as such Persons may reasonably request and (iii) instruct the Company's employees, counsel, auditors and financial advisors to cooperate with Buyer and Acquisition in their preparation of any rating agency presentation materials, private placement prospectus or offering memorandum, syndication book or similar marketing materials ("Financing Materials") in connection with a high yield capital markets transaction to sell securities of Buyer (or its subsidiaries) or obtain a leveraged bank credit facility to finance the Merger Consideration and in their investigation of the business of the Company and its Subsidiaries, including by furnishing copies of data or information pertaining to the business of the Company and its Subsidiaries for purposes of due diligence or for inclusion in any Financing Materials in connection with a high yield capital markets transaction to sell securities of Buyer (or its subsidiaries) or obtain a leveraged bank credit facility to finance the Merger Consideration; PROVIDED THAT all requests for information, to visit plants or facilities or to interview the Company's employees or agents should be directed to and coordinated with the chief financial officer of the Company or such person or persons as he shall designate; and PROVIDED FURTHER that any information and documents received by Buyer, Acquisition or Buyer's and Acquisition's Representatives (whether furnished before or after the date of this Agreement) shall be held in strict confidence in accordance with Section 5(a) hereof, it being understood that the Company shall not unreasonably withhold its consent for Buyer or Acquisition to use in presentations or include in its Financing Materials information that is customarily used or disclosed in Financing Materials used in the placement of high yield capital markets offerings and the syndication of leveraged bank credit facilities. Notwithstanding anything to the contrary in this Agreement, neither the Company nor any of its Subsidiaries shall be required to disclose any information to Buyer, Acquisition or Buyer's and Acquisition's Representatives if doing so would violate any agreement, law, rule or regulation to which the Company or any of its Subsidiaries is a party or to which the Company or any of its Subsidiaries is subject (it being understood that the Company shall notify Buyer of any such restriction). The Company shall, at the expense of Buyer, obtain such comfort letters, surveys and title policies as Buyer may request in connection with its efforts to sell securities of Buyer or obtain a credit facility to finance the Merger Consideration.

    (b) ORDINARY CONDUCT. Except as otherwise permitted by the terms of this Agreement, from the date hereof to the Closing, the Company and its Subsidiaries shall conduct their respective businesses in the ordinary course in substantially the same manner as presently conducted and shall make all reasonable best efforts consistent with past practices to preserve its relationships with customers, suppliers and others with whom such entity deals, perform and enforce their respective agreements and obligations, maintain all of their respective physical properties in good repair and operating condition, subject only to ordinary wear and tear, in each case in accordance with past practices, and continue capital expenditure programs as heretofore disclosed to Buyer in all material respects. Except as set forth on Schedule 4(b) or otherwise permitted by the terms of this Agreement, from the date hereof until the Closing, neither the Company nor any of its Subsidiaries shall do any of the following without the written consent of the Buyer (which consent will not be unreasonably withheld):

        (i) amend their certificate of incorporation or by-laws or similar documents;

        (ii) declare or pay any dividend or make any other distribution to their stockholders whether or not upon or in respect of any shares of their capital stock other than regular quarterly dividends not to exceed $0.11 per share of Common Stock for any quarter;

       (iii) redeem or otherwise acquire any shares of their capital stock or issue any capital stock or any option, warrant or right relating thereto or any securities convertible into or exchangeable for any shares of capital stock;

        (iv) acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets that are material, individually or in the aggregate, to the Company and its Subsidiaries taken as a whole;

        (v) sell, lease, mortgage, pledge or create or permit to be created any security interest or other encumbrance on, or otherwise dispose of, any of its material assets, other than in the ordinary course of business or as contemplated by the capital expenditure programs referred to herein;

        (vi) enter into, or amend, modify or supplement in a manner materially adverse to the Company, any agreement, contract or other arrangement (or series of related agreements, contracts or other arrangements) to which the Company or its Subsidiaries is a party or by which they or any of their properties or assets are bound which has an aggregate future liability or receivable to or from any person in excess of $300,000 or is not terminable by the Company or one of its Subsidiaries, as the case may be, by notice of not more than 60 days for an aggregate cost of less than $100,000; or

       (vii) incur any obligation to make any payments that become due as a result of a change in control of the Company or, other than in the ordinary course of business, incur any indebtedness or other obligations or liabilities;

      (viii) enter into any employment agreements in the United States, enter into new severance agreements, retention, bonus or similar agreements or amend any plans or increase the rates of compensation payable or to become payable to any officer, employee, agent or consultant of the Company or any of its Subsidiaries, except as required by law or except in accordance with existing compensation policies or the existing terms of contracts entered into prior to the date of this Agreement, which policies and contracts are set forth on Schedule 4(b)(viii);

        (ix) change any accounting or Tax principle or practice of the Company, including but not limited to any change in the nature or method of calculation of any reserve of any kind, except as may be required by GAAP or by law;

        (x) accelerate the collection of accounts receivables or delay the payment of payables or other liabilities as compared to past practice or fail to maintain inventory in the ordinary course of business consistent with past practice;

        (xi) enter into any amendments, extensions or other modifications with respect to any of the Leases that would result in the assumption of any material additional liability by, or that would be reasonably expected to have a Material Adverse Effect on the operation of, the Company or its Subsidiaries; PROVIDED, that, in the case of any extension, the Company shall consult with Buyer in advance of such extension (it being understood that Buyer's consent is not required in connection with any such extension);

       (xii) effect any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares or any stock dividend on the Company Common Stock;

      (xiii) make any loans to employees in excess of $1,000 individually and $50,000 in the aggregate; or

       (xiv) agree, whether in writing or otherwise, to do any of the foregoing.

    (c)  OTHER TRANSACTIONS.

        (i) Prior to the Effective Time, neither the Company nor any Subsidiary (whether directly or indirectly through its officers, directors, employees, investment bankers, attorneys, accountants, advisors, agents or other intermediaries) may: (A) solicit, initiate or encourage, directly or indirectly, any inquiries with respect to, or the making or implementation of any Acquisition Proposal (as defined hereinafter) or (B) engage in discussions or negotiations (other than to disclose the terms of this Section 4(c) of this Agreement) with, or disclose any nonpublic information relating to the Company or its Subsidiaries or afford access to employees, auditors, agents, properties, books or records of the Company or its Subsidiaries to, any Person that has made, or has indicated its interest in making, an Acquisition Proposal or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; PROVIDED, HOWEVER, that, subject to compliance with Section 8(c)(ii), the Board shall be entitled, notwithstanding anything to the contrary in this Agreement, to furnish information to or enter into discussions or negotiations with any person or entity that makes an unsolicited Acquisition Proposal, commencing three business days after delivery of a written notice to Buyer that it intends to furnish such information or enter into such discussions or negotiations (a "Determination

    Notice") if the Board has determined in good faith (the "Determination") by the date on which the Determination Notice is given (A) after consultation with and based upon the advice of a nationally recognized investment banking firm, that the Acquisition Proposal represents a financially superior transaction for the stockholders of the Company when compared to the Merger,
    (B) that such Acquisition Proposal is reasonably capable of being consummated in a timely manner and for which financing is reasonably likely to be available, (C) that the approval and adoption of this Agreement by holders of Common Stock is not likely to be obtained due to such pending Acquisition Proposal, and (D) after consultation with outside legal counsel, that failure to provide such information or enter into such discussions or negotiations would present a reasonably substantial risk of a breach of the fiduciary duties of the Board under applicable law; and PROVIDED FURTHER that, subject to Section 4(c)(ii) and upon the payment to Buyer of the amount required by Section 8(c)(i) and termination of this Agreement pursuant to Section 8(a)(iv), the Board shall be entitled to cause the Company to enter into any agreements regarding such Acquisition Proposal (a "Company Acquisition Agreement"). The Company shall promptly notify Buyer and Acquisition if any information is requested from it or any negotiations or discussions are sought to be initiated with the Company and shall promptly communicate to Buyer and Acquisition the terms of any Acquisition Proposal or related inquiry and the identity of the party making such Acquisition Proposal or related inquiry which it may receive in respect of any such transaction, including, in the case of written proposals or inquiries, furnishing Buyer and Acquisition with a copy of such written proposal or inquiry. For purposes of this Agreement, "Acquisition Proposal" means any offer or proposal for a merger, consolidation, recapitalization, liquidation or other business combination involving the Company or any of its Subsidiaries or the acquisition or purchase of 50% or more of any class of equity securities of the Company or any of its Subsidiaries, or any tender offer (including self tenders) or exchange offer that if consummated would result in any person or entity (other than an affiliate of Buyer) beneficially owning 50% or more of any class of equity securities of the Company or any of its Subsidiaries, or a substantial portion of the assets of, the Company or any of its Subsidiaries, other than the Merger. However, nothing contained in this Section 4(c) shall prohibit the Company or the Board from taking and publicly disclosing to the Company's stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or other applicable law or from making any public disclosure required under its fiduciary duties.

        (ii) Prior to recommending an Acquisition Proposal or entering into a Company Acquisition Agreement or withdrawing, amending or modifying its recommendation of this Agreement and the Merger (it being understood that the Company taking no position or remaining neutral with respect to a tender or exchange offer from a third party (a "Neutral Statement"), or making a recommendation in favor of such a tender or exchange offer, in a filing made pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act shall constitute an adverse modification of its approval or recommendation of the Merger, unless, in the case of a Neutral Statement only, contemporaneously with the filing of such Neutral Statement the Company publicly confirms that it continues to recommend approval of the Merger and continues to actively support the Merger thereafter), the Company shall (A) notify Buyer in writing that it intends to approve, recommend or accept such an Acquisition Proposal or enter into a Company Acquisition Agreement or withdraw, amend or modify its recommendation of the Merger, and (B) attach the most current version of any such Acquisition Proposal or Company Acquisition Agreement to such notice. Buyer shall have the opportunity, within three business days after receipt of the Company's written notification of its intention to accept such Acquisition Proposal or to enter into such Company Acquisition Agreement or to withdraw, amend or modify its recommendation of the Merger, to make an offer relating to the acquisition of the Company (a "Counter Offer"). Unless the Board of Directors of the Company determines, in good faith after consultation with its outside legal counsel and financial advisors, that such Counter Offer is not at least as favorable to the shareholders of the Company, taking into account such factors

    (including, without limitation, the consideration (both as to amount and form) offered in, and the other terms and conditions of, the Counter Offer and such other Acquisition Proposal or Company Acquisition Agreement) as and to the extent it deems relevant, the Company shall not accept such other Acquisition Proposal or Company Acquisition Agreement, but shall accept the Counter Offer. The Company agrees that it will not enter into a Company Acquisition Agreement referred to in clause (A) above until at least the fourth business day after it has provided the notice to Buyer required hereby and shall have terminated this Agreement pursuant to Section 8(a)(iv).

    (d)  COMPANY SPECIAL MEETING; PREPARATION OF THE PROXY STATEMENT.

        (i) The Company shall, in accordance with applicable law and the Certificate of Incorporation and the Company Bylaws, duly call, give notice of, convene and hold a special meeting of its stockholders (the "Company Special Meeting") as promptly as practicable after the date hereof and submit this Agreement to the stockholders of the Company for adoption and such other matters as may in the reasonable judgment of the Company be appropriate in order to consummate the transactions contemplated by this Agreement for consideration at the Company Special Meeting. In the event the Stock Option (as defined in the Option Agreement) under any of the Option Agreements becomes exercisable in accordance with the terms of such agreements, the Company may, and at the request of Buyer shall, adjourn the Company Special Meeting for a period not to exceed sixty (60) days from the date such Stock Options first become exercisable. The Board shall recommend approval and adoption of this Agreement and the Merger by the Company's stockholders; PROVIDED that the Board may withdraw, modify or change such recommendation, subject to compliance with clauses (A) through (C) inclusive of Section 4(c)(i) in the event such withdrawal, modification or change results from a pending Acquisition Proposal, if it has determined in good faith, after consultation with outside legal counsel, that the failure to withdraw, modify or change such recommendation would present a reasonably substantial risk of a breach of the fiduciary duties of the Board under applicable law.

        (ii) As soon as practicable following the date of this Agreement, the Company shall prepare and file with the SEC the Proxy Statement. Buyer shall cooperate with the Company in connection with the preparation of the Proxy Statement, including furnishing to the Company all information regarding Buyer and its affiliates as may be required to be disclosed therein. The Company will use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after the date hereof. No filing of, or amendment or supplement to, the Proxy Statement will be made by the Company without providing Buyer the opportunity to review and comment thereon and to approve the same, PROVIDED that such approvals shall not be unreasonably withheld. The Company will advise Buyer, promptly after it receives notice thereof, of any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to the Company or Buyer, or any of their respective affiliates, officers or directors, should be discovered by the Company or Buyer which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of the Company.

    (e) INTERIM OPERATING REPORTING. During the period from the date of this Agreement to the Closing, the Company shall cause its officers to confer on a regular basis with one or more representatives of Buyer to report material operational matters and to report the general status of on-going operations. The Company shall notify Buyer of any material adverse change in the financial position, earnings or business of the Company or any of its Subsidiaries after the date hereof and prior to the Closing, and any unexpected emergency or other unanticipated change in the business of the Company or any of its Subsidiaries and of any governmental complaints, investigations or hearings or adjudicatory proceedings (or communications indicating that the same are contemplated) and shall keep Buyer fully informed of such events and, to the extent legally permitted, permit its representatives to participate in all discussion relating thereto.

    ARTICLE V. COVENANTS OF BUYER AND ACQUISITION. Buyer and Acquisition covenant and agree, jointly and severally, with the Company as follows:

    Section 5 (a) CONFIDENTIALITY. Except to the extent that any of the provisions of the Confidentiality Agreement are inconsistent with this Agreement, in which case the terms of this Agreement shall govern and supersede such provisions, the parties hereto acknowledge and agree that the Confidentiality Agreement remains in full force and effect and shall survive any termination of this Agreement.

    (b)  EMPLOYEES AND EMPLOYEE BENEFIT PLANS.

        (i) Immediately after the Closing, Buyer shall cause the Company and its Subsidiaries to continue the employment, on substantially the same terms and conditions, and with benefits that in the aggregate are at least as valuable, as in effect immediately prior to the Closing, of all employees of the Company and its Subsidiaries employed at the Closing Date. Notwithstanding anything to the contrary, the preceding sentence shall not impose a continuing obligation after the Closing and no contracts of employment shall be deemed to have been created pursuant to this Section 5(b)(i).

        (ii) Service by Affected Persons with the Company or its Subsidiaries shall be recognized by Buyer under each benefit plan or arrangement established, maintained or contributed to by Buyer, the Company or its Subsidiaries after the Closing for the benefit of any Affected Persons.

    (c) WARN ACT. Buyer acknowledges and agrees that any employment loss within the meaning of the WARN Act suffered by any employee of the Company or its Subsidiaries immediately upon or within 90 days following the Closing Date, shall have been caused by the Buyer's decision not to continue the employment of such employee, and not by the sale of the Company and its Subsidiaries. Buyer further acknowledges and agrees that it shall be responsible for giving any notices required by the WARN Act, that it is liable to any employee who does not receive notice under, and who suffers an "employment loss" (as defined in the WARN Act) because of a "plant closing" or "mass layoff," as defined therein, occurring on or after the Closing Date. For purposes of this Agreement, the Closing Date is and shall be the same as the "effective date" of the sale within the meaning of the WARN Act.

    (d)  INDEMNIFICATION.

        (i) Buyer and the Company agree that all rights to indemnification and all limitations on liability existing in favor of any Indemnitee (as defined hereinafter) as provided in the Company's Certificate of Incorporation, Company's Bylaws or an agreement between an Indemnitee and the Company or a Subsidiary of the Company as in effect as of the date hereof shall survive the Merger and continue in full force and effect in respect of acts or omissions occurring on or prior to the Effective Time (including in respect of acts or omissions in connection with this Agreement or the Merger).

        (ii) In addition to the other rights provided for in this Section 5(d) and not in limitation thereof, for a period of six years after the Effective Time the Surviving Corporation shall, to the fullest extent permitted by law, (A) indemnify and hold harmless the individuals who on or prior to the Effective Time were officers or directors of the Company and any of its Subsidiaries (the "Indemnitees") against all losses, expenses (including, without limitation, attorneys' fees and the cost of any investigation or preparation incurred in connection thereof), claims, damages, liabilities, judgments or amounts paid in settlement (collectively, "Costs") in respect to any threatened, pending or contemplated claim, action, suit or proceeding, whether criminal, civil, administrative or investigative, arising out of acts or omissions occurring on or prior to the Effective Time relating to their acts or omissions as a director or officer of the Company or any Subsidiary (including, without limitation, in respect of acts or omissions in connection with this Agreement and the Merger) (an "Indemnifiable Claim") and (B) advance to such Indemnitees all expenses incurred in connection with any Indemnifiable Claim. In the event any Indemnifiable Claim is asserted or made within such six year period, all rights to indemnification and advancement of expenses in respect of any such Indemnifiable Claim shall continue until such Indemnifiable Claim is disposed of or all judgments, orders, decrees or other rulings in connection with such Indemnifiable Claim are fully satisfied. To the extent required by law, such advancement of expenses shall be subject to delivery of an undertaking to reimburse the Surviving Corporation if it is ultimately determined that an Indemnitee is not entitled to indemnification.

       (iii) For a period of six years after the Effective Time, the Surviving Corporation shall provide officers and directors liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such person currently covered by the Company's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of the policy in effect on the date hereof; PROVIDED, HOWEVER, that in no event shall the Surviving Corporation be required to expend more than an amount per year equal to 200% of current annual premiums paid by the Company for such insurance (the "Maximum Amount") to maintain or procure insurance coverage pursuant hereto; PROVIDED, FURTHER, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, the Surviving Corporation shall maintain or procure, for such six year period, the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Amount.

        (iv) Notwithstanding any other provision hereof, the obligations of the Surviving Corporation contained in this Section 5(d) shall be binding upon the successors and assigns of the Surviving Corporation. In the event the Surviving Corporation or any of its successors or assigns (A) consolidates with or merges into any other person or entity or (B) transfers all or substantially all of its properties or assets to any person or entity, then, and in each case, proper provision shall be made so that successors and assigns of the Surviving Corporation, as the case may be, honor the indemnification obligations set forth in this Section 5(d).

        (v) The obligations of the Surviving Corporation under this Section 5(d) shall not be terminated or modified in such a manner as to adversely affect any Indemnitee to whom this Section 5(d) applies without the consent of such affected Indemnitee (it being expressly agreed that the Indemnitees to whom this Section 5(d) applies shall be third party beneficiaries of this Section 5(d)).

    (e) INDEMNIFICATION COSTS. The Surviving Corporation shall advance all Costs to any Indemnitee incurred by enforcing the indemnity or other obligations provided for in this Section 5(d).

    ARTICLE VI.  MUTUAL COVENANTS.

    Section 6 (a) CONSUMMATION OF THE TRANSACTIONS. Subject to the terms and conditions of this Agreement, each party hereto shall use its reasonable best efforts consistent with applicable legal requirements and the terms of this Agreement to take or cause to be taken all actions and to do or cause to be done all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby and to cause the Closing to occur as soon as practicable, including obtaining all permits, approvals, authorizations and consents of all third parties necessary or desirable for the purpose of enabling such party to consummate the transactions contemplated by this Agreement. The Company and its Subsidiaries and each of their respective directors, officers and representatives shall cooperate (and shall cause their respective Agents to cooperate) with Buyer, and Buyer shall cooperate (and shall cause its Agents to cooperate) with the Company and its Subsidiaries in filing any necessary applications, reports or other documents, including the proxy materials, with, giving any notices to, and seeking any consents from, all Governmental Entities and all third parties as such party may be required to deliver in connection with the consummation of the transactions contemplated by this Agreement and the performance by the Surviving Corporation and its subsidiaries of their businesses after such consummation, and in seeking necessary consultation with and prompt favorable action by any such Governmental Entity or third party.

    (b) PUBLICITY. The first press release made upon execution and delivery of this Agreement shall be a joint press release agreed upon by Buyer and Company. The parties hereto agree that, from the date of the execution and delivery of this Agreement through the Closing, no public release or announcement concerning the transactions contemplated hereby after the initial joint press release shall be issued by any party hereto without the prior consent of (i) Buyer in the case of a release or an announcement by the Company or any of its Subsidiaries or
(ii) the Company in the case of a release or an announcement by Buyer or Acquisition (in each case which consent shall not be unreasonably withheld), except as such release or announcement may be required by law or the rules or regulations of any United States or foreign securities exchange, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance. After the date hereof, the parties hereto shall not make any comments or statements with respect to the transactions contemplated hereby to any third party (including, without limitation, members of the news media, securities analysts and employees of the Company, any of its Subsidiaries, or Buyer or any of its subsidiaries) without the prior consent of Buyer, on the one hand, or the Company, on the other hand, as the case may be, PROVIDED, HOWEVER, that nothing in this Section 6(b) shall limit Buyer's ability to distribute private placement offering memoranda in connection with a transaction to sell securities of Buyer to finance the Merger Consideration and engage in standard marketing activities and to participate in investor presentations with respect to such transactions.

    (c) ANTITRUST NOTIFICATION. The Company shall, and Buyer shall, as promptly as practicable, file with the United States Federal Trade Commission (the "FTC") and the United States Department of Justice (the "DOJ") and other Government Entities the notification and report form, if any, required for the transactions contemplated hereby and any supplemental information requested in connection therewith pursuant to the HSR Act or other applicable antitrust or competition laws. Any such notification and report form and supplemental information shall be in substantial compliance with the requirements of the HSR Act. The Company shall furnish to Buyer, and Buyer shall furnish to the Company, such necessary information and reasonable assistance as may be requested in connection with the preparation of any filing or submission which is necessary under the HSR Act. The Company shall keep Buyer reasonably informed, and Buyer shall keep the Company reasonably informed, of the status of any communications with, and any inquiries or requests for additional information from, the FTC and the DOJ and shall comply promptly with any such inquiry or request.

    (d) FURTHER ASSURANCES. From time to time, as and when reasonably requested by another party hereto, a party hereto shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further acts or other actions as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement in accordance with the terms and conditions hereof.

    (e) NOTICE OF BREACH. The Company shall promptly give written notice to Buyer, and Buyer shall promptly give written notice to the Company upon becoming aware of any event which would cause or constitute a material breach of any of the representations, warranties or covenants of such party contained or referred to in this Agreement or that would cause any of the conditions to such party's own obligations to Close to become incapable of being performed.

    ARTICLE VII.  CONDITIONS TO CLOSING.

    Section 7 (a) EACH PARTY'S OBLIGATIONS. The respective obligations of each party hereto to effect the Merger is subject to the satisfaction or waiver as of the Closing of the following conditions:

        (i) No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order shall have been enacted, entered, promulgated, enforced or issued by any Governmental Entity preventing the Merger or any of the other transactions contemplated by this Agreement;

        (ii) The waiting or notice period under the HSR Act or other applicable antitrust or competition laws, if applicable to the Merger, shall have expired or been terminated; and

       (iii) This Agreement and the Merger shall have been approved and adopted by the stockholders of the Company as required by the Delaware Law and the Company's Certificate of Incorporation and By-Laws.

    (b) THE COMPANY'S OBLIGATIONS. The obligation of the Company to effect the transactions contemplated hereby is subject to the satisfaction (or waiver by the Company) as of the Closing of the following additional conditions:

        (i) ACCURACY OF REPRESENTATIONS AND WARRANTIES, COMPLIANCE WITH COVENANTS. The representations and warranties of Buyer and Acquisition made in this Agreement qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date hereof and as of the time of the Closing as though made as of such time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date). Buyer and Acquisition each shall have duly performed, complied with and satisfied in all material respects all covenants, agreements and conditions required by this Agreement to be performed, complied with or satisfied by them by the time of the Closing.

        (ii) INJUNCTION. There shall not be pending, threatened or in effect any injunction, writ, preliminary restraining order or any order of any nature issued by a court or governmental agency of competent jurisdiction directing that the transactions contemplated hereby not be consummated as so provided or any statute, rule or regulation enacted or promulgated that makes consummation of the transactions contemplated hereby illegal.

        (iii) SOLVENCY OPINION. The Company shall have received an opinion from Houlihan Lokey, Howard & Zukin or such other firm acceptable to the Company to the effect that, at and immediately after the Effective Time, and after giving effect to the Merger (and any changes in the Surviving Corporation's assets and liabilities as a result thereof), (A) on a pro forma basis, the sum of the Company's debts is less than the fair value of its assets or the present fair saleable value of its assets will be greater than the amount required to pay its probable liabilities on its debts as they mature, (B) the capital remaining in the Company after the transaction would not be unreasonably small for the business in which the Company is engaged and (C) the Company would be able to pay its debts as they mature.

        (iv) CONSENTS, APPROVALS. All consents, authorizations, orders and approvals of (or filings or registrations with) any Governmental Entity or third parties required in connection with the execution, delivery and performance of this Agreement by Buyer or Acquisition shall have been obtained or made, except for filings to effectuate the Merger and any documents required to be filed after the Effective Time, and except for such consents, authorizations, orders and approvals that if not obtained or made would not materially and adversely effect the ability of Buyer or Acquisition to consummate the transactions contemplated hereby.

        (v) OFFICER'S CERTIFICATE. Buyer shall have delivered to the Company a certificate dated the Closing Date and signed by an officer of Buyer and an officer of Acquisition confirming the satisfaction of the conditions set forth in clauses (i) and (iv) above.

    (c) BUYER'S AND ACQUISITION'S OBLIGATIONS. The obligations of Buyer and Acquisition to effect the transactions contemplated hereby is subject to the satisfaction (or waiver by Buyer and Acquisition) as of the Closing of the following additional conditions:

        (i) ACCURACY OF REPRESENTATIONS AND WARRANTIES, COMPLIANCE WITH COVENANTS. The representations and warranties of the Company made in this Agreement qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date hereof and as of the time of the Closing as though made as of such time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date). The Company shall have duly performed, complied with and satisfied in all material respects all covenants, agreements and conditions required by this Agreement to be performed, complied with or satisfied by the Company by the time of the Closing.

        (ii) INJUNCTIONS. There shall not be pending, threatened or in effect any injunction, writ, preliminary restraining order or any order of any nature issued by a court or governmental agency of competent jurisdiction directing that the transactions contemplated hereby not be consummated as so provided or any statute, rule or regulation enacted or promulgated that makes consummation of the transactions contemplated hereby illegal.

        (iii) NO LITIGATION. There shall be no action, suit or proceeding pending or, to the knowledge of the Company, threatened against the Company that would reasonably be expected to have a Material Adverse Effect.

        (iv) DISSENTING SHARES. No more than four percent (4.0%) of the shares of Common Stock outstanding immediately prior to the Effective Time shall be Dissenting Shares.

        (v) CONSENTS, APPROVALS. All consents, authorizations, orders and approvals of (or filings or registrations with) any Governmental Entity or third parties required in connection with the execution, delivery and performance of this Agreement by the Company shall have been obtained or made, except for filings to effectuate the Merger and any other documents required to be filed after the Effective Time, and except for such consents, authorizations, orders and approvals that, if not obtained or made, would not in the aggregate have a Material Adverse Effect.

        (vi) MARKET CONDITION. There shall not exist or be continuing (A) any general suspension of trading, or limitation on prices for, securities on the New York Stock Exchange, the American Stock Exchange or the NASDAQ National Market, (B) the declaration of a banking moratorium or any suspension of payments in respect of the banks in the United States, (C) the commencement of a war, armed hostilities or other international or national calamity or emergency or a material escalation or worsening thereof directly involving the United States, or (D) any condition or material adverse change in the financial or capital markets generally which, based on the written advice of Credit Suisse First Boston addressed to Buyer (a copy of which Buyer shall promptly provide to the Company), would reasonably be expected to materially adversely affect the syndication of leveraged bank credit facilities or the consummation of high yield offerings, as the case may be.

        (vii) OPINION. The Company shall have received the opinion of Brown & Wood LLP, counsel to the Company, to the effect that the Company has the corporate power and authority to execute and deliver this Agreement and to consummate the Merger, all requisite approvals of and the adoption of this Agreement by the Company's stockholders have been obtained and, assuming due authorization and approval of the Agreement by Buyer and Acquisition, that upon the filing of a certificate of merger with the Secretary of State of the State of Delaware, the Merger will be effective.

        (viii) OFFICER'S CERTIFICATE. The Company shall have delivered to Buyer a certificate dated the Closing Date and signed by an officer of the Company confirming the satisfaction of the conditions set forth in clauses
    (i), (iii), (iv) and (v) above.

    (d) FRUSTRATION OF CLOSING CONDITIONS. No party to this Agreement may rely on the failure of any condition set forth in Article 7 if such failure was caused by such party's failure to act in good faith or to use its reasonable best efforts to cause the Closing to occur.

    ARTICLE VIII.  TERMINATION.

    Section 8 (a) TERMINATION EVENTS. Anything contained herein to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date:

        (i) by mutual written consent of the parties hereto;

        (ii) by Buyer or the Company, if the Closing does not occur on or prior to March 31, 1999 (the "Outside Termination Date"); PROVIDED, HOWEVER, that in the event all conditions to closing have been satisfied or waived other than Section 7(c)(vi), the Outside Termination Date shall be deemed to be the later of (A) January 31, 1999 or (B) 60 days after the first day on which all of the conditions other than Section 7(c)(vi) shall have been satisfied or waived, but in no event later than March 31, 1999, PROVIDED, FURTHER, that the right to terminate this Agreement pursuant to this Section 8(a)(ii) shall not be available to any party hereto, if the failure of such party to perform any of its covenants, agreements or obligations under this Agreement resulted in the Closing to not have occurred on or prior to such date;

       (iii) by Buyer or the Company, if any Governmental Entity shall have issued a judgment, order or decree or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger or any of the other transactions contemplated by this Agreement, and such judgment, order or decree or other action shall have become final and nonappealable;

        (iv) by the Company, if the Board of Directors of the Company determines to accept an Acquisition Proposal in accordance with Section 4(c);

        (v) by Buyer, if (A) any other entity, person or group consummates a tender offer pursuant to which such person, entity or group becomes the beneficial owner of 50% or more of the then outstanding shares of Company Common Stock, (B) the Company Special Meeting has not been convened prior to the day before the Outside Termination Date and the failure to convene the Company Special Meeting was not (x) the fault of Buyer or (y) as a result of any statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any Governmental Entity that has the effect of preventing the Company from calling, convening or holding the Company Special Meeting or (C) prior to the vote of the Company's stockholders, the Board of Directors of the Company shall have withdrawn or modified or amended in any respect adverse to Buyer its approval or recommendation of the Merger (it being understood that the Company making a Neutral Statement with respect to, or making a recommendation in favor of a tender or exchange offer from a third party, in a filing made pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act shall constitute an adverse modification of its approval or recommendation of the Merger, unless, in the case of a Neutral Statement only, contemporaneously with the filing of such Neutral Statement the Company publicly confirms that it continues to recommend approval of the Merger and continues to actively support the Merger thereafter);

        (vi) by Buyer or the Company, if the stockholders of the Company fail to adopt this Agreement at the Company Special Meeting; or

       (vii) by Buyer, at any time during the three business days immediately following receipt of a Determination Notice, PROVIDED that Buyer has cured by the time of such termination any material breach of its representations, warranties, covenants or agreements with respect to which the Company has given written notice to Buyer at least five business days prior to the first date on which a proposal or inquiry is first submitted to the Company, any of its Subsidiaries or any of their respective directors, officers or employees with respect to a potential Acquisition Proposal.

    (b)  TERMINATION NOTICE.  In the event of any termination pursuant to this
Article 8, written notice thereof setting forth the reasons therefore shall forthwith be given to the other parties and the transactions contemplated by this Agreement shall be terminated, without further action by any party (other than the payments contemplated by Section 8(c)). If the transactions contemplated by this Agreement are terminated as provided herein: (i) Buyer shall return all documents and other materials received from the Company and its Subsidiaries relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the Company; and (ii) all confidential information received by Buyer with respect to the business of the Company and its Subsidiaries shall be treated in accordance with Section 5(a) hereof, which shall remain in full force and effect notwithstanding the termination of this Agreement.

    (c)  TERMINATION FEES.

        (i) If this Agreement shall have been terminated pursuant to Section 8(a)(iv), 8(a)(v) or 8(a)(vi) (PROVIDED, that in the case of termination pursuant to Section 8(a)(vi), at the time of the Company Special Meeting an Acquisition Proposal shall have been publicly announced and not withdrawn, terminated or lapsed), then the Company shall promptly, but in no event later than two business days after the termination of this Agreement (or, in the event of a termination pursuant to Section 8a(iv), on the date of termination), pay Buyer an amount equal to the Applicable Break-Up Fee (as defined hereinafter). The Applicable Break-Up Fee shall be $10,000,000 in the case of termination pursuant to Section 8(a)(iv), 8(a)(v)(A) or 8(a)(v)(C) and $5,000,000 in the case of Section 8(a)(v)(B) or 8(a)(vi), plus in each case the documented out-of-pocket expenses incurred by Buyer pursuant to the last sentence of Section 4(a). Payment of the Applicable Break-Up Fee shall be made under this clause (i), as directed by Buyer, by wire transfer in immediately available funds promptly, but in no event later than two (2) business days following such termination (PROVIDED, that in the case of termination pursuant to Section 8(a)(iv), such payment shall be made on the same day as termination).

        (ii) If the Agreement is terminated pursuant to Section 8(a)(vii), the Company shall pay Buyer $3,000,000, plus the documented out-of-pocket expenses incurred by Buyer pursuant to the last sentence of Section 4(a) no later than two (2) business days following such termination and if within twelve (12) months thereafter the Company enters into any written Company Acquisition Agreement (whether or not such Company Acquisition Agreement is related to the Acquisition Proposal which had been received at the time of the termination of this Agreement) or any third party (other than an affiliate of Buyer) acquires 50% or more of the then outstanding shares of Common Stock, then the Company shall immediately prior to entering into such Company Acquisition Agreement pay Buyer $7,000,000 (which, together with the prior $3,000,000, shall constitute an "Applicable Break-Up Fee"). Only one fee in an amount not to exceed the amount of the Applicable Break-Up Fee shall be payable pursuant to this Section 8(c). The payment of the Applicable Break-Up Fee shall be compensation and liquidated damages for the loss suffered by Buyer as the result of the failure of the Merger to be consummated and to avoid difficulty of determining damages under the circumstances.

    (d) EFFECTS OF TERMINATION. If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this Article 8, this Agreement shall become void and of no further force or effect, except for the provisions of (i) 5(a) relating to the obligation of the Buyer to keep confidential certain information and data obtained by them, (ii) Section 6(b) relating to publicity, (iii) this Article VIII, (iv) Article X relating to certain expenses and (v) Article XI. Nothing in this Article VIII shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement (with respect to which a claim shall survive) or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement. Buyer agrees that neither the Company nor its directors, officers, employees, representatives or agents, nor any person or entity who shall make an Acquisition Proposal shall be deemed, by reason of the making of such proposal or any actions taken in connection with it (PROVIDED that such person or entity making such Acquisition Proposal does not take any action that results in a violation of this Agreement, including, without limitation, Section 4(c)) to have tortiously or otherwise wrongfully interfered with or caused a breach of this Agreement, or other agreements, instruments and documents executed in connection herewith, or the rights of Buyer or any of its affiliates hereunder.

    ARTICLE IX. NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. All representations, warranties and agreements in this Agreement and in any certificate delivered pursuant hereto shall not survive beyond the Effective Time. Notwithstanding the foregoing, this Article IX shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time.

    ARTICLE X. EXPENSES. Whether or not the transactions contemplated hereby are consummated, and except as otherwise specifically provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses.

    ARTICLE XI.  MISCELLANEOUS.

    Section 11 (a) NO THIRD-PARTY BENEFICIARIES. Except as otherwise provided in Section 5(d) the provisions of which are for the benefit of, and enforceable by, the persons referred to therein, this Agreement is for the sole benefit of the parties hereto and their permitted assigns, and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

    (b) AMENDMENT OR WAIVER. No amendment, modification or waiver in respect of this Agreement shall be effective unless it shall be in writing and signed by the parties hereto.

    (c) HEADINGS. The headings contained in this Agreement, or in any exhibit or schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

    (d) COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.

    (e) INTERPRETATION. References in this Agreement to "reasonable best efforts" shall not require a Person obligated to use its reasonable best efforts to incur out-of-pocket expenses or indebtedness or, except as expressly provided herein, to institute litigation. References herein to the "knowledge of the Company" shall mean the actual knowledge of the officers (as such term is defined in Rule 3b-2 promulgated under the Exchange Act) of the Company. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." The phrase "made available" when used in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. As used in this Agreement, the terms "affiliate(s)" and "associates" shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act.

    (f) ASSIGNMENT. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by any party hereto (including by operation of law in connection with a merger, or sale of substantially all the assets, or any dissolution, of any party hereto) without the prior written consent of the other parties hereto; PROVIDED, HOWEVER, that Buyer or Acquisition may assign its rights hereunder to an affiliate of Buyer without the prior written consent of any party hereto; PROVIDED FURTHER, HOWEVER, that no assignment shall limit or affect the assignor's obligations hereunder. Any attempted assignment in violation of this Section 11(f) shall be void.

    (g) NOTICES. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by telecopy or sent, postage prepaid, by registered, certified or express mail or overnight courier service and shall be deemed given when so delivered by hand, or telecopied, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service), as follows:

    if to the Company,

       Alamo Group Inc.
       750 East Mulberry Street
       Suite 401
       San Antonio, Texas 78212
       Telecopy No: (210) 738-3185
       Attention: Chief Executive Officer

    with a copy to:

       Brown & Wood LLP
       One World Trade Center
       58th Floor
       New York, New York 10048
       Telecopy No.: (212) 839-5599
       Attention: Joseph W. Armbrust, Esq.

    if to the Buyer,

       WEC Company
       c/o Madison Dearborn Partners, Inc.
       Three First National Plaza
       Suite 3800
       Chicago, IL 60602
       Telecopy No: (312) 895-1156
       Attention: Thomas R. Reusche or Paul R. Wood

    with copies to:

       Kirkland & Ellis
       200 E. Randolph Drive
       Chicago, IL 60601
       Telecopy No: (312) 861-2200
       Attention: Michael H. Kerr, P.C.

or such other address as any party may from time to time specify by written notice to the other parties hereto.

    (h) ENTIRE AGREEMENT. This Agreement, including the schedules hereto, and the Confidentiality Agreement contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter. The parties hereto shall not be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein or in the Confidentiality Agreement.

    (i) SEVERABILITY. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, (i) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (ii) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability.

    (j) SCHEDULES. The inclusion of any matter in any schedule to this Agreement shall be deemed to be an inclusion for all purposes of this Agreement, to the extent such disclosure is sufficient to identify the section to which such disclosure is responsive, but inclusion therein shall expressly not be deemed to constitute an admission by the Sellers, or otherwise imply, that any such matter is material or creates a measure for materiality for the purposes of this Agreement.

    (k) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

ALAMO GROUP INC.,
A Delaware Corporation

By:    /s/ DONALD J. DOUGLASS
      -------------------------
      Name: Donald J. Douglass
      Title: Chairman and Chief
             Executive Officer

AGI ACQUISITION CORP.,         WEC COMPANY,
a Delaware corporation         a Delaware corporation

By:      /s/ THOMAS J. LAIRD   By:      /s/ THOMAS J. LAIRD
      -------------------------      -------------------------
      Name: Thomas J. Laird          Name: Thomas J. Laird
      Title: President               Title: President

                                   APPENDIX B
                        OPINION OF MERRILL LYNCH, PIERCE
                          FENNER & SMITH INCORPORATED

                                 [LOGO]

                                October 21, 1998

Board of Directors
Alamo Group Inc.
1502 East Walnut
Seguin, Texas 78155

Members of the Board of Directors:

    Alamo Group Inc. (the "Company"), WEC Company (the "Acquiror") and AGI Acquisition Corp., a newly formed, wholly-owned subsidiary of the Acquiror (the "Acquisition Sub"), have entered into an Agreement and Plan of Merger, dated as of August 18, 1998 (as amended and restated as of September 4, 1998, the "Agreement"), pursuant to which the Acquisition Sub will be merged with the Company in a merger (the "Merger") in which each outstanding share of the Company's common stock, par value $0.10 per share (the "Shares"), will be converted into the right to receive $18.50 in cash (the "Consideration").

    You have asked us whether, in our opinion, the Consideration to be received by the holders of the Shares pursuant to the Merger is fair from a financial point of view to such holders.

    In arriving at the opinion set forth below, we have, among other things:

    (1) Reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant;

    (2) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company, furnished to us by the Company;

    (3) Conducted discussions with members of senior management of the Company concerning the matters described in clauses 1 and 2 above;

    (4) Reviewed the market prices and valuation multiples for the Shares and compared them with those of certain publicly traded companies that we deemed to be relevant;

    (5) Reviewed the results of operations of the Company and compared them with those of certain publicly traded companies that we deemed to be relevant;

    (6) Compared the financial terms of the Merger with the financial terms of certain other transactions that we deemed to be relevant;

    (7) Participated in certain discussions and negotiations among representatives of the Company and the Acquiror and their financial and legal advisors;

    (8) Reviewed the Agreement and the four Option Agreements entered into by Acquiror, Acquisition Sub and four stockholders; and

    (9) Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

    In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company or been furnished with any such evaluation or appraisal. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company. With respect to the financial forecast information furnished to or discussed with us by the Company, we have assumed that they have been reasonably and reflect the best currency available estimates and judgment of the Company's management as to the expected future financial performance of the Company.

    Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof.

    We are acting as financial advisor to the Company in connection with the Merger and will receive a fee from the Company for our services, a significant portion of which is contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. We have, in the past, provided financing services to an affiliate of the Acquiror and may continue to do so. We have received, and may continue to receive, fees for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade the Shares for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

    This opinion is for the use and benefit of the Board of Directors of the Company. Our opinion does not address the merits of the underlying decision by the Company to engage in the Merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed Merger or any matter related thereto.

    On the basis of any subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be received by the holders of the Shares pursuant to the Merger is fair from a financial point of view to the holders of such Shares.

                                    Very truly yours,

                                    MERRILL LYNCH, PIERCE, FENNER & SMITH
                                                 INCORPORATED

                                   APPENDIX C
              SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

                   SECTION 262 OF THE GENERAL CORPORATION LAW
                            OF THE STATE OF DELAWARE

262 APPRAISAL RIGHTS.--(a) any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder "means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

    (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section251 (other than a merger effected pursuant to Section251(g) of this title), Section252, Section254, Section257, Section258, Section263 or Section264 of this title:

        (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section251 of this title.

        (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to SectionSection251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

           a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

           b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

           c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

           d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

        (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

    (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

    (d) Appraisal rights shall be perfected as follows:

        (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

        (2) If the merger or consolidation was approved pursuant to Section228 or Section253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

    (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

    (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

    (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

    (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

    (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

    (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

    (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

    (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by Ch. 120, L. '97, eff. 7-1-77.)

                              ALAMO GROUP INC.
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                           OF ALAMO GROUP, INC.

    The undersigned hereby appoints Donald J. Douglass, Oran F. Logan and Robert H. George, or any one of them, proxies with full power of substitution to vote at the Special Meeting of Stockholders of Alamo Group Inc. to be held at 8:30 A.M. on the 6th Floor of the NationsBank Plaza, 300 Convent Street, San Antonio, Texas, on Wednesday, November 18, 1998, and any adjournments or postponements thereof.

The undersigned acknowledges receipt of the Notice of Special Meeting of Stockholders and the Proxy Statement (with all enclosures and attachments) dated October 21, 1998. The undersigned ratifies all that the proxies or any of them or their substitutes may lawfully do or cause to be done by virtue hereof and revokes all former proxies.






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


                                                              Please mark
When properly executed, this proxy will be voted in the      your vote as  /X/
manner directed below. If no direction is made, it will be    provided in
voted FOR proposals (1) and (2) below.                       this example

PROPOSAL TO ADOPT THE AGREEMENT AND PLAN OF MERGER, DATED
AS OF AUGUST 18, 1998 AND AS AMENDED AND RESTATED AS OF
SEPTEMBER 4, 1998 (AS SO AMENDED AND RESTATED, THE 'MERGER
AGREEMENT'), BETWEEN THE COMPANY, WEC COMPANY, A DELAWARE    FOR AGAINST ABSTAIN
CORPORATION ('WEC') AND AGI ACQUISITION CORP., A DELAWARE    / /   / /     / /
CORPORATION ('AGI'), PURSUANT TO WHICH AGI WILL BE MERGED
WITH AND INTO THE COMPANY (THE 'MERGER'), WITH THE COMPANY
BEING THE SURVIVING CORPORATION.

IN THE DISCRETION OF THE PROXY HOLDER, UPON ALL MATTERS
PRESENTED AT THE SPECIAL MEETING BUT WHICH WERE NOT KNOWN
TO THE BOARD OF DIRECTORS AT A REASONABLE TIME BEFORE THE    FOR AGAINST ABSTAIN
SOLICITATION OF THIS PROXY AND UPON SUCH OTHER BUSINESS AS   / /   / /     / /
MAY PROPERLY COME BEFORE THE SPECIAL MEETING, INCLUDING ANY
ADJOURNMENTS OR POSTPONEMENTS THEREOF.

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